UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

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VIVOS THERAPEUTICS, INC.

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VIVOS THERAPEUTICS, INC.

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(866) 908-4867

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 2, 2026

Notice is hereby given that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Vivos Therapeutics, Inc., a Delaware corporation (the “Company,” “Vivos,” “we,” “us,” or “our”), will be held on December 2, 2026, at 10:00 a.m. Mountain Time. The Annual Meeting will be a completely virtual meeting of stockholders, conducted via live webcast at www.vivos.com/investors/. You will be able to attend the Annual Meeting online via Zoom at https://vivoslife.zoom.us/j/84829761190?pwd=NUfugfwSw9SXanHLzX2haltaQ2w7OD.1 (Webinar ID 848 2976 1190; Passcode: 306713), or join via audio at +1 719 359 4580 (US), and vote and submit questions during the meeting. There will be no physical meeting location.

Proposal 1 — Election of Directors. To elect the seven director nominees named in the accompanying proxy statement to serve until the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Proposal 2 — Advisory Vote on Executive Compensation. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

Proposal 3 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. To recommend, on a non-binding advisory basis, whether future advisory votes on the compensation of the Company’s named executive officers should be held every one, two or three years.

Proposal 4 — Auditor Ratification. To ratify the appointment of Haynie & Company as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Proposal 5 — Reverse Stock Split. To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Common Stock at a ratio in the range of 1-for-20 to 1-for-40, with the exact ratio and the timing to be determined by the Board, and with the Board authorized to abandon the amendment.

Proposal 6 — Approval under Nasdaq Listing Rules 5635(b) and 5635(d) of issuances of Common Stock upon conversion of the Series A Convertible Preferred Stock and exercise of the warrants and pre-funded warrants held by New Seneca Partners Inc. and its affiliates (the V-Co vehicles). Stockholders are asked to approve the issuance of up to 18,476,959 shares of Common Stock upon conversion or exercise of those securities, as described under Proposal 6, including all shares issuable pursuant to any anti-dilution, price-protection, stock dividend, stock split, reverse stock split, recapitalization, reclassification or similar adjustment provision, notwithstanding that any such issuance may be at a price below the Nasdaq Minimum Price and notwithstanding that New Seneca Partners Inc. and its affiliates may beneficially own more than 19.99% of the Common Stock. The characterization of any such issuance as a “change of control” is solely for purposes of Nasdaq Listing Rule 5635(b).

Proposal 7 — Nasdaq Rule 5635(a) and 5635(b) Approval (Series C Convertible Preferred Stock). To approve, for purposes of Nasdaq Listing Rules 5635(a) and 5635(b), the issuance of up to 80,000,000 shares of Common Stock (subject to proportional adjustment for the reverse stock split described in Proposal 5) upon conversion of the 12,000 shares of Series C Convertible Preferred Stock issued to SOD Sciences, Inc., in excess of the 19.99% exchange cap set forth in the Series C Certificate of Designations, including any shares that would cause SOD Sciences, Inc. and its affiliates to beneficially own more than 19.99% of the outstanding Common Stock. The characterization of any such issuance as a “change of control” is solely for purposes of Nasdaq Listing Rule 5635(b).

Proposal 8 — Amendment to the 2024 Omnibus Equity Incentive Plan. To approve an amendment increasing the number of shares of Common Stock authorized for issuance under the Company’s 2024 Omnibus Equity Incentive Plan by 4,900,000 shares, from 4,100,000 to 9,000,000.

Proposal 9 — Conversion to a Nevada Corporation. To approve the conversion of the Company from a Delaware corporation to a Nevada corporation, on the terms described in this proxy statement and the documents attached as Annexes B through E hereto. The Nevada articles and bylaws are the Company’s current Delaware certificate and bylaws with the substitutions Nevada law requires, subject to the differences described in Annex E. The Company has received the requisite written consent under the Series A Convertible Preferred Stock Certificate of Designation (“Series A Certificate”) and the Series B Non-Convertible Preferred Stock Certificate of Designation (“Series B Certificate”) for the conversion.

Proposal 10 — Adjournment. To approve one or more adjournments of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Annual Meeting to approve Proposals 5, 6, 7, 8 or 9.

Appraisal Rights Notice: Holders of Common Stock are not expected to be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“Section 262”) in connection with Proposal 9, because the Common Stock is listed on Nasdaq and holders of Common Stock will receive only stock of the converted entity (Section 262(b)(1)). The Series A Convertible Preferred Stock, Series B Non-Convertible Preferred Stock and Series C Convertible Preferred Stock are not listed on a national securities exchange and, the Company believes, are not held of record by more than 2,000 holders; accordingly, appraisal rights under Section 262 are available to holders of those series in connection with Proposal 9, unless validly waived, if they comply with Section 262. This notice of meeting and the accompanying proxy statement constitute the notice required by Section 262(d)(1), and a copy of Section 262 is attached as Annex G hereto. A holder of preferred stock who wishes to demand appraisal must deliver a separate written demand for appraisal to the Company before the vote on Proposal 9 is taken and must otherwise comply with Section 262, as described under “Proposal 9 — Appraisal Rights” in the proxy statement. A vote against Proposal 9, or an abstention, is not a demand for appraisal.

The Board of Directors has fixed the close of business on October 9, 2026 as the record date (the “Record Date”). Only holders of Common Stock of record at that time are entitled to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Holders of Series A Convertible Preferred Stock (“Series A”), Series B Non-Convertible Preferred Stock (“Series B”) and Series C Convertible Preferred Stock (“Series C”) are not entitled to vote on the proposals at the Annual Meeting, but are receiving notice of the Annual Meeting as required by Section 266(b) of the Delaware General Corporation Law in connection with Proposal 9. A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for ten days before the Annual Meeting at our principal executive office for inspection by stockholders during ordinary business hours for any purpose germane to the Annual Meeting.

The Board of Directors recommends that you vote FOR each nominee named in Proposal 1, FOR Proposal 2, for “3 YEARS” on Proposal 3, and FOR Proposals 4, 5, 6, 7, 8, 9 and 10.

By Order of the Board of Directors

R. Kirk Huntsman

Chairman and Chief Executive Officer

Littleton, Colorado

October 29, 2026

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on December 2, 2026. The Notice, this proxy statement, the form of proxy card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 are being furnished to stockholders in paper form under the “full set delivery” option of Rule 14a-16(n) under the Securities Exchange Act of 1934, as amended, and are also available at www.vivos.com/investors/sec-filings/.

PROXY STATEMENT

2026 Annual Meeting of Stockholders

To Be Held on December 2, 2026

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Vivos Therapeutics, Inc. for use at the Annual Meeting. The Company expects first to mail these materials, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, to stockholders of record, and to make them available on the internet at www.vivos.com/investors/sec-filings/, on or about October 29, 2026.

TABLE OF CONTENTS

Page
VOTING AND RELATED MATTERS	6
EXECUTIVE OFFICERS AND DIRECTORS	11
BOARD OF DIRECTORS	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	21
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	24
DELINQUENT SECTION 16(a) REPORTS	31
Change of Independent Registered Public Accounting Firm	32
PROPOSALS
Proposal 1 — Election of Directors	33
Proposal 2 — Advisory Vote on Executive Compensation	36
EXECUTIVE COMPENSATION	36
Proposal 3 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	42
Proposal 4 — Ratification of Independent Registered Public Accounting Firm	43
Proposal 5 — Reverse Stock Split	45
Proposal 6 — Nasdaq Rule 5635 Approval of the Issuance of Common Stock upon Conversion of the Outstanding Series A Convertible Preferred Stock and Exercise of the Related Warrants	48
Proposal 7 — Nasdaq Rule 5635(a) and 5635(b) Approval of the Issuance of Common Stock upon Conversion of the Series C Convertible Preferred Stock	51
Proposal 8 — Amendment to the 2024 Omnibus Equity Incentive Plan	52
Proposal 9 — Conversion to a Nevada Corporation	57
Proposal 10 — Adjournment	63
STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING	64
HOUSEHOLDING	64
OTHER MATTERS	64
WHERE YOU CAN FIND MORE INFORMATION	64
ANNEXES
Annex A — Amendment No. 2 to the Vivos Therapeutics, Inc. 2024 Omnibus Equity Incentive Plan	65
Annex B — Plan of Conversion	66
Annex C — Form of Nevada Articles of Incorporation	68
Annex D — Form of Nevada Amended and Restated Bylaws	72
Annex E — Comparison of Certain Differences Between Delaware Law and Nevada Law and Between the Company’s Current Governing Documents and the Nevada Articles and Nevada Bylaws	89
Annex F — Form of Certificate of Amendment (Reverse Stock Split)	93
Annex G — Section 262 of the Delaware General Corporation Law	95

VOTING AND RELATED MATTERS

Voting Procedures

As a stockholder of Vivos Therapeutics, you have a right to vote on certain business matters affecting us. The proposals that will be presented at the Annual Meeting are discussed below in the “Proposals” section. Each share of Common Stock you owned as of the Record Date entitles you to one vote on each proposal. Holders of Series A Convertible Preferred Stock and Series B Non-Convertible Preferred Stock do not vote on the proposals. Shares of Series C Convertible Preferred Stock, which were first issued on October 16, 2026, after the Record Date, are not entitled to vote at the Annual Meeting. Stockholders may not cumulate votes.

Proxy Card

The proxy card enables you to appoint R. Kirk Huntsman, our Chief Executive Officer and Chairman of the Board, and Roman Franklin, our Chief Financial Officer, as your representatives at the Annual Meeting. By completing and returning the proxy card or voting online as described herein, you authorize these individuals to vote your shares at the Annual Meeting in accordance with your instructions. If a proposal comes up for a vote that is not on the proxy card, the proxies will vote your shares according to their best judgment. A proxy card accompanies this proxy statement.

Methods of Voting

You may vote over the Internet or by mail before the Annual Meeting, or online during the Annual Meeting. If you vote over the Internet, you may incur access charges for which you will be responsible.

Voting over the Internet. The website is on the proxy card. You will need the control number on the card. You may transmit instructions until 11:59 p.m. Mountain Time the day before the Annual Meeting. Internet voting is available 24 hours a day. If you vote via the Internet, you do not need to return a proxy card.

Voting by mail. Mark, date and sign the proxy card and return it in the postage-paid envelope. Mail it so that it is received before the polls close. Beneficial holders should use the voting instruction form from the broker or bank.

Voting at the meeting. If you attend the Annual Meeting online via live webcast at www.vivos.com/investors/ (Zoom: https://vivoslife.zoom.us/j/84829761190?pwd=NUfugfwSw9SXanHLzX2haltaQ2w7OD.1; Webinar ID 848 2976 1190; Passcode: 306713), you may vote virtually with your control number.

If you sign and return a proxy card or submit an electronic vote but do not give instructions, your shares will be voted as recommended by the Board, except that uninstructed street-name shares will be voted by the broker only on Proposal 4.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted by (i) entering a new vote over the Internet, or signing and returning a later-dated proxy card, (ii) delivering written notice of revocation to the Company, Attention: Roman Franklin, Chief Financial Officer, at 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120, or (iii) attending the Annual Meeting and voting online. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Quorum and Voting Requirements

Stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 33,609,393 shares of Common Stock were outstanding. Each holder of Common Stock may cast one vote per share.

A quorum is present if stockholders holding a majority in voting power of the Common Stock entitled to vote at the meeting are present in person (including by remote communication) or represented by proxy, which is the standard in Section 2.07 of the Bylaws. Voting requirements are discussed under “Questions and Answers” below.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted as directed. If no specification is indicated, the shares will be voted “for” each Board nominee, “for” Proposals 2, 4, 5, 6, 7, 8, 9 and 10, and for a frequency of every 3 years on Proposal 3.

Voting Results

Results will be announced at the Annual Meeting and published in a Current Report on Form 8-K within four business days after the Annual Meeting.

Holding of Stock

Most stockholders hold shares in street name rather than of record.

Stockholder of record. If your shares were registered in your name with VStock Transfer, LLC on the Record Date, you are a stockholder of record and we are sending you these materials. You may vote as described above.

Beneficial owner. If your shares were held in an account at a broker, bank or other nominee on the Record Date, you are the beneficial owner and the nominee is the stockholder of record. Follow the nominee’s instructions. If you do not instruct the nominee, it may vote only on Proposal 4.

Proxy Solicitation

We are soliciting proxies on behalf of the Board and will bear the cost. We may reimburse brokers and other nominees for forwarding materials. Directors, officers and employees may solicit by mail, telephone or electronically, without extra pay. We have retained Lioness Consulting LLC (“Lioness”) to assist with the solicitation of proxies for this meeting. Lioness will be paid a fee of approximately $15,000, plus reasonable out-of-pocket expenses.

Appraisal Rights

Holders of Common Stock are not expected to be entitled to appraisal rights in connection with Proposal 9, because the Common Stock is listed on Nasdaq (Section 262(b)(1) of the Delaware General Corporation Law). Holders of Series A Convertible Preferred Stock, Series B Non-Convertible Preferred Stock and Series C Convertible Preferred Stock, which are not listed, have appraisal rights under Section 262 in connection with Proposal 9, unless validly waived, if they comply with Section 262. The notice of meeting and this proxy statement constitute the notice required by Section 262(d)(1) to those holders. A copy of Section 262 is attached as Annex G. A holder of preferred stock who wishes to demand appraisal must deliver a separate written demand to the Company before the vote on Proposal 9 is taken and must otherwise comply with Section 262; a vote against Proposal 9 is not a demand. See “Proposal 9 — Appraisal Rights.” No appraisal rights are available in connection with Proposals 1 through 8 or Proposal 10.

Questions and Answers

What vote is required for the approval of each proposal?

Only Common Stock outstanding on the Record Date votes on the proposals. Series A Convertible Preferred Stock and Series B Non-Convertible Preferred Stock do not vote.

●	Proposal 1 (election of directors). A nominee is elected if the votes cast “for” that nominee exceed the votes cast “against” that nominee. Abstentions and broker non-votes are not votes cast. The proxy card will provide “for” and “against” for each nominee. This is an uncontested election. If the election were contested (more nominees than seats), directors would be elected by a plurality of the votes cast.

●	Proposal 2 (advisory vote on executive compensation). The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal. This vote is advisory.

●	Proposal 3 (advisory vote on frequency). The option — 1 year, 2 years or 3 years — that receives the most votes. This vote is advisory. The Board will consider the outcome and is not bound by it.

●	Proposal 4 (auditor ratification). The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal. Brokers may vote uninstructed shares on this proposal.

●	Proposal 5 (reverse stock split). A majority of the votes cast: the votes cast for the proposal must exceed the votes cast against it, in accordance with Section 242(d)(2) of the Delaware General Corporation Law. Abstentions and broker non-votes are not counted as votes cast and have no effect on the outcome.

●	Proposal 6 (Nasdaq Rule 5635 approval of issuances upon conversion or exercise of Series A Convertible Preferred Stock and warrants held by New Seneca Partners Inc. and its affiliates). The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal.

●	Proposal 7 (Nasdaq Rule 5635(a) and 5635(b) approval of the issuance of Common Stock upon conversion of the Series C Convertible Preferred Stock issued to SOD Sciences, Inc.). The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal. Shares of Common Stock issued upon conversion of the Series C Convertible Preferred Stock under the exchange cap, if any, are not entitled to vote on this proposal.

●	Proposal 8 (amendment to the 2024 Plan). The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal.

●	Proposal 9 (conversion to a Nevada corporation). The affirmative vote of a majority of the outstanding Common Stock entitled to vote.

●	Proposal 10 (adjournment). The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal.

What are broker non-votes and abstentions?

Brokers may vote uninstructed shares only on Proposal 4 (auditor ratification) as a routine matter. All other proposals on this card are non-routine for such purposes.

Uninstructed shares will be broker non-votes on those proposals. Broker non-votes count for quorum. They are not included in the denominator of a “majority-of-present” vote and they are not votes cast.

On Proposal 1 broker non-votes are not votes cast.

On Proposal 3 broker non-votes are not votes for any frequency option.

On Proposal 5, abstentions and broker non-votes are not counted as votes cast and have no effect on the outcome. Abstentions count for quorum.

On Proposal 9, broker non-votes have the same effect as votes against, because that proposal needs a majority of the outstanding Common Stock.

On Proposals 2, 4, 6, 7, 8 and 10, abstentions have the same effect as votes against because those proposals need a majority of the shares present and entitled to vote. Broker non-votes are not included in the denominator on those proposals.

Why is the Company asking for a reverse split?

On June 5, 2026, the Company received a Nasdaq staff notice that it no longer met the $1.00 minimum bid-price requirement in Listing Rule 5550(a)(2). The initial compliance period runs to December 2, 2026. The reverse split is intended to raise the per-share price. The amendment, if approved, would authorize a split at a ratio in the range of 1-for-20 to 1-for-40. The Board will set the exact ratio and the effective time, and may abandon the amendment before it becomes effective. The reverse split is not intended to address the separate Nasdaq stockholders’ equity deficiency under Listing Rule 5550(b)(1). However, on October 20, 2026, the Nasdaq staff notified the Company that it had regained compliance with that stockholders’ equity requirement, subject to the Company evidencing compliance in its next periodic report.

How will fractional shares be treated in a reverse split?

No fractional shares will be issued. Fractional shares will be rounded up to the next whole share. Cash will not be paid in lieu of fractions.

Will a reverse split change authorized Common Stock conversion terms?

Authorized Common Stock remains 200,000,000 shares. Outstanding options, RSUs, warrants and convertible preferred stock will adjust under their existing terms. Because the authorized share count will not be reduced, the reverse stock split will increase the number of authorized but unissued shares relative to shares outstanding. That increase could have certain anti-takeover effects, as described under Proposal 5. The Board is not proposing the reverse stock split for that purpose.

What happens if Proposal 6 is not approved?

The financings themselves and their terms will not be affected. The Series A shares and the warrants and pre-funded warrants remain and will remain outstanding. Conversion and exercise remain subject to the 19.99% Nasdaq limitation and to the contractual cap. The Company would need a later stockholder vote before it could issue Common Stock above those limits.

What happens if Proposal 7 is not approved?

The Series C Convertible Preferred Stock will remain outstanding, and the Exchange Cap will remain in effect: no more than 19.99% of our outstanding shares of Common Stock (6,718,517 as of the Record Date and to be proportionally adjusted for the reverse stock split, if implemented) may be issued upon conversion. The balance of the Series C Preferred will remain outstanding as preferred stock ranking pari passu with the Series A Convertible Preferred Stock and the Series B Non-Convertible Preferred Stock. Non-approval will not result in any cash payment, penalty, repricing, or redemption obligation, and the closing of the SOD transaction, which has already occurred, is not affected.

Why is the Company proposing to convert to a Nevada corporation?

Delaware franchise tax for a company with this authorized capital is a substantial recurring cost. Nevada’s annual list and business-license fees are a few hundred dollars. The Board also prefers Nevada’s director- and officer-liability statute (NRS 78.138) to Delaware’s. The converted entity will be the same legal person. None of the Company’s name, business, employees, Littleton headquarters, CIK, EIN, Nasdaq listing and ticker will change or be directly adversely affected by reason of the conversion.

Do I have appraisal rights if Proposal 9 is approved?

Holders of Common Stock are not expected to be entitled to appraisal rights in connection with the Conversion. DGCL § 262 provides appraisal rights in specified conversions, including a conversion under § 266. Under § 262(b), appraisal rights are not available for shares of a class that is listed on a national securities exchange if the holders are not required to accept for those shares anything except shares of stock of the converted entity, shares of stock listed on a national securities exchange, cash in lieu of fractional shares, or any combination of the foregoing. The Common Stock is listed on The Nasdaq Capital Market. If the Conversion is consummated, each outstanding share of Common Stock of the Delaware corporation will become one outstanding share of Common Stock of the Nevada corporation. Holders of Common Stock will not be required to accept cash or other non-stock consideration in the Conversion (other than cash in lieu of fractional shares, if any). Accordingly, the Company does not expect appraisal rights to be available for the Common Stock. The Series A Convertible Preferred Stock, Series B Non-Convertible Preferred Stock and Series C Convertible Preferred Stock are not listed on a national securities exchange and, the Company believes, are not held of record by more than 2,000 holders, so the § 262(b)(1) exception does not apply to them. Holders of those series therefore have appraisal rights in connection with the Conversion, unless validly waived, if they comply with § 262. The notice of meeting and this proxy statement constitute the notice to those holders required by Section 262(d)(1). A copy of Section 262 is attached as Annex G. See “Proposal 9 — Appraisal Rights.”

Who can answer questions about voting your shares?

You can contact the Company at (866) 908-4867, Attention: Roman Franklin, Chief Financial Officer, or at 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120, with questions about the proposals or how to vote.

EXECUTIVE OFFICERS AND DIRECTORS

The following table and text set forth the names and ages of our directors and executive officers. The Board is comprised of only one class of directors. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years (based on information supplied by them) and an indication of directorships held by each director in other public companies subject to the reporting requirements under the Federal securities laws. During the past ten years, none of our directors or executive officers has been involved in any legal proceedings that are material to an evaluation of the ability or integrity of such person:

Name	Age	Position and Offices with the Company
R. Kirk Huntsman	68	Co-founder, Chairman of the Board, and Chief Executive Officer
Roman Franklin	42	Chief Financial Officer
Ralph E. Green, DDS, MBA	86	Director
Anja Krammer	58	Director
Mark F. Lindsay	62	Director
Leonard J. Sokolow	69	Director
Matthew Thompson, M.D.	64	Director
Gregg C. E. Johnson	61	Director

Mr. Bradford Amman, who resigned as Chief Financial Officer and Secretary on July 31, 2026, served as the Company’s principal accounting officer on a non-executive basis through October 29, 2026. He is a named executive officer for 2025 and 2024 and is included in the compensation tables below.

The biographical information concerning our directors and executive officers listed above is set forth below.

Executive Officers

R. Kirk Huntsman is a co-founder of our company and has served as our Chief Executive Officer and a director since September 2016. In June 2020, he was elected Chairman of the Board by our board of directors. In 1995, he founded Dental One (now Dental One Partners), which, as President and Chief Executive Officer he grew to become one of the leading DSOs (dental service organizations) in the country, with over 165 practices in 15 states. After a successful sale of Dental One to MSD Capital in 2008 and subsequent merger in 2009 with Dental Care Partners, Mr. Huntsman was appointed in 2010 as Chief Executive Officer of ReachOut Healthcare America, a Morgan Stanley Private Equity portfolio company. In 2012, he founded Xenith Practices, LLC, a DSO focused on rolling up larger independent general dental offices, which were sold in 2015. From January 2014 to September 2015, Mr. Huntsman founded and served as the Chief Executive Officer of Ortho Ventures, LLC, a U.S. distributor of certain pediatric oral appliances with applications for pediatric sleep disordered breathing. Since November 2015, he has served as the Chief Executive Officer of First Vivos, Inc., which is now our wholly owned subsidiary. He was also a founding member of the Dental Group Practice Association (DGPA), now known as the Association of Dental Support Organizations (ADSO). He is the father of Todd Huntsman, Sr. Vice President, Product and Technology. He holds a BS degree in finance from Brigham Young University.

Roman Franklin has served as our Chief Financial Officer and principal financial officer since July 31, 2026. Pursuant to a Master Services Agreement between the Company and The CFO Portal, LLC, Mr. Franklin serves as the Company’s Chief Financial Officer and engagement lead, and CFO Portal provides managed chief financial officer and finance-and-accounting leadership services to the Company. Mr. Franklin has more than 20 years of experience in finance and operations leadership at public and private companies. Since September 2025, Mr. Franklin has served as Chief Executive Officer of The CFO Portal, LLC, where he leads engagements covering SEC reporting, material weakness remediation, SEC comment letter response, audit management and capital markets readiness. From May 2026 to June 2026, through an engagement with CFO Portal, Mr. Franklin served as Chief Financial Officer of Laser Photonics, Inc. (Nasdaq: LASE). Since January 2024, Mr. Franklin has also served as Chief Financial Officer of the Diocese of Central Florida, a religious non-profit corporation, where he oversees accounting, financial reporting and employee benefits administration and is responsible for the management of more than $100 million in trust, endowment and real estate assets. From September 2017 to November 2023, Mr. Franklin served as President, Chief Financial Officer and a member of the board of directors of Simplicity Esports and Gaming Company (OTCIQ: WINR), an experiential entertainment company, where he supported the company’s acquisition program, capital markets activities and franchise growth. From January 2004 to September 2017, Mr. Franklin served as President, Chief Financial Officer and Chief Compliance Officer of Franklin Financial Planning, a fee-only registered investment advisory firm that he founded. Mr. Franklin holds a Master of Business Administration in Finance and Management from Stetson University and a Bachelor of Science in Professional Studies, with concentrations in Management and Finance, from Barry University. Other than his service as a director of Simplicity Esports and Gaming Company, which concluded in 2023, Mr. Franklin has not served on the board of directors of any other public company during the past five years. There are no family relationships between Mr. Franklin and any director or executive officer of the Company.

Directors

Ralph E. Green, DDS, MBA joined our board of directors in June 2020. He has devoted more than 35 years to senior level executive positions. Since 2003, Dr. Green has served as President and CEO of his proprietary dental practice. From 2003 to 2017 he served as Vice President of Clinical Affairs for ReachOut Healthcare America, a Morgan Stanley Private Equity company focused on Arizona’s underserved children’s population. From 1997 through 2002, Dr. Green was President of Zila Pharmaceuticals Inc. where he was engaged in clinical trials, patent development and regulatory approval submissions. Dr. Green has done extensive research on bone growth and oral cancer. In the mid-1980’s, Bofors Nobel-Pharma selected Dr. Green to establish the Swedish Branemark Dental Implant in America, now known as Nobel Biocare, the global leader in dental implants with several billions in sales. In 1987, Dr. Green discovered and patented a method of activating the titanium implant surface to enhance its success rate. He started his own titanium implant company, OTC America, which was acquired after 18 months by Collagen Corporation, where he served as Senior Vice President. Following his tenure at Collagen, he started his own consulting firm, Biofusion Technology. He also served as Assistant Professor in the Tufts University School of Medicine and School of Dental Medicine in the 1970’s and 1980’s. Dr. Green has served as President-elect and director of the Dental Manufacturers of America. He was honored as a fellow in the Academy of International Dentistry in Nice, France, and has been honored to be inducted into the Marquis WHO’s Who in America, 2022-2023. Dr. Green holds a DDS from the University of Iowa, an MBA from Boston University and a BA in Biology from Graceland University.

Anja Krammer joined our board of directors in June 2020. Ms. Krammer has served as Chief Executive Officer and a director of Spark Biomedical, a commercial-stage bioelectronic medicine company focused on neurohealth solutions, since May 2026. From early 2020 until October 2025, Ms. Krammer served as Chief Executive Officer and a director of Turn Biotechnologies, a development-stage company focused on reversing aging and age-related diseases. From 2013 through 2018, she co-founded and served as President, Secretary, and a director of BioPharmX, a specialty pharmaceutical company, where she led the company’s initial public offering on the New York Stock Exchange in 2015. Ms. Krammer has served as Principal and Founder of MBI, Inc., a management consulting firm, since January 1998. While affiliated with MBI, Inc., Ms. Krammer also served as Vice President of Global Marketing of Reliant Technologies, a venture-backed aesthetic medicine company, from April 2006 to August 2008. From April 2004 to April 2006, Ms. Krammer served as Senior Director of Strategic Marketing of Medtronic Corporation. From December 2000 to September 2001, Ms. Krammer served as Vice President, Solutions Marketing of Getronics Corporation, a global IT services company. From April 1999 to December 2000, Ms. Krammer served as Vice President, Indirect Channel Sales and Worldwide Industry Partnership Marketing in the Itronix Division of Acterna Corporation, an optical communications company. Ms. Krammer’s other prior roles include serving as Director of Worldwide Marketing and Communications of Tektronix Corporation in its Color Printing and Imaging Division from October 1997 to April 1999, and as Director of Worldwide Sales and Marketing of KeyTronic Corporation, a computer equipment manufacturer, from October 1995 to October 1997. Ms. Krammer holds a B.A.I.S. degree with a focus on marketing and management from the University of South Carolina and an International Trade Certificate from the University of Paris—Sorbonne.

Mark F. Lindsay joined our board of directors in June 2020. Since 2008, he has served as a consultant and the director of the healthcare and pharmaceuticals practices group with the Livingston Group. From February 2001 through September 2008, Mr. Lindsay was with UnitedHealth Group, one of the world’s largest healthcare companies, where he held a number of senior positions including President of the AARP Pharmacy Services Division and Vice President of Public Communications and Strategy. In 2008, he served on President Obama’s transition team. From May 1996 through January 2001, Mr. Lindsay served in President Clinton’s White House as Assistant to the President for the Office of Management and Administration. His areas of responsibility included the White House Military Office, which managed Air Force One; The White House Communications Agency; the Medical Unit and Camp David; running the White House Operations; and the Executive Office of the President’s Office of Administration, which was responsible for finance, information systems, human resources, legal/appropriations and security. Mr. Lindsay’s office was responsible for the logistics of all domestic and international Presidential travel and special air missions. President Clinton selected Mr. Lindsay to be the operational lead for the White House’s 2001 transition preparation and execution. From 1994 through 1997, Mr. Lindsay served as senior legislative aid and counsel to Congressman Louis Stokes (D-OH). He worked closely with Democrats and the Congressional Black Caucus on a number of business and economic issues. He was also a member of Senator Hillary Clinton’s Minnesota Finance Committee for her 2008 Presidential campaign. Mr. Lindsay holds a graduate degree from Macalester College in St. Paul, Minnesota; a Juris Doctorate from Case Western Reserve University School of Law; a master’s degree in international Affairs from Georgetown University; and a graduate degree from the Advanced Management program at the University of Pennsylvania’s Wharton Business School. He is a member of the District of Columbia Bar.

Leonard J. Sokolow joined our board of directors in June 2020. Since September 2023, Mr. Sokolow has served as co-Chief Executive Officer of SKYX Platforms Corp. (Nasdaq: SKYX) and since December 2025 as its Chief Executive Officer. He had served as an independent director and board committee member of SKYX Platforms since 2015 and continues to serve as a board member and as a member of its Corporate Development Committee. From 2015 to August 2023, Mr. Sokolow served as Chief Executive Officer and President of Newbridge Financial, Inc., a financial services holding company. From 2015 to July 2022 Mr. Sokolow served as Chairman of Newbridge Securities Corporation, Newbridge Financial, Inc.’s full service broker-dealer. From August 2022 to August 2023 Mr. Sokolow served as CEO of Newbridge Securities Corporation and Newbridge Financial Services Group, Inc., Newbridge Financial, Inc.’s full-service registered investment adviser. From 2008 through 2012, he served as President and Vice Chairman of National Holdings Corporation, a publicly traded financial services company. From November 1999 until January 2008, Mr. Sokolow was Chief Executive Officer and President, and a member of the Board of Directors, of vFinance Inc., a publicly traded financial services company, which he cofounded. Mr. Sokolow was the Chairman of the Board of Directors and Chief Executive Officer of vFinance Inc. from January 2007 until July 2008, when it merged into National Holdings Corporation. From 1994 to 1998, Mr. Sokolow was founder, Chairman and Chief Executive Officer of the Americas Growth Fund Inc., a closed-end registered investment company, elected to be treated as a Business Development Company (BDC). From 1988 until 1993, Mr. Sokolow was an Executive Vice President and the General Counsel of Applica Inc., a publicly traded appliance marketing and distribution company. From 1982 until 1988, Mr. Sokolow practiced corporate, securities and tax law and was one of the founding attorneys and a partner of an international boutique law firm. From 1980 until 1982, he worked as a Certified Public Accountant for Ernst & Young and KPMG Peat Marwick. Since June 2006, Mr. Sokolow has served on the Board of Directors of Consolidated Water Company Ltd. (Nasdaq: CWCO) and as Chairman of its Audit Committee, as well as a member of its Nominations and Corporate Governance Committee since 2011. Mr. Sokolow received his B.A. and J.D. degrees from the University of Florida and a Masters of Law in Taxation from New York University Law School and remains a Certified Public Accountant. Our Audit Committee has determined that Mr. Sokolow meets the statutory requirements to serve as an “audit committee financial expert” for Nasdaq purposes.

Matthew Thompson, M.D. joined our board of directors in June 2020. In 2025, Dr. Thompson became the Chief Executive Officer of Exstent Ltd. and the Co-Chief Executive Officer of Life Seal Vascular. Prior to January 2025, he was the President and Chief Executive Officer (CEO) of Endologix LLC. Previous to his tenure with Endologix LLC, Dr. Thompson was the Professor of Vascular Surgery at St George’s, University of London and Staff Surgeon in the Department of Vascular Surgery at the Heart, Vascular and Thoracic Institute, Cleveland Clinic Foundation, Ohio. Dr. Thompson trained at Cambridge, St Bartholomew’s Hospital, the University of Leicester and Adelaide. He studied corporate innovation at Stanford University, Graduate School of Business. His awards include a Hunterian Professorship, the Moynihan travelling fellowship and the gold medal for the intercollegiate examination. His named lectures include the Kinmonth Lecture (Vascular Society Great Britain and Ireland), the British Journal of Surgery Lecture (Vascular Society Great Britain and Ireland), and the Chee Song Memorial Lecture (British Society of Endovascular Therapy). He has published over 400 peer reviewed articles. His clinical interests were in the treatment of aortic disease and endovascular surgery. His research interests include health service outcome research, clinical trials, and translational investigations into aortic disease. Dr. Thompson is the editor of the Oxford Textbook of Vascular Surgery and the Oxford Handbook of Vascular Surgery. He has been the clinical director for three London-wide service reconfigurations (cardiovascular disease, major trauma, and emergency services). He was Chair of the National Specialized Commissioning Clinical Reference Group for Vascular Services. He is a founder of the British Society for Endovascular Therapy, a past Council Member of the Vascular Society, was Chairman of the Vascular Society Annual Scientific Meeting and was awarded a Lifetime Achievement Award by the Vascular Society of Great Britain and Ireland in 2017.

Gregg C. E. Johnson joined our board of directors in February 2026. He previously served as Secretary of the Company from July 2016 until July 2020, and a director of the Company from July 2016 until March 2018. Mr. Johnson received his Juris Doctorate degree in 1988 from Osgoode Hall Law School in Toronto, Canada, and was admitted as a lawyer in Alberta, Canada in 1989. He also has extensive experience in corporate finance, executive management, regulatory compliance and the development of several high-growth entrepreneurial companies. Since May 2022, Mr. Johnson has acted as a director of Omnia Resource Development Corporation, a private company engaged in early-stage resource delineation, development and resale of mineral properties. From October 2021 to February 2024, Mr. Johnson was a director and Chief Executive Officer of Serenus Global Inc., a privately held fast growing controlled substance company based in Tempe, Arizona and Calgary, Alberta. From January 2018 to November 2021, he was the Chief Executive Officer of Upeva, Inc., which provided business advisory services pertaining to capital markets, corporate finance, mergers and acquisitions, crowdfunding, and NASDAQ compliance. Mr. Johnson was the primary advisor to Arizona based VirTra, Inc. and was instrumental in VirTra’s successful effort to list on NASDAQ. From March 2010 to December 2016, Mr. Johnson served as President and Chief Executive Officer of Summit Capital Corp. and Summit Capital (USA), Inc., respectively. From March 2006 to May 2010, Mr. Johnson served as the Executive Vice President and Chief Operating Officer of SKYE International, Inc., a company that developed and produced tankless water heaters. His career has included experience in all stages of public company development and venture capital for emerging growth companies across the United States, Canada, Japan and the Middle East.

Director and Executive Officer Qualifications

Although we have not formally established any specific minimum qualifications that must be met by each of our officers, we generally evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.

The nominating and corporate governance committee of the Board of Directors prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Board of Directors. The above-mentioned attributes, along with the leadership skills and other experiences of our officers and Board of Directors members described above, provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of stockholder value appreciation through organic and acquisition growth.

Director Qualifications

R. Kirk Huntsman - Our Board believes that Mr. Huntsman’s qualifications to serve on our Board include his extensive experience in the dental industry, focusing on dental support organizations by integrating cutting-edge technology and better management practices.

Ralph E. Green, DDS, MBA - Our Board believes that Dr. Green’s qualifications to serve on our Board include his extensive experience and relationships in the dental industry, his expertise with clinical trials and executive-level experience with pharmaceutical and dental implant firms.

Anja Krammer - Our Board believes that Ms. Krammer’s qualifications to serve on our Board include her experience as a director and chief executive officer, experience with startup enterprises, her successful leadership roles in securing capital markets funding, and her experience in the pharmaceutical industry.

Mark F. Lindsay - Our Board believes that Mr. Lindsay’s qualifications to serve on our Board include his director experience and his experience in legal, governmental, regulatory and business development within the healthcare industry.

Leonard J. Sokolow - Our Board believes Mr. Sokolow’s qualifications include his experience as a director and principal executive officer, his legal, accounting, auditing and consulting background, and that he meets the statutory requirements to be identified as an “audit committee financial expert.”

Matthew Thompson, M.D. - Our Board believes that Dr. Thompson’s qualifications to serve on our Board include his executive-level experience with a publicly-traded medical technology firm and his extensive medical background.

Gregg C. E. Johnson - Our Board believes that Mr. Johnson’s qualifications to serve on our Board include his experience in law, business, corporate compliance and emerging companies.

Director Independence

Under Nasdaq standards, a director is not “independent” unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the Nasdaq rules.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has affirmatively determined that Ms. Krammer, Mr. Lindsay, Dr. Thompson, Dr. Green, Mr. Sokolow and Mr. Johnson are “independent directors,” and Mr. Huntsman is a “non-independent director,” as defined by the applicable rules and regulations of the Nasdaq. In making these determinations, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the director’s beneficial ownership of our Common Stock and the relationships of our non-employee directors with certain of our significant stockholders.

Board Leadership Structure and Board’s Role in Risk Oversight

R. Kirk Huntsman is our Chairman of the Board as well as our Chief Executive Officer. The Chairman has authority, among other things, to preside over Board meetings and set the agenda for Board meetings. Accordingly, the Chairman has substantial ability to shape the work of our Board. We believe that the presence of six independent members of our Board ensures appropriate oversight by the Board of our business and affairs. However, no single leadership model is right for all companies and at all times. The Board recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board may periodically review its leadership structure. In addition, the Board holds executive sessions in which only independent directors are present.

Our Board is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Our principal source of risk falls into two categories: financial and product commercialization. Our Audit Committee oversees management of financial risks; our Board regularly reviews information regarding our cash position, liquidity and operations, as well as the risks associated with each. The Board regularly reviews plans, results and potential risks related to our product offerings, growth, and strategies. Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices for all employees including executives and directors, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on our company.

Committees of the Board of Directors

Our Board of Directors established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition and function of each committee are described below. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Each of the audit committee, the compensation committee and the nominating and corporate governance committee operates under a written charter.

BOARD OF DIRECTORS

Overview

Our Bylaws provide that the size of our Board is to be determined from time to time by resolution of the Board but shall consist of at least three and no more than nine members. Our Board presently consists of seven members. Our Board has determined six of our directors – Ms. Krammer, Mr. Lindsay, Dr. Thompson, Dr. Green, Mr. Sokolow and Mr. Johnson – to be independent under the rules of the Nasdaq Stock Market, after taking into consideration, among other things, those transactions described under “Certain Transactions”. Mr. Huntsman serves as Chairman of the Board and is Chief Executive Officer and is a “non-independent director,” as defined by the applicable rules and regulations of the Nasdaq Stock Market. The Board does not have a lead director; however, recognizing that the Board is composed almost entirely of outside directors, in addition to the Board’s strong committee system (as described more fully below), we believe this leadership structure is appropriate for the Company and allows the Board to maintain effective oversight of management.

At each annual meeting of stockholders, members of our Board are elected to serve until the next annual meeting and until their successors are duly elected and qualified. If the nominees named in this proxy statement are elected, the Board will consist of seven persons.

Committees of the Board of Directors

The Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table sets forth the composition of the three standing committees of our Board:

Name	Board	Audit	Compensation	Nominating and Governance
Mr. Huntsman	Chair
Dr. Green	X	X	X
Ms. Krammer	X	X		X
Mr. Lindsay	X		Chair
Mr. Sokolow (audit committee financial expert)	X	Chair		X
Dr. Thompson	X		X	Chair
Mr. Johnson	X		X

Audit Committee. The Audit Committee has three members that are independent directors, including Mr. Sokolow, Ms. Krammer and Dr. Green. Mr. Sokolow serves as the chair of the Audit Committee and satisfies the definition of “audit committee financial expert”. Our Audit Committee has adopted a written charter, a copy of this charter is posted on the Corporate Governance section of our website, at www.vivos.com (click “Investor Relations” and “Governance”). Our Audit Committee is authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	review the proposed scope and results of the audit;

●	review and pre-approve audit and non-audit fees and services;

●	review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

●	recognize and prevent prohibited non-audit services;

●	establish procedures for complaints received by us regarding accounting matters; and

●	oversee internal audit functions, if any.

The Board of Directors has determined that Mr. Sokolow is an “audit committee financial expert” as defined by the rules of the SEC.

Please see the section entitled “Audit Committee Report” for further matters related to the Audit Committee.

Compensation Committee. The Compensation Committee has four members that are independent directors, including Mr. Lindsay, Dr. Thompson, Dr. Green and Mr. Johnson. Mr. Lindsay serves as the chair of the Compensation Committee. Our Compensation Committee has adopted a written charter, and a copy of this charter is posted on the Corporate Governance section of our website, at www.vivos.com (click “Investor Relations” and “Governance”).

Our Compensation Committee is authorized to:

●	review and determine the compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	review and determine our stock incentive and purchase plans;

●	oversee the evaluation of the Board of Directors and management;

●	review the independence of any compensation advisers; and

●	delegate any of its responsibilities to one or more subcommittees as it sees fit.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has three members that are independent directors, including Dr. Thompson, Ms. Krammer and Mr. Sokolow. Dr. Thompson serves as the chair of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee has adopted a written charter, and a copy of this charter is posted on the Corporate Governance section of our website, at www.vivos.com (click “Investor Relations” and “Governance”). The functions of our Governance Committee, among other things, include:

●	identifying individuals qualified to become board members and recommending directors;

●	nominating board members for committee membership;

●	developing and recommending to our board corporate governance guidelines;

●	reviewing and determining the compensation arrangements for directors;

●	overseeing the evaluation of our Board and its committees and management; and

●	overseeing our compliance with applicable medical, medical regulator, and healthcare laws and regulations.

All members of our Nominating and Corporate Governance Committee are independent under the listing standards of the Nasdaq Stock Market.

Number of Meetings

During the fiscal year ended December 31, 2025, our Board of Directors met eight times, the audit committee met five times, the compensation committee met five times, and the nominating and corporate governance committee did not meet. In the fiscal year ended December 31, 2025, each of our directors then in office attended at least 75% of the meetings of the Board and committees on which he or she served as a member.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board of Directors, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and any non-independent directors.

Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are encouraged to attend these annual meetings. Four of our six then-current directors attended the last annual meeting of stockholders held on November 4, 2025.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during the last fiscal year was an officer or employee of the Company, or, during the last fiscal year, was a participant in a related-party transaction that is required to be disclosed. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available at our website at www.vivos.com (click “Investor Relations” and “Governance”). We expect that any amendments to the code, or any waivers of its requirement, will be disclosed on our website.

Insider Trading Policy

In March 2023, our Board of Directors adopted a revised Insider Trading Policy for our company principally to reflect changes to SEC Rule 10b5-1 which went into effect in February 2023. Among other customary provisions, our Insider Trading Policy provides for pre-clearance by our Chief Financial Officer of any purchases or sales of our securities by officers, directors or employees of our company and specifies “trading windows” in which purchases and sales of our securities by such persons are permitted (provided such persons are not then in possession of material non-public information regarding or relating to our company).

Hedging Transactions

The Company has not adopted practices or policies, other than its Insider Trading Policy, regarding the ability of employees (including officers) or directors of the Company, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities. The Insider Trading Policy applies to transactions in derivative securities relating to the Company’s stock, whether or not issued by the Company, and its pre-clearance procedures require confirmation that any proposed transaction by a person subject to Section 16 of the Exchange Act is not a short sale, put, call or other prohibited or strongly discouraged transaction. The Insider Trading Policy does not otherwise specifically prohibit hedging transactions. A copy of the Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.

Compensation Recovery Policy

On December 1, 2023, our Board of Directors adopted a policy (commonly known as a “clawback” policy) which provides for the recovery of erroneously awarded incentive compensation to certain of our officers in the event that we are required to prepare an accounting restatement due to material noncompliance by us with any financial reporting requirements under the federal securities laws. This policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended, related rules and the listing standards of Nasdaq Stock Market or any other securities exchange on which our shares are listed in the future. The policy is administered by our Board of Directors or, if so designated by the Board of Directors, the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

The individuals covered by this policy (the “Covered Executives”) are any current or former employee who is or was identified as our president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including any executive officer of our subsidiaries or affiliates) who performs similar policy-making functions for us.

The policy covers our recoupment of “Incentive Compensation” (as defined in the policy) received by a person after beginning service as a Covered Executive and who served as a Covered Executive at any time during the performance period for that Incentive Compensation. In the event we are required to prepare an accounting restatement, the policy requires us to recover, reasonably promptly, any excess incentive compensation (as determined by our Board of Directors or Compensation Committee) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which we are required to prepare such accounting restatement.

The foregoing description of our Compensation Recovery Policy does not purport to be complete and is qualified in its entirety by the terms and conditions of such policy, a copy of which is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “Form 10-K”) and is incorporated herein by reference.

Communications with the Board

Any stockholder or any other interested party who desires to communicate with our Board of Directors, our non-management directors, or any specified individual director, may do so by directing such correspondence to the attention of the Secretary, Vivos Therapeutics, Inc., 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120. The Secretary will forward the communication to the appropriate director or directors as appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information about the beneficial ownership of our Common Stock as of the Record Date, for:

●	each person known to us to be the beneficial owner of more than 5% of our Common Stock;

●	each named executive officer;

●	each of our directors; and

●	all of our named executive officers and directors as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of Vivos Therapeutics, Inc., 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 33,609,393 shares of our Common Stock outstanding as of the Record Date.

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock underlying convertible securities of our company held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

R. Kirk Huntsman	(2)	194,104	*	%
Roman Franklin	(3)	230,000	*	%
Bradford Amman	(4)	267,480	*	%
Mark F. Lindsay	(5)	7,067	*	%
Anja Krammer	(6)	7,067	*	%
Ralph E. Green, DDS, MBA	(7)	7,067	*	%
Leonard J. Sokolow	(8)	7,067	*	%
Matthew Thompson, M.D.	(9)	7,067	*	%
Gregg C. E. Johnson	(10)	3,997	*	%
All current officers and directors as a group (eight persons, excluding Mr. Amman)	(11)	463,836	1.4%

Name of 5% Stockholder Beneficial Owners		Number	Percent
V-CO Investors LLC, V-Co Investors 2 LLC, V-Co Investors 3 LLC, V-Co Investors 4 LLC, SP Manager LLC and Michael C. Skaff, as a group	(1)	6,718,517	19.99%
SOD Sciences, Inc.	(12)	6,718,517	19.99%

* Less than 1%.

(1) Per Schedule 13D filed on July 15, 2026, V-CO Investors LLC (“V-CO”) is the beneficial owner of 514,498 shares of Common Stock, V-Co Investors 2 LLC (“V-Co 2”) is the beneficial owner of 828,000 shares of Common Stock, V-Co Investors 3 LLC (“V-Co 3”) is the beneficial owner of 1,353,625 shares of Common Stock and V-Co Investors 4 LLC (“V-Co 4”) may be deemed to beneficially own 86,979 shares of Common Stock, and V-CO, V-Co 2, V-Co 3, V-Co 4, SP Manager LLC (the “Manager”) and Michael C. Skaff beneficially own 2,783,102 shares of Common Stock in the aggregate. Each of V-CO, V-Co 2, V-Co 3 and V-Co 4 has the power to dispose of and the power to vote the shares beneficially owned by it, which power may be exercised by the Manager and Michael C. Skaff. The Manager is the investment manager of each of V-CO, V-Co 2, V-Co 3 and V-Co 4, and Michael C. Skaff is the managing director of the Manager. The Manager and Michael C. Skaff may be deemed to beneficially own the Common Stock directly beneficially owned by V-CO, V-Co 2, V-Co 3 and V-Co 4. Each reporting person disclaims beneficial ownership with respect to any shares other than the shares directly beneficially owned by such person. The amounts shown also include shares of Common Stock issuable upon conversion or exercise of convertible securities and warrants held by the reporting persons that are convertible or exercisable within 60 days of the Record Date, after giving effect to the aggregate 19.99% beneficial-ownership limitation applicable to those securities. That limitation limits the Common Stock issuable to the reporting persons upon such conversion or exercise to 6,718,517 shares in the aggregate (19.99% of the 33,609,393 shares of Common Stock outstanding as of the Record Date), of which 2,783,102 shares are already outstanding Common Stock beneficially owned by them and 3,935,415 shares are issuable upon conversion or exercise within 60 days. Shares issuable upon full conversion and exercise in excess of that limitation are excluded because the limitation blocks their acquisition within 60 days. The percentage shown is 19.99%, based on 33,609,393 shares of Common Stock outstanding as of the Record Date. The principal business address of each reporting person is Two Towne Square, Suite 810, Southfield, Michigan 48076.

(2) R. Kirk Huntsman beneficially owns (i) indirectly 69,600 shares of Common Stock through Coronado V Partners, LLC, of which Mr. Huntsman is a member and manager and (ii) 3,461 shares of Common Stock purchased in the open market. Includes 30,133 shares of Common Stock issuable upon exercise of options held by R. Kirk Huntsman that are exercisable within 60 days of the Record Date. Excludes 324,621 shares of Common Stock underlying unvested options. R. Kirk Huntsman and his wife are the members and managers of Coronado V Partners, LLC. As such, Mr. Huntsman may be deemed to have shared voting and dispositive power of all securities beneficially owned by Coronado V Partners, LLC reported herein. Includes 85,910 shares of Series A Convertible Preferred Stock and warrants to purchase 85,910 shares of Common Stock corresponding to Mr. Huntsman’s indirect participation in the June 30, 2026 private placement through V-Co Investors 4 LLC. Mr. Huntsman does not have voting or dispositive power over the securities held by V-Co Investors 4 LLC and disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein; conversion and exercise of such securities are subject to the beneficial ownership limitations described in Proposal 6.

(3) Roman Franklin has served as our Chief Financial Officer since July 31, 2026. Includes 230,000 shares of Common Stock issuable upon exercise of options, all of which are exercisable within 60 days. Excludes 322,000 shares of Common Stock underlying unvested options.

(4) Bradford Amman served as Chief Financial Officer, Treasurer and Secretary through July 31, 2026 and is a named executive officer for purposes of executive compensation reporting. Beneficial ownership as of the Record Date includes 250,080 shares of Common Stock (including 250,000 shares granted July 31, 2026) and 17,400 shares issuable upon exercise of options exercisable within 60 days of the Record Date. Excludes unvested options, including 150,000 options granted July 31, 2026 that were not exercisable within 60 days of the Record Date except to the extent already vested under the award agreement.

(5) Includes 7,067 shares of Common Stock issuable upon exercise of options held by Mark F. Lindsay, all of which are exercisable within 60 days.

(6) Includes 7,067 shares of Common Stock issuable upon exercise of options held by Anja Krammer, all of which are exercisable within 60 days.

(7) Includes 7,067 shares of Common Stock issuable upon exercise of options held by Ralph E. Green, DDS, MBA, all of which are exercisable within 60 days.

(8) Includes 7,067 shares of Common Stock issuable upon exercise of options held by Leonard J. Sokolow, all of which are exercisable within 60 days.

(9) Includes 7,067 shares of Common Stock issuable upon exercise of options held by Matthew Thompson, M.D., all of which are exercisable within 60 days.

(10) Includes 3,997 shares of Common Stock held by Spite Family Holdings LP, an affiliate of Gregg C. E. Johnson.

(11) Includes shares beneficially owned by the current directors and executive officers listed above. Mr. Amman is a named executive officer for 2025 and is shown separately; he is not included in the group total because he ceased to be an officer on July 31, 2026.

(12) SOD Sciences, Inc. (“SOD”) holds all 12,000 outstanding shares of Series C Convertible Preferred Stock, which were issued to SOD on October 16, 2026, after the Record Date, under the Exchange Agreement described under Proposal 7. As of the Record Date, SOD held no shares of Common Stock or Series C Convertible Preferred Stock, and the Series C Convertible Preferred Stock is not entitled to vote at the Annual Meeting. The Series C Convertible Preferred Stock is convertible at the holder’s option at a conversion price of $0.15 per share into up to 80,000,000 shares of Common Stock in the aggregate, subject to (i) the Exchange Cap, which limits the shares of Common Stock issuable upon conversion to 6,718,517 shares (19.99% of the 33,609,393 shares of Common Stock outstanding as of the Record Date), unless and until stockholders approve Proposal 7, and (ii) the beneficial-ownership limitation in the Series C Certificate of Designations, which prohibits conversion to the extent SOD, together with its affiliates, would beneficially own more than 4.99% of the outstanding Common Stock (which SOD may increase to not more than 9.99% upon 61 days’ prior written notice). Accordingly, SOD beneficially owned no shares of Common Stock as of the Record Date. SOD is included in this table because of its holdings of Series C Convertible Preferred Stock.

Certain Relationships and Related Party Transactions

Policies and Procedures for Related Party Transactions

Pursuant to the written charter of our Audit Committee, the Audit Committee is responsible for reviewing and approving, prior to our entry into any such transaction, all related party transactions and potential conflict of interest situations involving:

●	any of our directors, director nominees or executive officers;

●	any beneficial owner of more than 5% of our outstanding stock; and

●	any immediate family member of any of the foregoing.

Our Audit Committee is responsible for reviewing any financial transaction, arrangement or relationship that:

●	involves or will involve, directly or indirectly, any related party identified above;

●	would cast doubt on the independence of a director;

●	would present the appearance of a conflict of interest between us and the related party; or

●	is otherwise prohibited by law, rule or regulation.

Our Audit Committee is responsible for reviewing each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the Audit Committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with us. Any member of the Audit Committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the Audit Committee member will provide all material information concerning the transaction to the Audit Committee. The Audit Committee will report its action with respect to any related party transaction to the Board.

Transactions with Certain Related Persons

The following describes each transaction since January 1, 2024, and each currently proposed transaction, to which the Company was or is to be a participant, in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which any of our directors, director nominees or executive officers, any beneficial owner of more than 5% of our Common Stock, or any immediate family member of any of the foregoing had or will have a direct or indirect material interest. Executive and director compensation arrangements are described under “Executive Compensation” and “Director Compensation” and are not repeated here. Each of the transactions described below was reviewed and approved or ratified by the Audit Committee in accordance with the policy described above.

Transactions with New Seneca Partners Inc. and Its Affiliates

New Seneca Partners Inc. (“Seneca”) is a private equity firm based in Southfield, Michigan. V-CO Investors LLC (“V-CO”), V-Co Investors 2 LLC (“V-Co 2”), V-Co Investors 3 LLC (“V-Co 3”) and V-Co Investors 4 LLC (“V-Co 4”) are affiliates of Seneca whose manager is SP Manager LLC, of which Michael C. Skaff is Managing Director. Seneca and its affiliates have beneficially owned more than 5% of our outstanding Common Stock since June 2024. As of the Record Date, Seneca, its affiliates, SP Manager LLC and Mr. Skaff reported direct beneficial ownership of 2,783,102 shares of Common Stock and, after including 4,918,655 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock and exercise of warrants within 60 days, subject to the aggregate 19.99% beneficial ownership limitations described below, beneficially own 7,701,757 shares of Common Stock, or approximately 19.9% of the outstanding Common Stock, computed in accordance with Rule 13d-3 under the Exchange Act, excluding 13,558,304 additional underlying shares whose conversion or exercise those limitations block. See “Security Ownership of Certain Beneficial Owners and Management.” R. Kirk Huntsman, our Chairman and Chief Executive Officer, holds membership interests in V-Co 4 as described under “June 2026 Private Placement” below. Seneca’s representative has had the right to attend and participate (but not vote) in meetings of our Board since June 2024 as described below.

June 2024 Private Placement

On June 10, 2024, the Company entered into a securities purchase agreement with V-CO under which the Company sold to V-CO in a private placement (i) 169,498 shares of Common Stock, (ii) a pre-funded warrant to purchase 3,050,768 shares of Common Stock (2,705,768 of which remained outstanding as of the Record Date) at an exercise price of $0.0001 per share and (iii) a five-year common stock purchase warrant to purchase up to 3,220,266 shares of Common Stock at an exercise price of $2.204 per share. V-CO paid $2.329 for each share and pre-funded warrant share and the associated warrant, a price established for purposes of compliance with Nasdaq listing rules, for aggregate gross proceeds to the Company of $7,500,000. No placement agent was used. The warrants contain customary stock-based (but not price-based) anti-dilution protection and beneficial ownership limitations. The Company agreed to register the shares and the shares underlying the warrants for resale and to keep the registration statement effective for three years. The securities purchase agreement also provides that, for three years from closing, Seneca is entitled to receive notice of, and copies of materials delivered to directors in connection with, each regular or special meeting of the Board, and to have one Seneca representative (who must be an officer or employee of Seneca) attend and participate, but not vote, in all such meetings.

Management Services Agreement with V-CO

Also on June 10, 2024, the Company, its wholly owned subsidiary Airway Integrated Management Company, LLC (“AIM”) and V-CO entered into a management services agreement (the “MSA”) under which V-CO provides oversight, management consulting and advisory services to the Company and AIM in connection with the Company’s strategic alliance model, including management of general and administrative expenses of the Company’s June 2024 strategic alliance with Rebis Health Holdings, LLC (the “Rebis alliance”), advice on alliance strategy, identification of additional sleep center operators and introductions to industry contacts of V-CO and Seneca. The term of the MSA runs until the later of June 10, 2027 or the date on which V-CO has received two times its $7,500,000 investment in the June 2024 private placement, and renews automatically for additional one-year terms unless terminated. As consideration, AIM agreed to pay V-CO for three years a management fee of $37,500 per quarter, payable quarterly in arrears, of which a minimum of $25,000 per quarter is payable in cash and the balance of up to $12,500 per quarter is payable, at V-CO’s election, in cash or in restricted Common Stock valued at the average closing price over the five trading days ending at the end of the applicable quarter. In addition, V-CO is entitled to a quarterly participation payment equal to an agreed percentage of the net positive cash flow generated by the Rebis alliance and received by the Company’s subsidiary VSI Providers, PLLC, which accrues and is not payable until the Company is cash flow positive from operations on a consolidated basis as reported in its SEC filings, and which continues to be earned until the later of June 10, 2027 or the date V-CO has received two times its investment in the June 2024 private placement. The Company paid V-CO management fees under the MSA of $43,070 in 2024, $143,750 in 2025 and $31,250 from January 1, 2026 through the Record Date, all of which were paid in cash. No participation payments have accrued or been paid. The MSA was amended in June 2025 to increase the minimum quarterly management services fee from $37,500 to $62,500. The MSA remains in effect.

May 2025 Bridge Note and June 2025 Private Placement

In May 2025, the Company issued to V-Co 2 a convertible promissory note dated May 21, 2025 in the principal amount of $1,100,000, which included a $100,000 financing fee, so that $1,000,000 was funded to the Company, secured by a security agreement with V-Co 2. The note was issued as bridge funding for, and automatically converted into, the private placement described in the next sentence. On June 9, 2025, in connection with the Company’s acquisition of the operating assets of The Sleep Center of Nevada, the Company entered into a securities purchase agreement with V-Co 2 under which the Company sold to V-Co 2 (i) 828,000 shares of Common Stock, (ii) a pre-funded warrant to purchase 725,258 shares of Common Stock at an exercise price of $0.0001 per share and (iii) a common stock purchase warrant, expiring June 9, 2029, to purchase up to 2,329,886 shares of Common Stock at an exercise price of $2.23 per share. V-Co 2 paid $2.42 for each share and pre-funded warrant share and the associated warrant, a price established for purposes of compliance with Nasdaq listing rules, for an aggregate purchase price of approximately $3,755,000, consisting of $2,655,000 in cash and the conversion of the $1,100,000 bridge note. No placement agent was used. The warrants contain customary stock-based (but not price-based) anti-dilution protection and prohibit exercise to the extent Seneca and its affiliates would own more than 19.99% of the outstanding Common Stock. The Company agreed to register the shares and the shares underlying the warrants for resale and to keep the registration statement effective for three years, and reimbursed V-Co 2 $50,000 for the fees and expenses of its counsel.

January 2026 Bridge Note and March 2026 Private Placement

On January 15, 2026, the Company issued to V-Co 3 an unsecured convertible promissory note in the maximum principal amount of up to $5,500,000, inclusive of a 10% original issue discount payable to V-Co 3 as a financing fee, to provide advance funding for a proposed equity financing. V-Co 3 funded $900,000 on January 15, 2026 and additional amounts thereafter. The note bore no interest except upon an event of default, in which case interest would accrue at 15% per annum, and provided for automatic conversion, dollar for dollar, into the securities issued in the subsequent financing. On March 31, 2026, the Company entered into a securities purchase agreement with V-Co 3 under which the Company sold to V-Co 3 (i) 1,353,625 shares of Common Stock, (ii) a pre-funded warrant to purchase 429,957 shares of Common Stock at an exercise price of $0.0001 per share, (iii) a two-year Series A common stock purchase warrant to purchase up to 1,783,582 shares of Common Stock and (iv) a five-year Series B common stock purchase warrant to purchase up to 1,783,582 shares of Common Stock, each with an exercise price of $1.09 per share. V-Co 3 paid $1.34 for each share and pre-funded warrant share and the associated warrants, a price established for purposes of compliance with Nasdaq listing rules, for an aggregate purchase price of $2,390,000, consisting of $850,000 in cash, the conversion of $1,400,000 funded under the January 2026 note and the $140,000 original issue discount on that note. No placement agent was used. The warrants contain customary stock-based (but not price-based) anti-dilution protection and prohibit exercise to the extent Seneca and its affiliates would own more than 19.99% of the outstanding Common Stock. The Company agreed to register the shares and the shares underlying the warrants for resale and to keep the registration statement effective for three years, and reimbursed V-Co 3 $50,000 for the fees and expenses of its counsel.

May 2026 Bridge Note and June 2026 Private Placement

On May 7, 2026, the Company issued to V-Co 4 an unsecured convertible promissory note in the maximum principal amount of up to $5,000,000, inclusive of a 10% original issue discount, to provide advance funding for a proposed equity financing of up to $5,500,000. V-Co 4 funded $500,000 on May 7, 2026 and additional amounts thereafter. The note bore no interest except upon an event of default, in which case interest would accrue at 15% per annum, and provided for automatic conversion, dollar for dollar, into the securities issued in the subsequent financing. On June 30, 2026, the Company entered into a securities purchase agreement (the “June 2026 SPA”) with V-Co 4 and Bigger Capital Fund, LP (“Bigger”), an investor that is not a related person, under which the Company sold an aggregate of approximately 3,608,496 units at $0.582 per unit. Each unit consisted of one share of Series A Convertible Preferred Stock, convertible into one share of Common Stock at a fixed conversion ratio, and a five-year common stock purchase warrant, exercisable immediately, to purchase one share of Common Stock at an exercise price of $0.456 per share. Each unit also included two transferable subscription rights, issuable to the purchasers as an inducement to fund their subscriptions on an accelerated timeframe, which may be issued only if and when a registration statement registering the rights is declared effective by the SEC and, if issued, will be on the same terms as the subscription rights to be distributed to holders of Common Stock generally in the related rights offering. No rights have been issued and no value was allocated to the rights. V-Co 4 purchased 2,749,330 units for an aggregate purchase price of $1,600,110, consisting of $500,000 in cash, the conversion of $1,000,000 funded under the May 2026 note and the $100,000 original issue discount on that note, and Bigger purchased the remaining 859,166 units for approximately $500,000 in cash. The $0.582 unit price, which allocated approximately $0.457 to the share of preferred stock and $0.125 to the warrant, was established for purposes of compliance with Nasdaq listing rules. The Series A Convertible Preferred Stock is non-voting except as required by law and on certain protective matters, and conversion is subject to a beneficial ownership limitation of 9.99% (or 4.99% or 19.99% if elected by the holder prior to issuance), which a holder may increase or decrease upon 61 days’ notice but not above 19.99%; the V-Co 4 warrant prohibits exercise to the extent Seneca and its affiliates would own more than 19.99% of the outstanding Common Stock. Under a registration rights agreement, the Company agreed to register the shares of Common Stock underlying the preferred stock and warrants for resale, and the Company agreed to pay each investor $50,000 for the fees and expenses of its counsel. The June 2026 SPA requires that any consideration offered to one purchaser to amend or waive a transaction document be offered to all purchasers.

R. Kirk Huntsman, our Chairman and Chief Executive Officer, participated in the June 2026 private placement indirectly through membership interests in V-Co 4. Mr. Huntsman’s indirect participation represents approximately $50,000 of the aggregate purchase price paid by V-Co 4 and corresponds to 85,910 shares of Series A Convertible Preferred Stock and warrants to purchase 85,910 shares of Common Stock included within the securities purchased of record by V-Co 4, in each case on the same terms and conditions applicable to the investors generally.

The issuance of shares of Common Stock upon conversion and exercise of the securities held by Seneca and its affiliates is the subject of Proposal 6.

Transactions with Directors, Executive Officers and Their Immediate Family Members

The CFO Portal, LLC

Effective July 31, 2026, the Company entered into a Master Services Agreement (the “CFO Portal MSA”) with The CFO Portal, LLC (“CFO Portal”), of which Roman Franklin, our Chief Financial Officer, is Chief Executive Officer, under which CFO Portal provides managed chief financial officer and finance-and-accounting leadership services to the Company and Mr. Franklin serves as the Company’s Chief Financial Officer and engagement lead. Under the CFO Portal MSA, the Company pays CFO Portal a fixed monthly retainer of $27,000 ($324,000 annually) for Mr. Franklin’s services, and the annual equity award under the arrangement is the non-qualified stock option to purchase 552,000 shares of Common Stock granted to Mr. Franklin on July 31, 2026, which had an approximate grant-date value of $226,320, as described under “Executive Compensation.” From July 31, 2026 through the Record Date, the Company paid CFO Portal $144,121 under the CFO Portal MSA, covering the services provided by Mr. Franklin and other accounting personnel. The Audit Committee approved the arrangement.

Employment of Todd Huntsman

Todd Huntsman, the son of R. Kirk Huntsman, is employed by the Company as Senior Vice President, Product and Technology. He received total compensation, consisting of salary, bonus, equity awards and benefits, of $212,692 in 2024 and $220,015 in 2025, and his compensation for 2026 is expected to be approximately $220,000. His compensation is consistent with that of other employees in similar positions.

Anti-Takeover Effects of Certain Provisions of Our Bylaws

Provisions of our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled by a majority of the remaining directors on the board.

Bylaws. Our certificate of incorporation and amended and restated bylaws authorizes the Board to adopt, repeal, rescind, alter or amend our bylaws without shareholder approval.

Removal. Except as otherwise provided, a director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders for any purpose or purposes may be called at any time only by the Board or by our Secretary following receipt of one or more written demands from stockholders of record who own, in the aggregate, at least 15% the voting power of our outstanding stock then entitled to vote on the matter or matters to be brought before the proposed special meeting.

Effects of authorized but unissued Common Stock and blank check preferred stock. One of the effects of the existence of authorized but unissued Common Stock and undesignated preferred stock may be to enable our Board to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal was not in our best interest, such shares could be issued by the Board without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our certificate of incorporation grants our Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting. Our certificate of incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Choice of Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of ours or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or the bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to these forum selection clauses.

Section 27 of the Securities Exchange Act of 1934, as amended (which we refer to herein as the Exchange Act) creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, our bylaws provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Indemnification of Directors and Officers

Our Certificate of Incorporation and bylaws provide that, to the fullest extent permitted by the laws of the State of Delaware, any officer or director of our company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was or has agreed to serve at our request as a director, officer, employee or agent of our company, or while serving as a director or officer of our company, is or was serving or has agreed to serve at the request of our company as a director, officer, employee or agent (which includes service as a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee to the fullest extent permitted under Section 145 of the Delaware General Corporation Law as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer in defending such action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under our certificate of incorporation and bylaws or otherwise.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Transfer Agent

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598. The transfer agent’s telephone (212) 828-8436.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than ten percent of our Common Stock, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all Section 16(a) forms they file. Based solely on our review of the copies of the forms received by us and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during the year ended December 31, 2025 and during 2026 through the date of this proxy statement, all of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements, except that, due to administrative errors, the following forms were filed late or remain to be filed during 2026:

Michael C. Skaff, SP Manager LLC, V-CO Investors LLC and V-Co Investors 2 LLC filed one late joint Form 3 on June 20, 2025, reporting that they became greater-than-ten percent stockholders on June 9, 2025, upon the closing of the Company’s private placement with V-Co Investors 2 LLC; that report was due June 19, 2025.

V-Co Investors 4 LLC filed one late Form 3 on July 15, 2026, reporting that it acquired 2,749,330 shares of convertible preferred stock and an equal number of common stock warrants and that it became a greater-than-ten percent stockholder on June 30, 2026, upon the closing of the Company’s June 2026 private placement; that report was due July 10, 2026. Michael C. Skaff filed one late Form 4 on July 15, 2026, reporting three transactions: the acquisition by V-Co Investors 4 LLC on June 30, 2026 of an aggregate of 2,749,330 shares of Series A Convertible Preferred Stock, in two tranches, and a warrant to purchase 2,749,330 shares of Common Stock; that report was due July 2, 2026.

R. Kirk Huntsman, our Chairman and Chief Executive Officer, filed one late Form 4 on September 18, 2026, reporting two transactions: his indirect acquisition, through his membership interests in V-Co Investors 4 LLC, of 85,910 shares of Series A Convertible Preferred Stock and a warrant to purchase 85,910 shares of Common Stock on June 30, 2026; that report was due July 2, 2026.

Bradford Amman, our former Chief Financial Officer, who served as principal accounting officer through October 29, 2026, filed one late Form 4 on August 26, 2026, reporting two transactions: a fully vested award of 250,000 shares of Common Stock and an option to purchase 150,000 shares of Common Stock, each granted on July 31, 2026 under his separation agreement; that report was due August 4, 2026.

Leonard J. Sokolow and Gregg C. Johnson, directors, each filed one late Form 4 on September 18, 2026, reporting one transaction: an option to purchase 12,000 shares of Common Stock granted on September 14, 2026; those reports were due September 16, 2026.

Roman Franklin, who became our Chief Financial Officer on July 31, 2026, has not filed a Form 3 reporting his initial beneficial ownership, which was due August 10, 2026, or a Form 4 reporting the non-qualified stock option to purchase 552,000 shares of Common Stock granted to him in connection with his appointment, which was due two business days after the grant date. As of the date of this proxy statement, those reports have not been filed due to the transition of the reporting person’s filer accounts to the SEC’s EDGAR Next filer access and account management system, including the completion of the required account credentials and of the delegations of filing authority to the Company’s filing agent. The Company expects these processes to be completed and the outstanding reports to be filed promptly.

In addition, Forms 4 reporting equity awards granted on September 14, 2026 to Ralph E. Green, DDS, MBA, Anja Krammer and Mark F. Lindsay, our directors, were filed on October 26, 2026. Matthew Thompson, M.D., our director, has not yet filed his Form reporting the September grants. These Form 4s were due on September 16, 2026 and were filed late (except for Mr. Thompson’s, whose report the Company expects to be filed promptly). These delays arose in connection with the transition of the affected reporting persons’ filer accounts to the SEC’s EDGAR Next filer access and account management system and of the delegations of filing authority to the Company’s filing agent remains pending for the affected directors, which were only recently completed for each director other than Mr. Thompson.

Change of Independent Registered Public Accounting Firm

On September 28, 2026, Haynie & Company delivered an engagement letter to the Audit Committee under which Haynie would audit the Company’s consolidated financial statements for the year ending December 31, 2026, for inclusion in the Company’s Annual Report on Form 10-K, and would review the Company’s unaudited quarterly financial information for the quarter ended September 30, 2026 and the quarters ending March 31, 2027, June 30, 2027 and September 30, 2027. On September 29, 2026, the Audit Committee approved the engagement of Haynie as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, effective as of that date. Baker Tilly US, LLP, which audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2025, will not serve as the Company’s auditor for the 2026 fiscal year.

On September 29, 2026, the Audit Committee approved the dismissal of Baker Tilly US, LLP (“Baker Tilly”) as the Company’s independent registered public accounting firm, effective as of that date. Baker Tilly did not resign and did not decline to stand for re-election. As reported in the Company’s Current Report on Form 8-K filed October 1, 2026, Baker Tilly, as successor to Moss Adams LLP, served as the Company’s independent registered public accounting firm from May 3, 2023 through September 30, 2026; Moss Adams LLP merged with Baker Tilly effective June 3, 2025 and, in connection with that merger, resigned, and Baker Tilly became the Company’s independent registered public accounting firm. Baker Tilly’s report on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2025 — the only fiscal year for which Baker Tilly served as the Company’s independent registered public accounting firm — did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that such report included an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. The report of Moss Adams LLP, which served as the Company’s independent registered public accounting firm until its June 2025 merger with Baker Tilly, on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2024 likewise did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except for a going-concern explanatory paragraph.

During the Company’s two most recent fiscal years ended December 31, 2025 and December 31, 2024, and the subsequent interim period through September 29, 2026, there were (i) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Baker Tilly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Baker Tilly’s satisfaction, would have caused Baker Tilly to make reference to the subject matter of the disagreements in connection with its reports, and (ii) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended December 31, 2025 and December 31, 2024, and the subsequent interim period through September 29, 2026, neither the Company nor anyone on its behalf consulted Haynie regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Haynie concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K), except that, in August 2026, the Company consulted with Haynie regarding a proposed joint venture transaction then under evaluation by the Company. In those discussions, Haynie identified and discussed accounting guidance that could be relevant to an analysis of the proposed structure, including ASC 323, Investments—Equity Method and Joint Ventures, and ASC 810, Consolidation. Haynie did not provide a conclusion regarding the appropriate accounting treatment and advised that additional facts and analysis would be necessary before any accounting determination could be made. No written report was provided, and no oral advice was provided that Haynie concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue. The proposed transaction was not signed or completed.

The Company provided Baker Tilly with a copy of the disclosures required by Item 304(a) of Regulation S-K and requested that Baker Tilly furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with such statements. Baker Tilly’s letter, stating its agreement, was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed October 1, 2026.

Haynie’s engagement letter estimates fees of $150,000 for the 2026 audit and $18,000 for the quarterly review for the quarter ended September 30, 2026 and for each of the three 2027 quarterly reviews, plus travel and other out-of-pocket costs. Those amounts are estimates. Actual fees will depend on the scope of work.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board Size and Structure

Our Bylaws provide that the number of directors shall be established from time to time by our Board of Directors pursuant to resolution adopted by a majority of the full Board of Directors. Our Board of Directors presently consists of seven members.

Our Bylaws provide that the business and affairs of the Company shall be managed under the direction of a Board of Directors which shall consist of not less than three (3) directors and not more than nine (9) directors. Directors must stand for re-election no later than the annual meeting of stockholders subsequent to their initial appointment or election to the Board, provided that the term of each director will continue until the election and qualification of his or her successor and is subject to his or her earlier death, resignation or removal. Generally, vacancies or newly created directorships on the Board will be filled only by vote of a majority of the directors then in office and will not be filled by the stockholders, unless the Board determines by resolution that any such vacancy or newly created directorship will be filled by the stockholders. A director appointed by the Board to fill a vacancy will hold office until the next annual meeting of stockholders, subject to the election and qualification of his or her successor and his or her earlier death, resignation or removal. The Board is unclassified.

The Board has nominated the seven persons named below, each of whom is now a director, to serve until the 2027 Annual Meeting and until a successor is elected and qualified. The Board is unclassified. Under Section 2.09(b) of the Bylaws, in an uncontested election directors are elected by a majority of the votes cast: a nominee is elected if the votes cast “for” that nominee exceed the votes cast “against” that nominee. Abstentions and broker non-votes are not votes cast. If the Secretary determines that the number of nominees exceeds the number of directors to be elected, directors would be elected by a plurality. Vacancies may be filled by the Board. The proxy card will provide “for” and “against” for each nominee.

Current Directors and Terms

Our current directors, their respective positions and initial terms of office are set forth below.

Name	Age	Positions Held	Initial Term of Office	Independent
R. Kirk Huntsman	68	Chairman and Chief Executive Officer	September 2016	No
Ralph E. Green, DDS, MBA	86	Director	June 2020	Yes
Anja Krammer	58	Director	June 2020	Yes
Mark F. Lindsay	62	Director; Compensation Chair	June 2020	Yes
Leonard J. Sokolow	69	Director; Audit Chair	June 2020	Yes
Matthew Thompson, MD	64	Director; Nominating Chair	June 2020	Yes
Gregg C.E. Johnson	61	Director; Compensation Committee	February 2026	Yes

Nominees for Director

All current directors have been nominated by the Board to stand for election. The directors’ current terms of service will expire at the Annual Meeting. If elected by the stockholders at the Annual Meeting, all directors will each serve for a term expiring at the annual meeting to be held in 2027 (the “2027 Annual Meeting”) and the election and qualification of her or his successor, or until her or his earlier death, resignation or removal.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. If, however, prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2025. Mr. Huntsman is not included in the table; his compensation as an employee is set forth in the Summary Compensation Table. Mr. Johnson joined the Board in February 2026 and therefore is not included in the 2025 table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Leonard J. Sokolow (1)	63,000	—	—	63,000
Matthew Thompson, M.D. (2)	63,000	—	—	63,000
Mark F. Lindsay (3)	58,000	—	—	58,000
Anja Krammer (4)	58,000	—	—	58,000
Ralph E. Green, DDS, MBA (5)	58,000	—	—	58,000

(1) Mr. Sokolow commenced service as a member of the Board on June 19, 2020.

(2) Dr. Thompson commenced service as a member of the Board on June 19, 2020.

(3) Mr. Lindsay commenced service as a member of the Board on June 19, 2020.

(4) Ms. Krammer commenced service as a member of the Board on June 19, 2020.

(5) Dr. Green commenced service as a member of the Board on June 19, 2020.

Under our non-employee director compensation program, each non-employee director receives annual cash compensation of $48,000, the chair of each standing Board committee receives additional annual cash compensation of $10,000, and each other member of a standing Board committee receives additional annual cash compensation of $5,000. No additional compensation is paid for attending meetings. Non-employee directors are also eligible to receive equity awards under our equity incentive plan. On September 14, 2026, each non-employee director then serving received an option to purchase 12,000 shares of Common Stock at an exercise price of $0.18 per share, of which one-half vested on the grant date, one-quarter vested on September 30, 2026 and one-quarter vests on December 31, 2026.

We reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending Board and committee meetings.

Information About Board Nominees

This proxy statement contains certain biographical information as of the Record Date for each nominee for director (refer to Directors and Executive Officers section), including all positions she or he holds, her or his principal occupation and business experience, and the names of other publicly-held companies of which the director or nominee currently serves as a director or has served as a director.

We believe that all of our directors and nominees: display personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board of Directors and its committees; skills and personality that complement those of our other directors that helps build a board that is effective, collegial and responsive to the needs of our company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders. The information presented below regarding each nominee and continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that such individual should serve as a director in light of our business and structure.

Vote Required

Each nominee is elected by a majority of the votes cast. A nominee is elected if the votes cast “for” that nominee exceed the votes cast “against” that nominee. Abstentions and broker non-votes are not votes cast and will not count for or against any nominee.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the election of R. Kirk Huntsman, Ralph E. Green, Anja Krammer, Mark F. Lindsay, Leonard J. Sokolow, Matthew Thompson and Gregg C.E. Johnson as directors to hold office until the 2027 Annual Meeting and until their respective successors have been duly elected and qualified.

Unless marked otherwise, proxies received will be voted FOR proposal No. 1.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Stockholders are asked to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement. The vote is required by Section 14A of the Exchange Act. The Company ceased to be an emerging growth company after December 31, 2025. This is the Company’s first say-on-pay vote. The Board will consider the result. The vote does not bind the Board or the Compensation Committee and does not change any compensation already paid or awarded.

The Board and the Compensation Committee believe the compensation described below and elsewhere in this proxy statement is appropriate for a company of our size and stage, is consistent with our pay-for-performance approach, and is designed to attract, retain and motivate the executives who manage the Company. The vote is advisory. The result will not bind the Company, the Board or the Compensation Committee and will not change any compensation already awarded or paid. The Board and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

A separate proposal in this proxy statement asks stockholders to vote on how often we should hold this advisory vote in the future.

Vote Required

Approval requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

Unless marked otherwise, proxies received will be voted FOR Proposal No. 2.

EXECUTIVE COMPENSATION

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. As such, we are eligible to follow the scaled disclosure requirements applicable to smaller reporting companies. Individuals we refer to as our “named executive officers” include our current Chief Executive Officer, our Chief Financial Officer during the year ended December 31, 2025, and our other most highly compensated executive officer whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2025. For 2025 those persons were R. Kirk Huntsman and Bradford Amman.

Our emerging growth company status ended on December 31, 2025. Accordingly, this proxy statement includes pay-versus-performance disclosure under Item 402(v) of Regulation S-K and solicits the first advisory stockholder votes on named executive officer compensation and on the frequency of future say-on-pay votes.

Summary Compensation Table

The following summary compensation table (the “Summary Compensation Table”) provides information regarding the compensation paid during our fiscal years ended December 31, 2025 and 2024 to our Chief Executive Officer (principal executive officer) and our Chief Financial Officer during those years (principal financial officer). We refer to these individuals as our “named executive officers,” or “NEOs.” Mr. Franklin became Chief Financial Officer on July 31, 2026 and is not a named executive officer for 2025 or 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive ($) (4)	All Other Comp. ($) (5)	Total ($)
R. Kirk Huntsman, Chief Executive Officer (1)	2025	445,481	—	—	—	43,829	21,774	511,084
	2024	408,700	—	—	801,578	77,695	18,933	1,306,906
Bradford Amman, Chief Financial Officer (2)	2025	315,964	—	—	—	19,474	22,140	357,578
	2024	267,637	—	—	390,824	26,364	21,094	705,919

(1) Mr. Huntsman has served as Chief Executive Officer of our company since September 2016. Since November 2015, Mr. Huntsman served as Chief Executive Officer of First Vivos, Inc., a wholly owned subsidiary of our company, which we acquired in August 2016.

(2) Mr. Amman joined our company as Chief Financial Officer in October 2018. Mr. Amman resigned as Chief Financial Officer and Secretary effective July 31, 2026.

(3) Stock option award value was based upon a Black-Scholes valuation calculation at the date of the stock option grant. We provide information regarding the assumptions used to calculate the value of all stock option awards made to named executive officers in Note 11 to our audited financial statements for the fiscal years ended December 31, 2025 and 2024 included in our Form 10-K.

(4) Represents annual incentive compensation in accordance with terms of the individual employment agreement.

(5) Company contributions towards health insurance premiums.

Executive Employment Agreements

Amended and Restated CEO and CFO Employment Agreements

On September 7, 2024, the Board, with the recommendation of the Compensation Committee and with reference to data provided by a third-party compensation consultant, reviewed and approved amended and restated employment agreements for each of R. Kirk Huntsman, the Company’s Chief Executive Officer, and Bradford Amman, the Company’s Chief Financial Officer, Secretary and Treasurer that took effect on January 1, 2025 (collectively, the “Amended Employment Agreements”). The Amended Employment Agreements supersede and replace in their entirety each of Mr. Huntsman’s and Mr. Amman’s Employment Agreements with the Company, dated October 8, 2020.

The Amended Employment Agreements provide Mr. Huntsman and Mr. Amman, respectively, for: (i) a base salary of $450,000 and $320,000, an increase from $389,595 and $259,648, respectively; (ii) a target annual cash incentive compensation bonus equal to 75% and 50% of their respective base salary, payable semi-annually; (iii) Mr. Huntsman and Mr. Amman continued participation in the Company’s long-term equity compensation programs with anticipated future grants having a grant date value that does not exceed 150% and 100% of their respective base salary; and (iv) participation in the Company’s standard employee benefit plans and programs available to the Company’s executives.

The Amended Employment Agreements also provide for certain severance benefits in the event that Mr. Huntsman’s or Mr. Amman’s employment is terminated by the Company other than for Cause, Disability or death, or if Mr. Huntsman or Mr. Amman resigns for Good Reason.

In the event of a termination other than for Cause or for Good Reason, Mr. Huntsman or Mr. Amman (subject to his execution of a release of claims in favor of the Company) shall be entitled to receive: (i) a pro-rated Management Incentive Plan payment; (ii) a cash severance payment equal to 12 months of Mr. Huntsman’s or Mr. Amman’s then Base Salary (the “Base Salary Severance”); (iii) a lump cash payment equal to 12 times the monthly premium required to be paid by Mr. Huntsman or Mr. Amman to continue his respective group health care and dental care coverage as in effect for the year in which the termination of employment occurs, based on the monthly COBRA premium in effect as of the termination date; and (iv) all of Mr. Huntsman’s or Mr. Amman’s outstanding equity awards that are not yet vested shall vest in full.

In the event Mr. Huntsman or Mr. Amman dies or becomes Disabled, Mr. Huntsman or Mr. Amman or his respective estate (subject to execution of a release of claims in favor of the Company) shall be entitled to receive: (i) a pro-rated Management Incentive Plan payment; (ii) the Base Salary Severance reduced from 12 to 6 months; (iii) a lump cash payment equal to 6 times the monthly COBRA premium in effect as of the termination date; and (iv) all outstanding equity awards that are not yet vested shall vest in full.

The Amended Employment Agreements also provide for certain severance benefits in the event of a Change in Control. In the event of a Change in Control, and notwithstanding the fact that Mr. Huntsman or Mr. Amman may continue to provide services from and after the Change in Control, on the date of a Change in Control, all of each executive’s outstanding equity awards that are not yet vested shall vest in full. In the event of a termination other than for Cause or for Good Reason during the 12 month period following the Change in Control, Mr. Huntsman or Mr. Amman (subject to his execution of a release of claims in favor of the Company) shall be entitled to receive: (i) a pro-rated Management Incentive Plan payment; (ii) the Base Salary Severance increased to 24 months; and (iii) a lump cash payment equal to 24 times the monthly COBRA premium in effect as of the termination date.

The Amended Employment Agreements include a standard restrictive covenant precluding both Mr. Huntsman and Mr. Amman from engaging in competitive activities for 24 months following their respective termination of employment for any reason. Mr. Huntsman will not receive any additional compensation for his service as a member of the Board. Both Mr. Huntsman and Mr. Amman also entered into the Company’s standard form of Employee Confidential Information and Invention Assignment Agreement.

On July 31, 2026, Mr. Amman resigned as Chief Financial Officer and Secretary. In connection with that resignation, the Company and Mr. Amman entered into a separation agreement pursuant to which, among other things: (i) during a ninety-day transition period, Mr. Amman continued to receive his current base salary and remained eligible for employee benefit programs, and previously deferred compensation was paid to him; (ii) during a subsequent one hundred eighty-day advisory period, Mr. Amman receives a monthly advisory fee of $13,333; (iii) the Company will pay Mr. Amman’s COBRA premiums for up to six months, subject to eligibility; (iv) following Board approval and subject to an effective release, the Company granted Mr. Amman a fully vested award of 250,000 shares of common stock and a stock option to purchase 150,000 shares of common stock, with a per-share exercise price equal to the greater of the closing price of the common stock on the date of grant and $0.40, vesting at the rate of 25,000 shares per month during the advisory period; (v) any outstanding amounts payable under the separation agreement will become due, and the option will vest in full, upon the Company’s completion of an equity financing of $5 million or more; and (vi) the parties exchanged mutual general releases. The payments and benefits under the separation agreement are provided in lieu of any severance or other termination-related payments or benefits under Mr. Amman’s employment agreement.

New Chief Financial Officer Compensation Arrangements

Effective July 31, 2026, the Board appointed Mr. Franklin as Chief Financial Officer and principal financial officer. He serves under the Master Services Agreement with The CFO Portal, LLC described above. Because Mr. Franklin is the Company’s Chief Financial Officer and the principal of CFO Portal, the arrangement is a related-party transaction under Item 404(a) of Regulation S-K. The terms were reviewed and approved by the Audit Committee. Pursuant to the Master Services Agreement: the Company pays CFO Portal a fixed monthly retainer of $27,000 for Mr. Franklin’s services as Chief Financial Officer and principal financial officer, together with event-based fees for certain extraordinary work and reimbursement of pre-approved expenses; the agreement has an initial term of twelve months and renews automatically for successive twelve-month terms unless either party provides sixty days’ notice of non-renewal, and may be terminated only for cause and certain other specified events, and not for convenience. In addition, on July 31, 2026, the Board granted Mr. Franklin, individually, a non-qualified stock option to purchase 552,000 shares of common stock under the Company’s stockholder-approved equity incentive plan, with a per-share exercise price equal to the Nasdaq closing price of the common stock on the date of grant, vesting in twelve equal monthly installments and immediately exercisable in full (with shares acquired upon exercise of the unvested portion subject to a repurchase right in favor of the Company), subject to acceleration in full upon a termination without cause, a resignation for good reason or a change in control. CFO Portal’s annual compensation arrangement consists of an annual retainer of $324,000 and an annual equity award having an approximate grant-date value of $226,320 (based on an estimated grant date of July 31, 2026).

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2025.

Name / Grant Date	Exercisable	Unexercisable	Exercise Price	Expiration Date
R. Kirk Huntsman
2/25/22 (2)	5,000	—	$81.75	2/25/27
12/23/22 (1)	13,333	—	$12.00	12/23/27
12/23/22 (2)	4,800	1,200	$12.00	12/23/27
6/20/24 (2)	8,000	12,000	$2.38	6/20/29
9/7/24 (3)	—	315,421	$2.64	9/7/34
Bradford Amman
8/31/21 (2)	2,000	—	$131.50	8/31/26
2/25/22 (2)	2,000	—	$81.75	2/25/27
12/23/22 (2)	6,400	1,600	$11.93	12/23/27
6/20/24 (2)	6,000	9,000	$2.38	6/20/29
9/7/24 (3)	—	149,533	$2.64	9/7/34

(1) Stock option grant is fully vested on the grant date.

(2) Stock option grant vests 20% on the grant date and 20% on each successive anniversary through the following four years.

(3) Stock option grant vests and becomes exercisable in three installments subject to achievement of the following three performance metrics: (i) quarter over quarter revenue growth of at least 15% over the same prior year quarter, (ii) total stockholder return from date of grant, and (iii) positive cash flow for two consecutive quarters.

Policies and Practices Regarding the Timing of Option Awards

The Company does not maintain a formal policy regarding the timing of grants of stock options, stock appreciation rights, or similar option-like awards in relation to the disclosure of material nonpublic information. The Compensation Committee and the Board approve equity awards when they determine that grants are appropriate, do not schedule, accelerate, or delay the grant of option awards in anticipation of the release of material nonpublic information, and do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. No stock options, stock appreciation rights, or similar option-like awards were granted to any named executive officer during the fiscal year ended December 31, 2025, and accordingly no such award was granted during any period beginning four business days before and ending one business day after the filing of a periodic report or the filing or furnishing of a Current Report on Form 8-K disclosing material nonpublic information.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, the following table sets forth information concerning the compensation of our principal executive officer and the average compensation of our other named executive officer, and our performance, for the years ended December 31, 2025 and 2024. This is our first pay-versus-performance disclosure. Because we are a smaller reporting company, the table covers two years and omits peer-group total shareholder return, a company-selected measure, and the tabular list of most important measures.

The PEO for both years was R. Kirk Huntsman. The Non-PEO NEO for both years was Bradford Amman. Accordingly, the average columns equal Mr. Amman’s individual amounts.

Year	SCT Total for PEO ($) (1)	Comp. Actually Paid to PEO ($) (2)	Avg SCT Total Non-PEO NEOs ($) (1)	Avg CAP Non-PEO NEOs ($) (2)	TSR Value of $100 ($) (3)	Net Income (Loss) ($ in thousands) (4)
2025	511,084	(239,036)	357,578	5,171	$16.32	(21,230)
2024	1,306,906	1,853,643	705,919	974,521	$34.49	(11,136)

(1) Amounts reported in these columns are the totals reported for the applicable year in the “Total” column of the Summary Compensation Table.

(2) Amounts reported in these columns represent compensation actually paid to our PEO and the average compensation actually paid to our Non-PEO NEO, as computed in accordance with Item 402(v)(2)(iii) and Item 402(v)(8) for smaller reporting companies. The PEO for 2024 and 2025 was R. Kirk Huntsman. The Non-PEO NEO included in the average for 2024 and 2025 was Bradford Amman. Compensation actually paid for 2025 is negative for the PEO because the year-over-year decline in the fair value of unvested and vested prior-year equity awards exceeded the PEO’s Summary Compensation Table total for 2025.

The 2025 Summary Compensation Table reported no stock awards or option awards for the PEO or the Non-PEO NEO, and no stock or option awards were granted to the PEO or the Non-PEO NEO during 2025. As a smaller reporting company, we are not required to adjust compensation actually paid for pension service cost or prior service cost.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid — PEO

Adjustment	2025 ($)	2024($)
Summary Compensation Table total	511,084	1,306,906
Deduct SCT stock awards	—	—
Deduct SCT option awards	—	(801,578)
Add year-end fair value of awards granted during the year that remain unvested	—	793,738
Add fair value at vesting of awards granted and vested during the year	—	7,840
Add change in fair value of prior-year awards that remain unvested	(741,339)	540,401
Add change in fair value of prior-year awards that vested during the year	(8,390)	7,117
Deduct prior year-end fair value of awards that failed to meet vesting conditions	(391)	(781)
Compensation actually paid	(239,036)	1,853,643

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid — Non-PEO NEO

Adjustment	2025 ($)	2024($)
Summary Compensation Table total	357,578	705,919
Deduct SCT stock awards	—	—
Deduct SCT option awards	—	(390,824)
Add year-end fair value of awards granted during the year that remain unvested	—	384,944
Add fair value at vesting of awards granted and vested during the year	—	5,880
Add change in fair value of prior-year awards that remain unvested	(345,594)	264,045
Add change in fair value of prior-year awards that vested during the year	(6,292)	5,338
Deduct prior year-end fair value of awards that failed to meet vesting conditions	(521)	(781)
Compensation actually paid	5,171	974,521

(3) Cumulative total shareholder return represents the value of a fixed $100 investment in our common stock as of December 29, 2023, the last trading day of 2023, assuming reinvestment of dividends. Nasdaq official closing prices were $12.44 on December 29, 2023, $4.29 on December 31, 2024 and $2.03 on December 31, 2025. We paid no cash dividends during 2024 or 2025.

(4) Reflects consolidated net loss as reported in our audited consolidated statements of operations. Consolidated net loss was $11.136 million for 2024 and $21.230 million for 2025. Net loss attributable to stockholders for 2025 was $21.170 million after $60 thousand of net loss attributable to the non-controlling interest.

Relationship between compensation actually paid and cumulative TSR

Compensation actually paid is not cash compensation. It is the total reported in the Summary Compensation Table for the applicable year, adjusted for the fair value of equity awards as required by Item 402(v)(2)(iii). From December 29, 2023 through December 31, 2025, a fixed $100 investment in our common stock declined to $34.49 at year-end 2024 and $16.32 at year-end 2025. Over the same period, compensation actually paid to our PEO was $1,853,643 in 2024 and $(239,036) in 2025, and average compensation actually paid to our Non-PEO NEO was $974,521 in 2024 and $5,171 in 2025. The decrease from 2024 to 2025 reflects the decline in our stock price, which is remeasured each year in compensation actually paid: 2024 included option awards granted in that year and positive changes in the fair value of unvested prior-year awards, while no stock or option awards were granted in 2025 and the fair value of prior-year awards declined with the stock price. For the PEO, those 2025 fair-value declines exceeded the Summary Compensation Table total, producing negative compensation actually paid. Compensation actually paid and cumulative TSR both declined from 2024 to 2025.

Relationship between compensation actually paid and net income

We reported a GAAP net loss of $11.1 million for 2024 and $21.2 million for 2025. We did not use net income as a performance measure in our incentive plans for those years. Annual cash incentives were paid under the management incentive plan described above. Compensation actually paid declined from 2024 to 2025 while the net loss widened. The two measures are not directly linked: compensation actually paid is driven primarily by cash compensation and the remeasured fair value of equity awards rather than by GAAP net income.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A also requires a vote, at least once every six years, on whether the say-on-pay vote in Proposal 2 should be held every one, two or three years. Stockholders may also abstain. This is the first frequency vote the Company is required to present.

This vote is advisory. The result will not bind the Company or the Board. The Board will consider the outcome when it determines how often to hold future say-on-pay votes and the Company will report that decision on a Current Report on Form 8-K after the Annual Meeting.

The Board recommends a three-year cycle because the Company’s equity-based pay is designed on a multi-year vesting cycle. The Board believes a vote every three years gives stockholders a meaningful opportunity to assess whether pay and performance are aligned over the periods that the Compensation Committee actually uses, without adding the cost and time of an annual say-on-pay campaign to each annual meeting. Stockholders who prefer a different cycle should vote for that option.

Vote Required

The frequency option that receives the most votes will be treated as the stockholders’ recommendation.

Board Recommendation

The Board of Directors believes that holding the advisory vote on named executive officer compensation every three years is in the best interests of the Company and its stockholders. The Board of Directors unanimously recommends a vote for “3 YEARS” on Proposal No. 3.

Unless marked otherwise, proxies received will be voted for “3 YEARS” on Proposal No. 3.

PROPOSAL 4 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Haynie & Company (“Haynie”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Haynie is a PCAOB-registered firm. Its offices for this engagement are at 6026 S. Durango Drive, Las Vegas, Nevada 89113. Stockholders are asked to ratify that appointment. The Audit Committee may change the appointment at any time if it decides that a change is in the Company’s best interest, even if stockholders ratify this proposal.

Vote Required

Approval requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal. Abstentions have the same effect as votes against. This proposal is a routine matter. Brokers may vote uninstructed shares on Proposal No. 4.

Board Recommendation

The Board recommends a vote FOR Proposal 4.

Unless marked otherwise, proxies received will be voted FOR Proposal No. 4.

Audit and Non-Audit Fees

Baker Tilly US, LLP (“Baker Tilly”) (as successor to Moss Adams LLP), Chicago, Illinois (PCAOB ID No. 23), served as the independent registered public accounting firm that audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2025 and Moss Adams LLP served as the independent registered public accounting firm that audited the Company’s consolidated financial statements for the year ended December 31, 2024. Haynie has been appointed for the year ending December 31, 2026.

The table below presents the aggregate fees billed for professional services rendered by Baker Tilly for the years ended December 31, 2025 and 2024.

	2025 Amount		2025 Percent	2024 Amount		2024 Percent
Audit fees	$868,000	(1)	100%	$362,900	(1)	100%
Audit-related fees	—		0%	—		0%
Tax fees	—		0%	—		0%
All other fees	—		0%	—		0%
Total	$868,000		100%	$362,900		100%

(1) These fees were all paid to Moss Adams LLP or to its successor Baker Tilly.

In the above table, “audit fees” are fees billed for services related to the audit of our annual financial statements, quarterly reviews of our interim financial statements, and services normally provided by the independent accountant in connection with regulatory filings or engagements for those fiscal periods. “Audit-related fees” are fees not included in audit fees that are billed by the independent accountant for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These audit-related fees also consist of the review of our registration statements filed with the SEC and related services normally provided in connection with regulatory filings or engagements. “Tax fees” are comprised of tax compliance, preparation and consultation fees. “All other fees” are fees billed by the independent accountant for products and services not included in the foregoing categories.

Pre-Approval Policy

It is the Audit Committee’s policy to approve in advance the types and amounts of audit, audit-related, tax, and any other services to be provided by our independent registered public accounting firm. In situations where it is not practicable to obtain full Audit Committee approval, the Audit Committee has delegated authority to the Chair of the Audit Committee to grant pre-approval of auditing, audit-related, tax, and all other services up to $100,000. Any pre-approved decisions by the Chair are required to be reviewed with the Audit Committee at its next scheduled meeting. The Audit Committee approved 100% of all services provided by Baker Tilly during 2025 and 2024.

Attendance at Annual Meeting

The Company does not expect representatives of Haynie or of Baker Tilly US, LLP to attend the Annual Meeting.

Audit Committee Report

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “Committees of the Board of Directors — Audit Committee.” Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Baker Tilly US, LLP, as the Company’s independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended December 31, 2025. The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee received and reviewed the written disclosures and the letters from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding such independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the Company’s independent registered public accounting firm their independence from the Company.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC.

This has been furnished by the Audit Committee of the Board.

Leonard J. Sokolow, Chairperson

Anja Krammer

Ralph E. Green, DDS, MBA

PROPOSAL 5 — REVERSE STOCK SPLIT

The Board has adopted, and is asking stockholders to approve, an amendment to Article IV of the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the issued and outstanding Common Stock at a ratio in the range of 1-for-20 to 1-for-40. The Board will set the exact ratio and the effective time. The Board may abandon the amendment before it becomes effective, without further stockholder action. The form of amendment is attached as Annex F.

Purpose

On June 5, 2026, the Company received a Nasdaq staff notice that it no longer met the $1.00 minimum bid-price requirement in Listing Rule 5550(a)(2). The initial compliance period runs to December 2, 2026. Nasdaq may grant a further 180-day period if the Company meets the other Capital Market criteria. The reverse split is intended to raise the per-share trading price so the Common Stock can regain and hold the $1.00 bid. There is no assurance that it will.

The split will not change the number of authorized shares of Common Stock, which remains 200,000,000 shares, and will therefore increase the number of authorized-but-unissued shares in relative terms.

On April 17, 2026, the Company received a deficiency letter from the Nasdaq staff stating that the Company did not comply with Nasdaq’s $2.5 million minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1), based on the Company’s negative stockholders’ equity of approximately $1.55 million as of December 31, 2025, as reported in the Form 10-K. The Nasdaq staff granted the Company an extension through October 14, 2026 to evidence compliance. On October 16, 2026, the Company completed the exchange transaction with SOD Sciences, Inc. described under Proposal 7. On October 20, 2026, the Company received a letter from the Nasdaq staff stating that, based on the Company’s Current Report on Form 8-K filed October 19, 2026, the staff had determined that the Company complies with Listing Rule 5550(b)(1), and that if the Company fails to evidence compliance upon filing its next periodic report it may be subject to delisting.

Mechanics

If the Board selects a 1-for-20 ratio, every twenty shares of Common Stock outstanding immediately before the effective time will become one share. If the Board selects a 1-for-40 ratio, every forty shares will become one share. If the Board selects a ratio between 1-for-20 and 1-for-40, the number of pre-split shares corresponding to the selected ratio will become one share. The Board will fix a ratio within that range and the effective time. The transfer agent is VStock Transfer, LLC. No fractional shares will be issued. Fractional shares will be rounded up to the next whole share. Cash will not be paid in lieu of fractions. Outstanding options, RSUs, warrants and convertible preferred conversion ratios will be adjusted under their existing terms. Series A Convertible Preferred Stock converts one-for-one into Common Stock and will be adjusted so that conversion after the split delivers post-split Common Stock. Series B Non-Convertible Preferred Stock is not convertible and is not split. The Series C Convertible Preferred Stock conversion price and the related exchange cap share amounts will likewise adjust proportionally under the Series C Certificate of Designations, so that the percentage of outstanding Common Stock issuable upon conversion is unchanged by the reverse stock split.

Potential Effects of the Reverse Stock Split

The following table shows the approximate effect of the reverse stock split on the Common Stock at the minimum, midpoint and maximum of the ratio range, based on 33,609,393 shares of Common Stock issued and outstanding as of the Record Date, and assuming no issuances after that date. Post-split figures do not reflect the additional shares issuable as a result of rounding fractional shares up to the next whole share, and reserved-share figures will be adjusted proportionally under the terms of the applicable plans and instruments. All post-split figures are approximate.

	Pre-Split	1-for-20	1-for-30	1-for-40
Shares of Common Stock issued and outstanding	33,609,393	1,680,470	1,120,314	840,235
Shares of Common Stock reserved for issuance (equity incentive plans, warrants, Series A Convertible Preferred Stock and other commitments)	50,862,566	2,543,128	1,695,419	1,271,564
Shares of Common Stock authorized	200,000,000	200,000,000	200,000,000	200,000,000
Shares of Common Stock authorized but unissued and unreserved	115,528,041	195,776,402	197,184,268	197,888,201
Authorized shares as an approximate multiple of shares issued and outstanding	6.0x	119x	179x	238x

The number of authorized shares of Common Stock (200,000,000) and of preferred stock (50,000,000) will not change. As the table illustrates, the reverse stock split will materially increase the number of authorized but unissued shares of Common Stock relative to the number of shares outstanding, and the extent of that increase grows with the ratio selected. Those shares may be issued in the future without further stockholder approval, except as required by law or Nasdaq rules; see “Possible Anti-Takeover Effects” below.

Risks

The price may not rise in proportion to the ratio, and may fall after the split. The increase in authorized-but-unissued shares relative to outstanding shares can be dilutive if those shares are later issued. Some holders may hold fewer shares than some funds’ minimums. Rounding up is a small additional issuance. A reverse split does not by itself affect stockholders’ equity or the Company’s continued compliance with Nasdaq’s stockholders’ equity requirement.

U.S. Federal Income Tax Consequences

The following is a general summary of certain U.S. federal income tax consequences of the reverse stock split to holders of Common Stock that are U.S. holders (as determined under the Internal Revenue Code of 1986, as amended). This summary is not tax advice and does not address all tax consequences that may be relevant to a particular stockholder, including non-U.S. holders or holders that are subject to special rules. Stockholders should consult their own tax advisors.

The reverse stock split is intended to be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Code. A stockholder who receives only whole shares of Common Stock in the reverse stock split should not recognize gain or loss. The aggregate tax basis in the post-split shares should equal the aggregate tax basis in the pre-split shares, and the holding period of the post-split shares should include the holding period of the pre-split shares. Because fractional shares will be rounded up to the next whole share and no cash will be paid in lieu of fractions, a stockholder whose fractional interest is rounded up may be treated as receiving additional Common Stock with a fair market value equal to the value of the rounded-up fraction. The Company intends to treat any such rounding as giving rise to a de minimis amount of dividend income to that stockholder, or as additional recapitalization consideration, depending on the facts. The tax basis of any share attributable solely to rounding up should equal the fair market value of the rounded-up fraction on the effective date, and the holding period of that incremental portion should begin on the day after the effective date.

No Going-Private Transaction

The reverse stock split is not part of a plan to go private. The Company has no present plan or proposal to terminate the registration of the Common Stock under the Exchange Act, to delist the Common Stock from Nasdaq, or to engage in a transaction subject to Rule 13e-3 under the Exchange Act.

Possible Anti-Takeover Effects

The number of authorized shares of Common Stock will remain 200,000,000. The reverse stock split will therefore increase the number of authorized but unissued shares available for future issuance relative to the number of shares outstanding. That increase could have certain anti-takeover effects by permitting the issuance of additional shares without further stockholder approval, except as required by law or Nasdaq rules. The Board is not proposing the reverse stock split for that purpose, and the Company has no present plan to use the additional authorized but unissued shares to impede a takeover.

Vote Required

Approval requires that the votes cast for the proposal exceed the votes cast against the proposal, in accordance with Section 242(d)(2) of the Delaware General Corporation Law. That standard applies because the Common Stock is listed on a national securities exchange immediately before the amendment becomes effective, the Company expects to continue to meet Nasdaq’s listing requirement relating to the minimum number of holders immediately after the amendment becomes effective, and the Company’s certificate of incorporation does not require a greater vote. Series A Convertible Preferred Stock and Series B Non-Convertible Preferred Stock do not vote on this proposal. Abstentions and broker non-votes are not counted as votes cast and have no effect on the outcome of this proposal.

Board Recommendation

The Board of Directors believes that the proposed reverse stock split is in the best interests of the Company and its stockholders. The Board of Directors unanimously recommends a vote FOR the approval of an amendment to the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the Common Stock at a ratio in the range of 1-for-20 to 1-for-40, with the exact ratio and the timing to be determined by the Board, and with the Board authorized to abandon the amendment.

Unless marked otherwise, proxies received will be voted FOR Proposal No. 5.

Proposal 6 — Nasdaq Rule 5635 Approval of Issuances of Common Stock upon Conversion or Exercise of Series A Convertible Preferred Stock and Warrants Held by New Seneca Partners Inc. and Its Affiliates

Stockholders are being asked to approve, for purposes of Nasdaq Listing Rules 5635(b) and 5635(d), the issuance of up to 18,476,959 shares of Common Stock upon conversion of outstanding Series A Convertible Preferred Stock and upon exercise of common stock warrants, pre-funded warrants, Series A warrants and Series B warrants held by New Seneca Partners Inc. and its affiliates V-CO Investors LLC, V-Co Investors 2 LLC, V-Co Investors 3 LLC and V-Co Investors 4 LLC. Approval covers those issuances below the Nasdaq Minimum Price and issuances that may result in Seneca and its affiliates beneficially owning more than 19.99% of the Common Stock, without regard to the 19.99% Nasdaq issuance limitation that applies until this approval is obtained.

The Seneca Affiliates’ Ownership

The following table lists the securities beneficially owned by Seneca affiliates that are covered by this proposal:

New Seneca Affiliate	Number of Underlying Common Shares	Type of Security
V-CO Investors LLC	3,220,266	Common Stock Warrants
V-CO Investors LLC	2,705,768	Pre-Funded Warrants
V-Co Investors 2 LLC	2,329,886	Common Stock Warrants
V-Co Investors 2 LLC	725,258	Pre-Funded Warrants
V-Co Investors 3 LLC	1,783,582	Series A Warrants
V-Co Investors 3 LLC	1,783,582	Series B Warrants
V-Co Investors 3 LLC	429,957	Pre-Funded Warrants
V-Co Investors 4 LLC	2,749,330	Common Stock Warrants
V-Co Investors 4 LLC	2,749,330	Series A Convertible Preferred

Total:	18,476,959

On June 30, 2026, the Company sold approximately 3,608,495 units at $0.582 per unit to V-Co Investors 4 LLC (“V-Co 4”), an affiliate of New Seneca Partners Inc. (“Seneca”), and Bigger Capital Fund, LP. Each unit consisted of one share of Series A Convertible Preferred Stock, convertible one-for-one into Common Stock, and a five-year warrant to purchase one share of Common Stock at $0.456. Each unit also included two transferable subscription rights, issuable only if and when a registration statement registering the rights is declared effective by the SEC and, if issued, on the same terms as the subscription rights to be distributed to holders of Common Stock generally in the related rights offering. No rights have been issued and no value was allocated to the rights. Rights shares are not included in the 18,476,959 figure. Aggregate purchase price was approximately $2.1 million, of which $1.0 million was paid in cash $1.0 million was paid by conversion of amounts funded under the May 7, 2026 V-Co 4 bridge note, and approximately $0.1 million represented the original issue discount on that note. R. Kirk Huntsman, the Company’s Chairman and Chief Executive Officer, participated indirectly through membership interests in V-Co 4. That participation represents approximately $50,000 of the purchase price paid by V-Co 4 and corresponds to 85,910 Series A shares and warrants to purchase 85,910 shares of Common Stock. V-Co 4 may be deemed an affiliate of the Company. Seneca, the V-Co vehicles, SP Manager LLC and Michael C. Skaff, as reported in their Schedule 13D filed with the SEC on July 15, 2026, directly hold 2,783,102 shares of Common Stock and, after including 4,918,655 shares of Common Stock issuable upon conversion or exercise within 60 days subject to the aggregate 19.99% blocker, beneficially own 7,701,757 shares of Common Stock (19.9% of the Common Stock outstanding as of the Record Date, computed in accordance with Rule 13d-3 under the Exchange Act), excluding 13,558,304 additional underlying shares that the blocker excludes from beneficial ownership. The June 30 financing is the latest issuance to Seneca affiliates covered by this proposal.

The Series A Certificate of Designation designated 7,500,000 shares. 3,608,495 shares are outstanding. 3,891,505 designated shares remain unissued. Those unissued shares are not part of Proposal 6. Series A generally has no voting rights except on changes to its terms, senior stock, or an increase in authorized preferred stock. Conversion of Series A into shares of Common Stock is one-for-one, subject to the blocker.

Why Stockholder Approval Is Required

Nasdaq Listing Rule 5635(d) requires stockholder approval before a listed company issues, in a private transaction at a price below the Nasdaq Minimum Price, Common Stock or securities convertible into Common Stock equal to 20% or more of the Common Stock or voting power outstanding before the issuance. Nasdaq Listing Rule 5635(b) requires stockholder approval before an issuance that may result in a change of control. The covered securities were issued in private placements. The 18,476,959 shares issuable on the securities listed in the table are approximately 55% of the 33,609,393 shares of Common Stock outstanding as of the Record Date.

Nasdaq Listing Rule 5635(b) requires stockholder approval prior to an issuance that may result in a change of control. New Seneca Partners Inc. and its affiliates, including the V-Co vehicles, may beneficially own more than 19.99% of the Common Stock if the listed warrants, pre-funded warrants and Series A Convertible Preferred Stock convert or are exercised without the Nasdaq issuance limitation. The characterization of any such issuance as a “change of control” is solely for purposes of Nasdaq Listing Rule 5635(b).

Beneficial Ownership Limitations

Section 6(d) of the Series A Certificate of Designation prohibits conversion to the extent the converting holder, together with its affiliates and other attribution parties, would beneficially own more than the applicable Beneficial Ownership Limitation. That limitation is 9.99%, unless the holder elected 4.99% or 19.99% prior to issuance. A holder may increase or decrease its limitation upon 61 days’ prior notice, but may not increase it above 19.99%.

Those limitations are contracts with the holders and approval of this proposal removes that Nasdaq issuance limitation. It does not amend Section 6(d) or the warrant limitations. If this proposal is approved, the Company may ask V-Co 4 to amend Section 6(d) and the V-Co 4 warrant so that V-Co 4 and its affiliates may increase their contractual limitation above 19.99%, or eliminate it, upon 61 days’ prior notice.

What Proposal 6 Approves

If this proposal is approved, no further stockholder approval under Rule 5635(b) or Rule 5635(d) will be required for the issuance of up to 18,476,959 shares of Common Stock upon conversion or exercise of the securities listed in the table, including shares issuable under the adjustment provisions of those securities, or upon conversion or exercise of Series A Convertible Preferred Stock and warrants.

Under Nasdaq Listing Rule 5635(d)(1)(A), “Minimum Price” means the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; and (ii) the average Nasdaq Official Closing Price of the common stock for the five trading days immediately preceding the signing of the binding agreement.

What Proposal 6 Does Not Approve

This proposal does not approve the sale of the 3,891,505 designated but unissued Series A shares, an increase in the Series A designation, a new series of preferred stock, a sale to a new purchaser, or issuance of the subscription rights described above.

Dilution

The securities listed in the table represent 18,476,959 potential shares of Common Stock, approximately 55% of the 33,609,393 shares outstanding as of the Record Date, before giving effect to the blocker.

Consequences if Proposal 6 Is Not Approved

The financings will remain in effect. The Series A shares and the warrants and pre-funded warrants will remain outstanding. Conversion and exercise will remain subject to the Nasdaq 19.99% issuance limitation and to the contractual beneficial ownership limitations. The Company would need a later stockholder vote before it could issue Common Stock above those limits.

Interests of Directors and Executive Officers

Mr. Huntsman, our Chairman and Chief Executive Officer, participated indirectly in the June 30, 2026 private placement through membership interests in V-Co 4, representing approximately $50,000 of the aggregate purchase price and corresponding to 85,910 shares of Series A Convertible Preferred Stock and warrants to purchase 85,910 shares of Common Stock included within the securities purchased of record by V-Co 4. The shares of Common Stock underlying those securities are among the shares covered by this Proposal 6. Accordingly, Mr. Huntsman has an interest in the approval of this proposal. See “Certain Relationships and Related Party Transactions.”

Vote Required

Approval requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal. Series A Convertible Preferred Stock and Series B Non-Convertible Preferred Stock do not vote on this proposal. Nasdaq Listing Rule 5635(e)(4) requires a majority of the votes cast. Section 2.09(c) of our Bylaws, requiring the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter, is a higher standard and therefore controls. Abstentions have the same effect as votes against. Broker non-votes are not counted in the denominator. Mr. Huntsman has an interest in this proposal through his membership interests in V-Co 4, an affiliate of Seneca.

Board Recommendation

The Board of Directors believes that the issuance described above is in the best interests of the Company and its stockholders. Mr. Huntsman recused himself from the Board’s deliberations and recommendation on this matter because of his membership interests in V-Co 4. The Board of Directors recommends a vote FOR the approval, for purposes of Nasdaq Listing Rules 5635(b) and 5635(d), of the issuance of up to 18,476,959 shares of Common Stock upon conversion or exercise of the Series A Convertible Preferred Stock and the warrants and pre-funded warrants held by New Seneca Partners Inc. and its affiliates, as described in this Proposal 6.

Unless marked otherwise, proxies received will be voted FOR Proposal No. 6.

PROPOSAL 7 — NASDAQ RULE 5635(a) AND 5635(b) APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SERIES C CONVERTIBLE PREFERRED STOCK

Our stockholders are being asked to approve, for purposes of Nasdaq Listing Rules 5635(a) and 5635(b), which require stockholder approval prior to the issuance of common stock, or securities convertible into common stock, in connection with the acquisition of the stock or assets of another company, if the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance, or if the issuance would result in a change of control, the issuance of up to 80,000,000 shares of Common Stock issuable upon full conversion of the Series C Preferred. This issuance, if fully exercised, would represent approximately 238% of the 33,609,393 shares of Common Stock outstanding as of the Record Date, which is substantially in excess of the 20% Nasdaq threshold.

The Series C Certificate of Designations currently contains a beneficial ownership limitation that prohibits conversion to the extent it would cause the holder (together with its affiliates) to beneficially own more than 4.99% of the outstanding Common Stock (or 9.99% if the holder elects to increase the limitation on 61 days’ prior notice). The stockholder approval sought under this proposal does not amend that beneficial ownership limitation. Accordingly, even if this proposal is approved, SOD Sciences, Inc. will not be able to beneficially own more than 9.99% of the outstanding Common Stock unless and until the Series C Certificate of Designations is amended to raise or eliminate the beneficial ownership limitation. Any such amendment would require the consent of the holder of the Series C Convertible Preferred Stock, which is currently SOD Sciences, Inc., and any other approvals required by the Certificate of Designations or applicable law.

Background

On October 14, 2026, the Company entered into a Mutual Stock Purchase and Asset Exchange Agreement (the “Exchange Agreement”) with SOD Sciences, Inc. (“SOD”), which was amended on October 15, 2026 to extend the outside date and establish an October 16, 2026 closing date, and the transaction closed on October 16, 2026. At the closing, the Company acquired (i) 3,057,879 shares of SOD common stock, representing at least eleven percent (11%) of SOD’s fully diluted capital stock immediately after the closing, and (ii) an undivided fifty percent (50%) co-ownership interest in SOD’s pseudohypoxia early-warning test and related intellectual property. As the sole consideration, the Company issued to SOD 12,000 shares of Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred”), with a stated value of $1,000 per share ($12,000,000 in the aggregate). No cash was paid by either party.

The Series C Preferred ranks pari passu with the Series A Convertible Preferred Stock and the Series B Non-Convertible Preferred Stock and senior to the Common Stock as to dividends and rights upon liquidation, bears no mandatory dividend, is not redeemable, and has no holder put or cash-settlement feature. The Series C Preferred votes together with the Common Stock on an as-converted basis, subject to the lesser of the beneficial ownership limitation and the Exchange Cap described below. The Series C Preferred was first issued after the Record Date and is not entitled to vote at the Annual Meeting. Each share of Series C Preferred is convertible at the holder’s option into Common Stock at a conversion price fixed at the signing of the Exchange Agreement at $0.15 per share, with no price reset and with proportional adjustment only for stock splits (including the reverse stock split described in Proposal 5), combinations and stock dividends. At the $0.15 conversion price, the Series C Preferred is convertible into a maximum of 80,000,000 shares of Common Stock. The Series C Certificate of Designations provides that the aggregate number of shares of Common Stock issuable upon conversion may not exceed 19.99% of the shares of Common Stock outstanding immediately prior to the signing of the Exchange Agreement — 6,718,517 shares, based on 33,609,393 shares outstanding as of the Record Date (the “Exchange Cap”) — unless and until the Company’s stockholders approve the issuance in excess of the Exchange Cap for purposes of Nasdaq Listing Rules 5635(a) and 5635(b). The Exchange Cap is not waivable by the Company or any holder. Conversion is also subject to a beneficial ownership limitation prohibiting conversion to the extent the holder, together with its affiliates, would beneficially own more than 4.99% of the outstanding Common Stock, which the holder may increase to not more than 9.99% upon 61 days’ prior written notice. In the Exchange Agreement, the Company agreed to include this proposal in this proxy statement, and the Board agreed to recommend that stockholders approve it; the closing of the transaction was not conditioned on stockholder approval.

What Proposal 7 Approves

If this proposal is approved, the Exchange Cap will no longer limit conversion, and no further stockholder approval under Nasdaq Listing Rules 5635(a) or 5635(b) will be required for the issuance of Common Stock upon conversion of the Series C Preferred, including any shares that would cause SOD Sciences, Inc. and its affiliates to beneficially own more than 19.99% of the outstanding Common Stock. The characterization of any such issuance as a “change of control” is solely for purposes of Nasdaq Listing Rule 5635(b). The Series C Preferred will be convertible in full, up to 80,000,000 shares of Common Stock at the fixed $0.15 conversion price. Conversion will remain subject to the beneficial ownership limitation in the Series C Certificate of Designations. Full conversion would represent approximately 70.4% of the Common Stock outstanding on a post-issuance basis. The issuance of those shares would substantially dilute the ownership and voting power of existing holders of Common Stock and could adversely affect the market price of the Common Stock. If the reverse stock split described in Proposal 5 is implemented, the conversion price and share numbers will adjust proportionally and the percentage dilution will not change.

What Proposal 7 Does Not Approve

This proposal does not approve any new financing, any issuance of additional shares of Series C Preferred, any change to the conversion price, or any issuance below the price fixed at signing. The conversion price is fixed, with no price-based reset. This proposal does not amend the beneficial ownership limitation in the Series C Certificate of Designations, under which SOD Sciences, Inc. will not be able to beneficially own more than 9.99% of the outstanding Common Stock unless and until the Series C Certificate of Designations is amended to raise or eliminate the beneficial ownership limitation. This proposal does not affect the Series A Convertible Preferred Stock, the Series B Non-Convertible Preferred Stock, or the securities that are the subject of Proposal 6.

Consequences if Proposal 7 Is Not Approved

The transaction with SOD has closed and is not affected by the outcome of this vote. The Series C Preferred will remain outstanding. The Exchange Cap will remain in effect, and conversion will be limited to 19.99% of our outstanding shares of Common Stock (6,718,517 as of the Record Date and to be proportionally adjusted for the reverse stock split, if implemented). The balance of the Series C Preferred will remain outstanding as preferred stock ranking pari passu with the Series A Convertible Preferred Stock and the Series B Non-Convertible Preferred Stock and senior to the Common Stock. The Series C Preferred has no redemption, put, penalty, repricing or cash-settlement feature, so non-approval will not result in any cash payment obligation or any change to the conversion price.

Interests of Certain Persons

No director, executive officer, or substantial shareholder of the Company has any direct or indirect interest in SOD or in the consideration paid under the Exchange Agreement. SOD, as the holder of the Series C Preferred, has an interest in the approval of this proposal.

Vote Required

Approval requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as votes against the proposal, and broker non-votes, if any, will have no effect. The Series A Convertible Preferred Stock and the Series B Non-Convertible Preferred Stock do not vote on this proposal. Under the Series C Certificate of Designations, any shares of Common Stock issued upon conversion of the Series C Preferred under the Exchange Cap are not entitled to vote on this proposal; as of the Record Date, no shares of Common Stock had been issued upon conversion of the Series C Preferred.

Board Recommendation

The Board of Directors believes that the issuance described above is in the best interests of the Company and its stockholders. The Board of Directors recommends a vote FOR the approval, for purposes of Nasdaq Listing Rules 5635(a) and 5635(b), of the issuance of up to 80,000,000 shares of Common Stock upon conversion of the Series C Convertible Preferred Stock issued to SOD Sciences, Inc., as described in this Proposal 7. Unless marked otherwise, proxies received will be voted FOR Proposal 7.

Unless marked otherwise, proxies received will be voted FOR Proposal No. 7.

PROPOSAL 8 — AMENDMENT TO THE 2024 OMNIBUS EQUITY INCENTIVE PLAN

The Board has adopted, and recommends that stockholders approve, an amendment to the Vivos Therapeutics, Inc. 2024 Omnibus Equity Incentive Plan (the “Plan”) to increase the number of shares of Common Stock authorized for issuance under the Plan by 4,900,000, from 4,100,000 to 9,000,000. The form of amendment is Annex A. No other Plan term is being amended.

The Plan was approved by the Board on September 7, 2024 and approved by stockholders on November 26, 2024 with a reserve of 1,600,000 shares. Stockholders approved an increase of 2,500,000 shares to the reserve, to 4,100,000 shares, at the last annual meeting on November 4, 2025.

Equity Compensation Plan Information

The following table sets forth information, as of December 31, 2025, with respect to compensation plans under which shares of Common Stock are authorized for issuance. The table is presented in accordance with Item 201(d) of Regulation S-K. It does not give effect to the 4,900,000-share increase that is the subject of this Proposal 8, or to grants made after December 31, 2025. Current share usage is set forth under “Share Usage” below.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
2017 Plan (1)	53,333		—	(2)	—
2019 Plan (1)	174,380		—	(2)	—
2024 Omnibus Plan (3)	1,085,142	(4)	—	(2)	2,989,513	(5)
Equity compensation plans not approved by security holders	—		—		—
Total	1,312,855	(6)	$6.83	(2)	2,989,513

As of the date of this proxy statement, new equity compensation awards may be issued only under the 2024 Omnibus Plan.

(1) No awards have been granted under the 2017 Plan or the 2019 Plan since the 2024 Omnibus Plan became effective on November 26, 2024. The Company’s board of directors and stockholders approved a reserve of 53,333 shares under the 2017 Plan. The Company’s board of directors and stockholders approved a reserve of 174,380 shares under the 2019 Plan, of which 10,000 shares have been exercised. The 287 shares that remained available under the 2019 Plan were retired when the 2024 Omnibus Plan was approved. Column (a) for these two plans is the number of awards the Company has previously reported as outstanding under those plans.

(2) Column (b) reports the weighted-average exercise price of outstanding options only. Restricted stock units included in column (a) have no exercise price. The $6.83 figure is the weighted-average exercise price of all options outstanding at December 31, 2025, as reported in the notes to the Company’s consolidated financial statements for the year ended December 31, 2025. A separate weighted-average exercise price by plan was not disclosed in that filing.

(3) The 2024 Omnibus Plan is the Company’s only active equity compensation plan. Stockholders approved a reserve of 1,600,000 shares on November 26, 2024 and an increase of that reserve to 4,100,000 shares on November 4, 2025. Proposal 8 would increase the reserve from 4,100,000 shares to 9,000,000 shares. Column (c) does not reflect that proposed increase.

(4) Constructed from options outstanding at December 31, 2025 (1,222,855) less the 2017 Plan and 2019 Plan amounts in column (a) (227,713), plus 90,000 restricted stock units outstanding under the 2024 Omnibus Plan at that date.

(5) 4,100,000 shares authorized under the 2024 Omnibus Plan at December 31, 2025, minus 1,110,487 awards issued under that plan as of that date, as stated in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

(6) 1,222,855 options outstanding plus 90,000 restricted stock units outstanding at December 31, 2025, from the stock-based compensation note in the Form 10-K for that year.

Share Usage

As of the date of this proxy statement share usage under the Plan was as follows:

Item	Shares
Current reserve (approved November 4, 2025)	4,100,000
Shares granted to date	2,062,487
Awards pending Board approval (at least)	2,227,000
Remaining if pending awards are approved	(189,487)
Increase requested by this proposal	4,900,000
Reserve if this proposal is approved	9,000,000
Remaining after the increase and the pending awards	4,710,513

Purpose of the Increase

If the pending awards are approved, they would exceed the shares remaining available under the current reserve by 189,487 shares, and no shares would remain available for grant under the current reserve. The Board has determined that the current reserve is not sufficient for the pending awards or for expected grants over the next 12 to 24 months, including grants in connection with sleep-center integration hiring, director compensation paid in equity, and refresh grants to existing service providers. The increase is requested so that the Company can continue to use equity awards to attract and retain employees, directors and consultants.

Dilution

The 4,900,000-share increase is approximately 15% of the 33,609,393 shares of Common Stock outstanding as of the Record Date. If the increase is approved, the 9,000,000-share Plan reserve would be approximately 27% of that outstanding amount, before giving effect to the reverse stock split discussed in Proposal 5.

Material Terms That Are Not Being Amended

The Plan will continue to permit grants to employees, directors and consultants of the Company and its affiliates. Award types will remain stock options (including incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock, restricted stock units, and other equity-based or performance awards. The maximum term of an option will remain ten years. Options may not be granted at an exercise price below fair market value. Repricing of options or stock appreciation rights will continue to require stockholder approval. The Plan has no evergreen provision. The Compensation Committee will continue to administer the Plan. Awards remain subject to the Company’s clawback policy. Except as otherwise provided in an award agreement or employment agreement, upon the closing of a change of control, awards subject only to time-based vesting will vest in full and performance-based awards will vest at the greater of target or actual performance through the closing.

Interests of Directors and Executive Officers

Directors and executive officers are eligible to receive awards under the 2024 Omnibus Equity Incentive Plan, including the additional shares authorized by this Proposal 8, and therefore have an interest in the proposal. The Board and the Compensation Committee were aware of that interest when they approved the amendment and recommended that stockholders vote “FOR” Proposal 8. Future awards, if any, will be made in the discretion of the plan administrator and are not determinable at this time.

Material Features of the Plan; New Plan Benefits; Certain Federal Income Tax Consequences

Eligible participants

Any non-employee director, officer, employee or consultant of the Company or its subsidiaries or affiliates is eligible to receive awards under the Plan. As of December 31, 2025, the Company had five non-employee directors, two officers, 268 employees and three consultants. Based on current usage, the Company expects that awards under the Plan will generally be limited to approximately five non-employee directors, two officers, twelve employees and three consultants. The Compensation Committee, or the Board in the case of awards to non-employee directors, selects participants and determines the terms of each award. The Plan is the Company’s only plan under which new equity awards may be granted. No awards are made under the 2017 Plan or the 2019 Plan.

Shares available; counting; source of shares

Subject to adjustment as provided in Section 4.4 of the Plan, the total number of shares of Common Stock reserved and available for grant under the Plan is 4,100,000, and will be 9,000,000 if this Proposal 8 is approved. Each share subject to an award reduces the reserve by one share. Shares subject to an award that is forfeited, expires, is cancelled or terminated, or is settled in cash rather than in stock, return to the reserve. Shares delivered under the Plan may be authorized but unissued shares, treasury shares, or shares purchased on the open market. The Plan has no evergreen provision. Outstanding options, restricted stock units and other awards will be adjusted for the reverse stock split described in Proposal 5 in the manner already provided by the Plan and the applicable award agreements.

Award types and material limits

The Plan permits grants of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and other equity-based or equity-related awards. The maximum term of an option is ten years, or five years in the case of an incentive stock option granted to a 10% stockholder. Options and stock appreciation rights may not be granted at an exercise price below the fair market value of the Common Stock on the grant date (110% of fair market value in the case of an incentive stock option granted to a 10% stockholder). Repricing of options or stock appreciation rights requires stockholder approval. Except as otherwise provided in an award agreement or employment agreement, upon the closing of a transaction that results in a change of control (as defined in the Plan), all awards subject to restrictions based solely on the passage of time become fully vested and exercisable, and awards subject to performance goals vest in full at the greater of the target level of performance or actual performance through the closing; the Compensation Committee may also cancel outstanding awards in exchange for an opportunity to exercise or for payment of their value. The aggregate grant date fair value of awards granted to any non-employee director during a fiscal year, together with cash compensation paid to that director for service as a director for the same year, may not exceed $550,000. Awards remain subject to the Company’s clawback policy. The Compensation Committee administers the Plan, except that the Board administers awards to non-employee directors.

Market value of the shares being authorized

The additional 4,900,000 shares that this Proposal 8 would authorize had an aggregate market value of approximately $744,000, based on the last reported closing price of the Common Stock on Nasdaq of $0.1518 per share on October 2, 2026, the most recent practicable trading date prior to the date of this proxy statement.

Registration

If this Proposal 8 is approved, the Company intends to register the additional 4,900,000 shares of Common Stock on a registration statement on Form S-8 under the Securities Act of 1933.

New Plan Benefits

Future awards under the Plan are within the discretion of the Compensation Committee or, in the case of awards to non-employee directors, the Board. Except for the additional award capacity created by the 4,900,000-share increase, no awards are being approved as part of this proposal. The number, type and value of awards that will be granted to any person or group if this proposal is approved cannot be determined at this time. The benefits that would otherwise be shown in the New Plan Benefits table under Item 10 of Schedule 14A are therefore not determinable.

Name and position	Dollar value and number of units
R. Kirk Huntsman, Chairman and Chief Executive Officer	Determinable only if and when granted
Roman Franklin, Chief Financial Officer	Determinable only if and when granted
Bradford Amman, former Chief Financial Officer (named executive officer for 2025)	Determinable only if and when granted
All current executive officers as a group	Determinable only if and when granted
All current directors who are not executive officers as a group	Determinable only if and when granted
All employees, including all current officers who are not executive officers, as a group	Determinable only if and when granted

Certain U.S. federal income tax consequences

The following is a summary of the principal U.S. federal income tax consequences of awards under the Plan. It is not tax advice. Participants should consult their own tax advisors. The summary assumes that the participant is an individual citizen or resident of the United States and that the Company is entitled to a deduction only to the extent the corresponding amount is includible in the participant’s income and is not limited by Section 162(m) of the Code or another provision.

Nonqualified stock options. A participant does not recognize income at grant. At exercise, the participant recognizes ordinary income equal to the excess of the fair market value of the shares on the exercise date over the exercise price. The Company is generally entitled to a corresponding deduction. Subsequent appreciation or depreciation in the shares is capital gain or loss.

Incentive stock options. A participant does not recognize regular taxable income at grant or, if the statutory holding periods are satisfied, at exercise. The spread at exercise is an adjustment for purposes of the alternative minimum tax. If the participant holds the shares until at least two years after the grant date and one year after the exercise date, gain on sale is long-term capital gain and the Company takes no deduction. A disqualifying disposition produces ordinary income to the participant, and a deduction to the Company, equal to the lesser of the spread at exercise or the gain on sale.

Stock appreciation rights. A participant does not recognize income at grant. At exercise, the participant recognizes ordinary income equal to the cash or the fair market value of shares received, and the Company is generally entitled to a corresponding deduction.

Restricted stock. A participant who does not make a Section 83(b) election recognizes ordinary income as the shares vest, in an amount equal to the then fair market value of the vested shares. A timely Section 83(b) election accelerates that income to the grant date. The Company is generally entitled to a deduction at the same time and in the same amount as the participant’s ordinary income.

Restricted stock units and performance units. A participant recognizes ordinary income when the units are settled, equal to the cash or the fair market value of the shares delivered. The Company is generally entitled to a corresponding deduction. Restricted stock units that constitute deferred compensation are subject to Section 409A of the Code. The Plan is intended to be administered in compliance with Section 409A.

Section 162(m). Section 162(m) of the Code generally limits to $1 million per year the federal income tax deduction that a publicly held corporation, including the Company, may take for compensation paid to each of its covered employees. Compensation paid under the Plan to covered employees, together with their other compensation, is subject to that limit.

Vote Required

Approval requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal. Nasdaq Listing Rule 5635(c) is satisfied by a majority of the votes cast. Section 2.09(c) of our Bylaws, requiring the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter, is a higher standard and therefore controls. Abstentions have the same effect as votes against. Broker non-votes are not counted in the denominator.

Board Recommendation

The Board of Directors believes that the amendment is in the best interests of the Company and its stockholders. The Board of Directors unanimously recommends a vote FOR the amendment to the 2024 Omnibus Equity Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the Plan from 4,100,000 shares to 9,000,000 shares.

Unless marked otherwise, proxies received will be voted FOR Proposal No. 8.

PROPOSAL 9 — CONVERSION TO A NEVADA CORPORATION

Our Board has approved, and recommends that stockholders approve, the conversion of the Company from a corporation organized under the laws of the State of Delaware to a corporation organized under the laws of the State of Nevada (the “Conversion”), and the adoption of the Plan of Conversion attached to this proxy statement as Annex B, the Nevada articles of incorporation described in Annex C (the “Nevada Articles”) and the Nevada bylaws described in Annex D (the “Nevada Bylaws”). A comparison of certain differences between the rights of stockholders under Delaware law and Nevada law is attached as Annex E.

The Conversion would be effected pursuant to Section 266 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and Sections 92A.195 and 92A.205 of the Nevada Revised Statutes, as amended (the “NRS”). Approval of this Proposal 9 will constitute approval of the Plan of Conversion, the Nevada Articles and the Nevada Bylaws.

Principal Terms of the Conversion

If this proposal is approved by stockholders and the Board determines to consummate the Conversion, the Company will file a certificate of conversion with the Secretary of State of the State of Delaware in accordance with DGCL § 266 and articles of conversion and the Nevada Articles with the Nevada Secretary of State in accordance with NRS 92A.205 and NRS 92A.230. The Conversion will become effective at the date and time specified in those filings (the “Effective Time”).

Pursuant to DGCL § 266 and NRS 92A.250, at the Effective Time the Company will continue its existence in the organizational form of a Nevada corporation (and will cease to exist as a Delaware corporation). The Conversion will constitute a continuation of the existence of the Company and will not be deemed to create a new entity. All of the rights, privileges and powers of the Company, and all property, real, personal and mixed, and all debts due to the Company, will remain vested in the Company as a Nevada corporation. All rights of creditors and all liens upon any property of the Company will be preserved unimpaired. All debts, liabilities and duties of the Company will remain attached to the Company as a Nevada corporation and may be enforced against it to the same extent as if the Conversion had not taken place.

Through the adoption of the Plan of Conversion, upon the Effective Time:

The Company will continue in existence as a Nevada corporation under the name “Vivos Therapeutics, Inc.”

●	The internal affairs of the Company will be governed by the NRS, the Nevada Articles and the Nevada Bylaws, and will no longer be governed by the DGCL, the Company’s existing Certificate of Incorporation or the Company’s existing Amended and Restated Bylaws.

●	Each outstanding share of Common Stock of the Delaware corporation will automatically become one outstanding share of Common Stock of the Nevada corporation.

●	Each outstanding share of Series A Convertible Preferred Stock, each outstanding share of Series B Non-Convertible Preferred Stock and each outstanding share of Series C Convertible Preferred Stock will automatically become one outstanding share of the corresponding series of the Nevada corporation, with the same economic terms. The Certificates of Designation for those series will be restated as Nevada instruments with the same powers, preferences and rights.

●	Each outstanding option, restricted stock unit, warrant or other right to acquire Common Stock will automatically become an equivalent right to acquire the same number of shares of Common Stock of the Nevada corporation, on the same terms and conditions.

●	Stockholders will not be required to exchange stock certificates. Outstanding certificates will continue to evidence ownership of the same number of shares of the Nevada corporation.

●	The Company’s business, management, employees, assets, liabilities, Littleton, Colorado headquarters, Commission file number, employer identification number, Nasdaq listing and ticker symbol (VVOS) will not change by reason of the Conversion.

The Board may delay the Conversion, or terminate and abandon the Plan of Conversion, at any time prior to the Effective Time if the Board determines that delay or abandonment would be in the best interests of the Company and its stockholders.

Reasons for the Conversion

The Board has determined that the Conversion is advisable and in the best interests of the Company and its stockholders. In reaching that determination, the Board considered the following principal factors.

Delaware franchise tax. As a Delaware corporation with the Company’s authorized capital, the Company is subject to an annual Delaware franchise tax that is a recurring six-figure cost. Following the Conversion, the Company would instead pay Nevada’s annual list fee and state business-license fee, which together are a few hundred dollars. The Board believes those savings will recur each year the Company remains a Nevada corporation.

Statutory liability standard. The Board also considered the differences between Delaware common-law fiduciary litigation in the Court of Chancery and the statutory standard applicable to directors and officers of a Nevada corporation under NRS 78.138, which is described under “Certain Differences Between Delaware and Nevada Law” below. The Board prefers that statutory framework.

The Board did not approve the Conversion in order to classify the Board, to eliminate the ability of stockholders to act by written consent, to increase the vote required to remove directors, or to cause the Company to become subject to the Nevada combinations statute or the Nevada control-share statute. The Nevada Articles and Nevada Bylaws are intended to carry forward the Company’s existing Certificate of Incorporation and Amended and Restated Bylaws, with the substitutions required by Nevada law, the exclusive-forum provision described below, and the statutory opt-outs described below.

What Will Not Change After the Conversion

The Nevada Articles and Nevada Bylaws will continue to provide for authorized capital of 200,000,000 shares of Common Stock and 50,000,000 shares of preferred stock; the existing par values; one vote per share of Common Stock; no cumulative voting; blank-check preferred stock; stockholder action by written consent; the right of holders of 15% of the voting power to call a special meeting, as set forth in the bylaws; vacancies filled by the Board; an unclassified Board; and the authority of both the Board and the stockholders to amend the bylaws. The Nevada Articles will limit the monetary liability of directors to the fullest extent permitted by NRS 78.138 and will provide for indemnification of directors and officers to the fullest extent permitted by NRS 78.7502 and NRS 78.751. The Nevada Articles will not impose greater individual monetary liability on directors or officers than NRS 78.138(7) already provides. Unlike DGCL § 102(b)(7), NRS 78.138 applies by statute to both directors and officers and is not an optional charter election. After the Conversion, officers will have the same statutory limitation on monetary liability that applies to directors. The current Certificate limits directors only. The economic terms of the Series A Convertible Preferred Stock, the Series B Non-Convertible Preferred Stock and the Series C Convertible Preferred Stock will not change.

The Nevada Articles will provide that NRS 78.411 to 78.444, inclusive (combinations with interested stockholders), and NRS 78.378 to 78.3793, inclusive (acquisition of a controlling interest), will not apply to the Company. Those opt-outs are intended to correspond to the Company’s existing opt-out of DGCL § 203.

What Will Change After the Conversion

Following the Conversion, the Company will be a Nevada corporation. Its internal affairs will be governed by the NRS rather than the DGCL, and internal-affairs cases will be heard under Nevada law, typically in Nevada state court, rather than in the Delaware Court of Chancery. The Company’s registered office and resident agent will be in Nevada. Citations in the governing documents to the DGCL will be replaced with citations to the NRS. The Company will cease to pay Delaware franchise tax and will instead pay Nevada’s annual list fee and state business license.

The Company’s Amended and Restated Bylaws currently provide that, unless the Company consents in writing to another forum, the Court of Chancery of the State of Delaware (or, if that court lacks jurisdiction, the federal district court for the District of Delaware) is the exclusive forum for derivative actions, claims for breach of fiduciary duty, claims arising under the DGCL or the Company’s certificate of incorporation or bylaws, and claims governed by the internal affairs doctrine. The Bylaws also provide that the federal district courts of the United States are the exclusive forum for claims arising under the Securities Act of 1933, and that the exclusive-forum provision does not apply to claims arising under the Exchange Act.

After the Conversion, the Company will not be a Delaware corporation, and the Court of Chancery will no longer be the appropriate exclusive forum for internal-affairs claims. The Nevada Bylaws will therefore name the Eighth Judicial District Court of Clark County, Nevada (Nevada Business Court), or, if that court lacks jurisdiction, any other state or federal court located in the State of Nevada, as the exclusive forum for those internal-affairs claims. The existing Securities Act exclusive-forum provision, and the existing Exchange Act carve-out, will be carried forward.

Certain Differences Between Delaware and Nevada Law

Although the Board believes that the rights of stockholders under the DGCL and the NRS are similar in many respects, the two statutes and the related case law differ in ways that may affect the rights of the Company’s stockholders. The following summarizes the differences the Board considers most relevant to this proposal. A more complete comparison is set forth in Annex E. The summary is qualified in its entirety by reference to the DGCL, the NRS, the Company’s existing Certificate of Incorporation and Bylaws, and the Nevada Articles and Nevada Bylaws.

Limitation of director and officer liability. DGCL § 102(b)(7) permits a corporation’s certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director’s duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, any transaction from which the director derived an improper personal benefit, and certain other statutory liabilities. Delaware courts apply directors’ and officers’ fiduciary duties as a matter of common law.

The Company’s existing Certificate of Incorporation limits the monetary liability of directors, and not officers, to the fullest extent permitted by the DGCL.

NRS 78.138 codifies the standard of conduct and the standard of liability for directors and officers of a Nevada corporation. Directors and officers are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation. In exercising their respective powers, directors and officers may consider all relevant facts, circumstances, contingencies or constituencies, including the interests of employees, suppliers, customers and creditors, the economy of the State and the nation, the interests of the community and of society, and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that those interests may be best served by the continued independence of the corporation. Under NRS 78.138(7), a director or officer is not individually liable to the corporation or its stockholders or creditors for damages as a result of any act or failure to act in that capacity unless the presumption in NRS 78.138(3) has been rebutted and it is proven that the act or failure to act constituted a breach of fiduciary duty and that the breach involved intentional misconduct, fraud or a knowing violation of law.

The Nevada Articles will limit the monetary liability of directors to the fullest extent permitted by NRS 78.138. They will not impose greater individual liability on directors or officers than NRS 78.138(7) already provides. NRS 78.138 is not a DGCL § 102(b)(7)-style optional clause that applies only if the articles so provide. It applies by statute to directors and to officers. After the Conversion, officers of the Company will be subject to that statutory limitation. The current Certificate does not contain a DGCL § 102(b)(7) officer-exculpation provision. The Conversion therefore changes the source and scope of officer monetary-liability protection; it does not leave officers in the same position they occupy under the current Certificate.

Interests of Directors and Executive Officers

Directors and executive officers may be deemed to have an interest in Proposal 9 because the Nevada Articles and Nevada law, including NRS 78.138, would govern their duties and liability after the Conversion and, as described above, Nevada’s liability standard differs from Delaware’s. The Board was aware of that interest when it approved the Conversion and recommended that stockholders vote “FOR” Proposal 9. Directors and executive officers will receive no additional consideration in the Conversion in respect of their shares, options or other equity awards other than the same one-for-one conversion of Common Stock that applies to all other holders.

Inspection of books and records. DGCL § 220 provides stockholders with a qualified right to inspect the corporation’s books and records for any proper purpose reasonably related to the person’s interest as a stockholder. Following the Conversion, DGCL § 220 will not apply. NRS 78.257 provides certain inspection rights to stockholders of a Nevada corporation, but those statutory inspection rights do not apply to a corporation that gives stockholders a detailed annual financial statement or is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and is current in its filings. The Company expects to remain subject to those reporting requirements and current in its filings. Stockholders will continue to have the inspection and disclosure rights available under the federal securities laws. Further, NRS 78.105 separately requires a Nevada corporation to maintain specified records (including its articles, bylaws, and stock ledger) and gives stockholders a more limited right to inspect and copy those records. Stockholders will have the rights granted by NRS 78.105 and will also continue to have the disclosure rights available under the federal securities laws.

Business combinations and control-share acquisitions. DGCL § 203 restricts certain business combinations with an “interested stockholder” for three years unless specified conditions are met. The Company has opted out of DGCL § 203. NRS 78.411 to 78.444 impose analogous restrictions on combinations with interested stockholders, and NRS 78.378 to 78.3793 restrict the voting rights of an “acquiring person” who acquires a “controlling interest.” The Nevada Articles will provide that those Nevada statutes will not apply to the Company.

Conditions to Consummation; Abandonment

If stockholders approve this proposal, the Board may nevertheless abandon the Conversion at any time prior to the Effective Time, without further action by the stockholders. The Board has not completed its review of every contract, license, payor agreement, lease, financing document and insurance policy that may contain a consent, notice or default provision triggered by a change in the Company’s jurisdiction of incorporation. The Board intends to complete that review before the Conversion is given effect.

The Company has received consents for the Conversion under the Certificate of Designation of the Series A Convertible Preferred Stock and the Certificate of Designation of the Series B Non-Convertible Preferred Stock, including consents to restate those designations as Nevada instruments with the same powers, preferences and rights.

Regulatory Matters

Consummation of the Conversion requires the filing of the certificate of conversion with the Delaware Secretary of State and the filing of the articles of conversion and the Nevada Articles with the Nevada Secretary of State. The Company will also make any notification required by Nasdaq. The Conversion is not expected to interrupt trading of the Common Stock on Nasdaq.

Certain Federal Income Tax Consequences

The Company expects the Conversion to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. If the Conversion so qualifies, stockholders should not recognize gain or loss solely as a result of the Conversion. This discussion is summary in nature. It is not tax advice to any stockholder. Stockholders should consult their own tax advisors.

Appraisal Rights

Holders of Common Stock are not expected to be entitled to appraisal rights in connection with the Conversion. Holders of Series A Convertible Preferred Stock, Series B Non-Convertible Preferred Stock and Series C Convertible Preferred Stock have appraisal rights under DGCL § 262 in connection with the Conversion, unless validly waived, if they comply with DGCL § 262, as described below.

DGCL § 262 provides appraisal rights in specified mergers, consolidations, conversions, transfers, domestications and continuances, including a conversion under § 266. Under § 262(b), appraisal rights are not available for shares of a class or series that, at the applicable time, is listed on a national securities exchange, or held of record by more than 2,000 holders, if the holders are not required to accept for those shares anything except (i) shares of stock of the converted or resulting entity, (ii) shares of stock listed on a national securities exchange, (iii) cash in lieu of fractional shares, or (iv) any combination of the foregoing.

The Common Stock is listed on The Nasdaq Capital Market. If the Conversion is consummated, each outstanding share of Common Stock of the Delaware corporation will become one outstanding share of Common Stock of the Nevada corporation. Holders of Common Stock will not be required to accept cash or other non-stock consideration in the Conversion (other than cash in lieu of fractional shares, if any). Accordingly, the Company does not expect appraisal rights to be available for the Common Stock.

None of the Series A Convertible Preferred Stock, the Series B Non-Convertible Preferred Stock or the Series C Convertible Preferred Stock is listed on a national securities exchange, and the Company believes that none of those series is held of record by more than 2,000 holders. Accordingly, appraisal rights are available for those shares in connection with the Conversion unless validly waived. The shares of Series C Convertible Preferred Stock were first issued on October 16, 2026, after the Record Date and are not entitled to vote at the Annual Meeting, but the Company is delivering the notice described below to that holder.

The notice of meeting and this proxy statement, which are being sent to holders of Series A Convertible Preferred Stock, Series B Non-Convertible Preferred Stock and Series C Convertible Preferred Stock not less than 20 days before the Annual Meeting (that is, not later than November 12, 2026), constitute the notice required by DGCL § 262(d)(1). A copy of DGCL § 262 is attached as Annex G. A holder of preferred stock who wishes to demand appraisal must: (i) deliver to the Company, at 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120, before the vote on Proposal 9 is taken at the Annual Meeting, a separate written demand for appraisal that reasonably informs the Company of the identity of the holder and that the holder intends to demand appraisal of the holder’s shares; (ii) not vote in favor of, or consent in writing pursuant to DGCL § 228 to, the Conversion; (iii) hold the shares continuously through the Effective Time; and (iv) otherwise comply with DGCL § 262. Failure to comply with DGCL § 262 may result in the loss of appraisal rights. Holders should read Annex G carefully and consult their own legal advisors.

Vote Required

Pursuant to DGCL § 266, the Conversion must be approved by the affirmative vote of a majority of the outstanding stock of the Company entitled to vote thereon. Holders of Common Stock are entitled to vote on this proposal. Accordingly, approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote. Abstentions and broker non-votes will have the same effect as votes against this proposal.

DGCL § 266(b) requires that notice of the time and purpose of the meeting be given to each holder of stock of the Company, whether voting or nonvoting, at least 20 days prior to the meeting. That notice is being given to holders of Common Stock, Series A Convertible Preferred Stock, Series B Non-Convertible Preferred Stock and Series C Convertible Preferred Stock.

Board Recommendation

The Board of Directors believes that the Conversion is in the best interests of the Company and its stockholders. The Board of Directors unanimously recommends a vote FOR the approval of the Conversion, the Plan of Conversion, the Nevada Articles and the Nevada Bylaws.

Unless marked otherwise, proxies received will be voted FOR Proposal No. 9.

PROPOSAL 10 — ADJOURNMENT

If at the Annual Meeting there are not sufficient votes to approve Proposal 5, 6, 7, 8 or 9, the Board may ask stockholders to adjourn the meeting to a later date to solicit additional proxies. Proposal 10 authorizes that adjournment. The Board may also adjourn the meeting on its own initiative under the Bylaws without this proposal if a quorum is not present.

Approval requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal.

The Board recommends a vote FOR Proposal 10. Unless marked otherwise, proxies received will be voted FOR Proposal 10.

STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our annual meeting of stockholders to be held in 2027 (the “2027 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our Secretary at our offices at 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120, not later than the date that is 120 calendar days before the first anniversary of the date this proxy statement is first released to stockholders (which is July 1, 2027), and must otherwise comply with Rule 14a-8. If the date of the 2027 Annual Meeting is changed by more than 30 days from the anniversary of the Annual Meeting, the deadline will instead be a reasonable time before the Company begins to print and send its proxy materials.

Stockholders intending to present a proposal at our 2027 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2027 Annual Meeting no earlier than the close of business on August 4, 2027 and no later than the close of business on September 3, 2027. The notice must contain the information required by our Bylaws. In the event that the date of the 2027 Annual Meeting is more than 30 days before or more than 60 days after December 2, 2027, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2027 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2027 Annual Meeting and the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

In addition to satisfying the advance notice requirements under the Bylaws as described above, to comply with the SEC’s universal proxy rules, a person who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by SEC Rule 14a-19(b) under the Exchange Act. That notice must be postmarked or transmitted electronically to the Company at its principal executive office no later than October 3, 2027 (60 calendar days before the anniversary of the Annual Meeting); if the date of the 2027 Annual Meeting is changed by more than 30 calendar days from that anniversary, the notice must be provided by the later of 60 calendar days before the 2027 Annual Meeting and the 10th calendar day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by the Company. The Rule 14a-19 notice requirement is in addition to, and does not extend, the earlier advance notice deadline under our Bylaws described above.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

HOUSEHOLDING

SEC rules permit companies and intermediaries such as brokers, banks and other nominees to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders (“householding”), unless contrary instructions have been received from one or more of the affected stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2025 to a stockholder at a shared address to which a single copy was delivered. A stockholder who wishes to receive a separate copy of these materials now or in the future, or stockholders sharing an address who are receiving multiple copies and wish to receive a single copy in the future, may notify the Company by writing to Vivos Therapeutics, Inc., Attention: Chief Financial Officer, 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120, or by calling (866) 908-4867, or may contact VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598, (212) 828-8436. Stockholders who hold shares through a broker, bank or other nominee should contact their nominee.

OTHER MATTERS

The Board does not know of any other matters to be brought before the Annual Meeting. If any other matter properly comes before the meeting, the persons named as proxies will vote in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

The Company files reports with the SEC, available at www.sec.gov. The Company’s website is www.vivos.com. Website content is not part of this proxy statement. Upon written request, the Company will provide without charge to any stockholder a copy of its Annual Report on Form 10-K for the year ended December 31, 2025, including the financial statements and financial statement schedules, as filed with the SEC. Requests should be directed to Vivos Therapeutics, Inc., Attention: Chief Financial Officer, 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120.

By Order of the Board of Directors

R. Kirk Huntsman

Chairman and Chief Executive Officer

ANNEX A

AMENDMENT NO. 2

TO THE

VIVOS THERAPEUTICS, INC.

2024 OMNIBUS EQUITY INCENTIVE PLAN

This Amendment No. 2 (this “Amendment”) to the Vivos Therapeutics, Inc. 2024 Omnibus Equity Incentive Plan (the “Plan”) is adopted by the Board of Directors of Vivos Therapeutics, Inc. (the “Company”), subject to approval by the holders of the Company’s common stock, par value $0.0001 per share (“Common Stock”).

1.	Share reserve. Section 4.1 of the Plan is hereby amended to increase the number of shares of Common Stock authorized for issuance under the Plan by 4,900,000 shares, from 4,100,000 shares to 9,000,000 shares. Each place in the Plan that refers to a reserve of 4,100,000 shares is amended to refer to 9,000,000 shares.

2.	No other change. Except as amended by this Amendment, the Plan remains in full force and effect. No other term of the Plan — including eligibility, award types, the prohibition on option or SAR repricing without stockholder approval, the absence of an evergreen, administration, clawback and change-in-control treatment — is amended.

3.	Effective date. This Amendment is effective on the date it is approved by the holders of Common Stock.

4.	Reverse stock split. If a reverse stock split approved at the same meeting of stockholders becomes effective, the 9,000,000-share reserve will be proportionally adjusted under Section 4.4 of the Plan as of the split effective time, without a further amendment of the Plan.

5.	Stockholder approval. Adoption of this Amendment requires the vote specified in the accompanying proxy statement under Proposal 8.

ANNEX B

PLAN OF CONVERSION

OF

VIVOS THERAPEUTICS, INC.

(a Delaware corporation)

INTO

VIVOS THERAPEUTICS, INC.

(a Nevada corporation)

This Plan of Conversion (this “Plan”) is adopted by Vivos Therapeutics, Inc., a Delaware corporation (the “Converting Entity”), to convert into Vivos Therapeutics, Inc., a Nevada corporation (the “Converted Entity”), pursuant to Section 266 of the General Corporation Law of the State of Delaware (the “DGCL”) and Sections 92A.195, 92A.205 and 92A.250 of the Nevada Revised Statutes (the “NRS”).

1. Conversion.

At the Effective Time (as defined below), the Converting Entity shall convert into the Converted Entity and shall thereafter be governed by the laws of the State of Nevada. The Conversion is intended to constitute a continuation of the existence of the Converting Entity in the organizational form of a Nevada corporation and is not intended to create a new entity, to constitute a dissolution, or to constitute a transfer of assets for consideration.

2. Name.

The name of the Converted Entity shall be “Vivos Therapeutics, Inc.”

3. Effective Time.

The Conversion shall become effective at the date and time specified in the certificate of conversion filed with the Secretary of State of the State of Delaware and the articles of conversion filed with the Nevada Secretary of State (the “Effective Time”).

4. Governing documents.

At the Effective Time, the articles of incorporation of the Converted Entity shall be the Articles of Incorporation in the form attached to the proxy statement as Annex C (the “Nevada Articles”), and the bylaws of the Converted Entity shall be the Bylaws described in Annex D (the “Nevada Bylaws”). From and after the Effective Time the internal affairs of the Converted Entity shall be governed by the NRS, the Nevada Articles and the Nevada Bylaws, and shall no longer be governed by the DGCL, the Certificate of Incorporation of the Converting Entity filed August 12, 2020, as amended (including the Certificate of Amendment filed October 25, 2023), or the Amended and Restated Bylaws of the Converting Entity.

5. Effect on capital stock.

At the Effective Time, by virtue of the Conversion and without any action on the part of the Converting Entity, the Converted Entity or any holder:

●	each issued and outstanding share of Common Stock, par value $0.0001 per share, of the Converting Entity (including treasury shares, if any) shall continue as one issued and outstanding share of Common Stock, par value $0.0001 per share, of the Converted Entity;

●	each issued and outstanding share of Series A Convertible Preferred Stock of the Converting Entity shall continue as one issued and outstanding share of Series A Convertible Preferred Stock of the Converted Entity, with the same designations, rights, powers, preferences and limitations, including the one-for-one conversion rate, the stated value applicable to such share under the Applicable Purchase Agreement, the Beneficial Ownership Limitation in Section 6(d) of the Certificate of Designation, and the protective provisions requiring the affirmative vote or written consent of a majority of the Series A then outstanding;

●	each issued and outstanding share of Series B Non-Convertible Preferred Stock of the Converting Entity shall continue as one issued and outstanding share of Series B Non-Convertible Preferred Stock of the Converted Entity, with the same designations, rights, powers, preferences and limitations, including the requirement of prior written consent of the Required Holders to amend or repeal that designation; and

●	each issued and outstanding share of Series C Convertible Preferred Stock of the Converting Entity shall continue as one issued and outstanding share of Series C Convertible Preferred Stock of the Converted Entity, with the same designations, rights, powers, preferences and limitations as set forth in the Series C Certificate of Designations, including the conversion price and its adjustment provisions, the Exchange Cap and the beneficial ownership limitation.

The Certificates of Designation for Series A, Series B and Series C shall be restated as Nevada instruments with identical economics and protective provisions. Stockholders shall not be required to exchange certificates. Outstanding certificates shall continue to evidence ownership of the same number of shares of the corresponding class or series of the Converted Entity.

6. Effect on equity awards and other rights.

At the Effective Time, each outstanding option, restricted stock unit, warrant, convertible or exercisable security and other right to acquire Common Stock of the Converting Entity (including the June 30, 2026 common stock purchase warrants issued with the Series A units, and awards outstanding under the 2017 Plan, the 2019 Plan and the 2024 Omnibus Equity Incentive Plan) shall continue as an equivalent right to acquire the same number of shares of Common Stock of the Converted Entity, on the same terms and conditions, including exercise or conversion price, vesting, expiration and any beneficial-ownership limitation. The 2024 Plan and any other equity plan of the Converting Entity shall be assumed by the Converted Entity and shall continue in accordance with their terms, as adjusted only as those plans already provide.

7. Directors and officers.

The directors and officers of the Converting Entity immediately before the Effective Time shall be the directors and officers of the Converted Entity, each to serve until a successor is duly elected or appointed and qualified, or until earlier death, resignation or removal, in accordance with the Nevada Articles and Nevada Bylaws. The Board of the Converted Entity shall remain unclassified.

8. Continuity of the entity.

Pursuant to DGCL § 266(h) and NRS 92A.250, at the Effective Time all rights, privileges and powers of the Converting Entity, and all property, real, personal and mixed, and all debts due to the Converting Entity, shall remain vested in the Converted Entity. All rights of creditors and all liens upon any property of the Converting Entity shall be preserved unimpaired. All debts, liabilities and duties of the Converting Entity shall remain attached to the Converted Entity and may be enforced against it to the same extent as if the Conversion had not taken place. The Converted Entity shall retain the Converting Entity’s Commission file number, employer identification number, Nasdaq listing and ticker symbol (VVOS), Littleton, Colorado headquarters, and existing contracts, licenses and permits, except to the extent a particular contract requires a consent that has not been obtained.

9. Conditions; abandonment; amendment.

The Board of Directors of the Converting Entity may delay the Conversion, or terminate and abandon this Plan, at any time before the Effective Time if the Board determines that delay or abandonment would be in the best interests of the Company and its stockholders. Without limiting the foregoing, the Conversion shall not be consummated unless the Company has received any written consent required under financing covenants. This Plan may be amended by the Board at any time before the Effective Time; provided that no amendment made after stockholder approval may change the form of the Nevada Articles or Nevada Bylaws in a manner that is materially adverse to the holders of Common Stock without a further stockholder vote.

10. Record of the Plan.

A copy of this Plan shall be kept at the principal place of business of the Converted Entity. Upon the request of any stockholder of the Converting Entity, a copy of this Plan shall promptly be provided to such stockholder without cost.

ANNEX C

FORM OF ARTICLES OF INCORPORATION

OF

VIVOS THERAPEUTICS, INC.

(a Nevada corporation)

ARTICLE I — NAME

The name of the corporation is Vivos Therapeutics, Inc. (the “Corporation”).

ARTICLE II — REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of the Corporation in the State of Nevada is [Nevada registered-agent street address, City of [    ], County of [    ], Nevada [    ]]. The name of the registered agent of the Corporation at that office is [●]. The street address is [    ].

ARTICLE III — PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes (the “NRS”).

ARTICLE IV — CAPITAL STOCK

Section 4.01 Authorized classes of stock.

The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 250,000,000 shares, of which: (a) 200,000,000 shares shall be shares of common stock having a par value of $0.0001 per share (“Common Stock”); and (b) 50,000,000 shares shall be shares of preferred stock having a par value of $0.0001 per share (“Preferred Stock”).

Section 4.02 Common Stock.

Except as otherwise required by law, as provided in these Articles of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the rights, preferences and privileges of the Common Stock shall be as follows:

●	(a) Voting rights. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held of record by such holder. The holders of shares of Common Stock shall not have cumulative voting rights.

●	(b) Dividends. Subject to any other provisions of these Articles of Incorporation, as they may be amended from time to time, and the rights of holders of any series of outstanding Preferred Stock, holders of Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

●	(c) Liquidation; dissolution. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors of the Corporation that may at the time be outstanding and subject to the rights of holders of any series of outstanding Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all remaining assets and funds of the Corporation available for distribution, ratably in proportion to the number of shares held by them.

●	(d) No preemptive or subscription rights. No holders of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 4.03 Preferred Stock.

The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the designation of the series; the number of shares of the series; the dividend rate or rates, whether dividends will be cumulative, and the relative rights of priority, if any; whether the series will have voting rights in addition to the voting rights provided by law; whether the series will have conversion privileges, and the terms and conditions of any such conversion, including provision for adjustment of the conversion rate; whether the shares of that series shall be redeemable, and the terms and conditions of any such redemption; the terms and amount of any sinking fund; the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up; the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and any other relative rights, preferences and limitations of that series.

Without limiting the foregoing, the Corporation has designated Series A Convertible Preferred Stock, Series B Non-Convertible Preferred Stock and Series C Convertible Preferred Stock. The powers, preferences and rights of those series, and the qualifications, limitations and restrictions thereof, shall be as set forth in the applicable certificate of designation filed with the Nevada Secretary of State, which certificates restated the corresponding Delaware designations with the same economics and protective provisions.

Section 4.04 Options, warrants and rights.

The Corporation may issue options, warrants and rights for the purchase of shares of any class or series of the Corporation. The Board of Directors, in its sole discretion, shall determine the terms and conditions on which the options, warrants or rights are issued, their form and content and the consideration for which, and terms and conditions upon which, such securities or any underlying class or series of shares of the Corporation are to be issued. The terms and conditions of rights or options to purchase shares of any class or series of the Corporation may include, without limitation, restrictions or conditions that preclude or limit the exercise, transfer, receipt or holding of such rights or options by any person or persons, including any person or persons owning (beneficially or of record) or offering to acquire a specified number or percentage of the outstanding shares of any class or series, or any transferee or transferees of any such person or persons, or that invalidate or void such rights or options held by any such person or persons or any such transferee or transferees.

ARTICLE V — BOARD OF DIRECTORS

Section 5.01 General powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02 Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be as fixed from time to time in accordance with the bylaws of the Corporation (the “Bylaws”). The Board of Directors shall not be classified.

Section 5.03 Newly created directorships and vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or such director’s death, resignation or removal.

Section 5.04 Written ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI — LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01 Limitation of liability. To the fullest extent permitted by NRS 78.138 as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. This Section 6.01 does not itself eliminate or limit the liability of an officer. Officers remain subject to the statutory limitation in NRS 78.138. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 6.02 Indemnification. The Corporation shall indemnify and advance expenses to its directors and officers to the fullest extent permitted by NRS 78.7502 and NRS 78.751 as they presently exist or may hereafter be amended. Any amendment, repeal or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII — STOCKHOLDER ACTION BY WRITTEN CONSENT

Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation at a duly called annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE VIII — BYLAWS

Section 8.01 Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter or repeal the Bylaws without any action on the part of the stockholders.

Section 8.02 Stockholders. The stockholders shall also have the power to adopt, amend, alter or repeal the Bylaws.

ARTICLE IX — CERTAIN GOVERNANCE MATTERS

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) Combinations and control-share statutes. The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive (combinations with interested stockholders), and elects not to be governed by NRS 78.378 to 78.3793, inclusive (acquisition of a controlling interest). This election corresponds to the Corporation’s existing election, as a Delaware corporation, not to be governed by Section 203 of the DGCL.

(b) Interested-director transactions. No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of the directors are directors or officers, or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or her votes are counted for such purpose, if: (i) the fact of such relationship or interest is disclosed or known to the Board of Directors, or a duly empowered committee thereof, which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for such purpose without counting the vote or votes of such interested director or directors; or (ii) the fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (iii) the contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board of Directors, a committee or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such a contract or transaction.

(c) A director of the Corporation may transact business, borrow, lend or otherwise deal or contract with the Corporation to the fullest extent and subject only to the limitations and provisions of the laws of the State of Nevada and the laws of the United States.

(d) The Board of Directors in its sole discretion may (but shall not be required to) submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation.

(e) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject nevertheless to the provisions of the NRS, of these Articles of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE X — AMENDMENTS

The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Nevada, and all rights conferred herein are granted subject to this reservation. Without limiting the protective provisions of any outstanding series of Preferred Stock, the Corporation shall not amend these Articles in a manner that adversely affects the holders of Series A Convertible Preferred Stock, Series B Non-Convertible Preferred Stock or Series C Convertible Preferred Stock without the vote or written consent required by the applicable certificate of designation.

ANNEX D

AMENDED AND RESTATED BYLAWS

OF

VIVOS THERAPEUTICS, INC.

(a Nevada corporation)

Effective as of the Effective Time of the Conversion

These Amended and Restated Bylaws are the Company’s Amended and Restated By-Laws adopted October 8, 2020 (S-1 Exhibit 3.2), which remain the Company’s current bylaws. Subsequent Forms 10-K, including the 2024 and 2025 annual reports, incorporate that exhibit by reference and do not report any later amendment. This Annex restates that instrument as the bylaws of the Nevada converted entity and makes only the substitutions the Conversion requires.

No later bylaw amendment has been filed. Meeting mechanics, the 15% special-meeting demand right, the 90/120-day advance-notice windows, majority-of-votes-cast director elections, dual Board and stockholder amendment authority, written consent at the meeting-equivalent threshold, Board size of three to nine fixed by Board resolution, vacancies filled by the Board, removal with or without cause by a majority of the voting power, mandatory indemnification and advancement, the Securities Act federal-forum clause, and the Exchange Act carve-out are carried forward unchanged.

Changes required by the Conversion, and only those changes, are: (i) substitution of Nevada for Delaware as the state of incorporation and as the location of the registered office for delivery of written consents and stockholder lists; (ii) substitution of “Articles of Incorporation” for “Certificate of Incorporation”; (iii) substitution of the Nevada Revised Statutes, principally Chapter 78 and Chapter 92A, for citations to the DGCL (electronic notice under NRS 78.370 in place of DGCL § 232; electronic records under NRS 78.0297 in place of DGCL § 224; indemnification under NRS 78.7502 and 78.751 in place of the DGCL); and (iv) restatement of the internal-affairs exclusive-forum clause so that it names the Eighth Judicial District Court of Clark County, Nevada (Nevada Business Court), or if that court lacks jurisdiction any other state or federal court located in the State of Nevada, in place of the Delaware Court of Chancery. Default NRS call rights, the NRS 78.335 two-thirds/for-cause removal default, and the NRS combinations and control-share statutes are not imported.

ARTICLE I

Offices

Section 1.01 Registered Office. The registered office of Vivos Therapeutics, Inc. (the “Corporation”) will be fixed in the Articles of Incorporation of the Corporation (the “Articles of Incorporation”).

Section 1.02 Other Offices. The Corporation may have other offices, both within and without the State of Nevada, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.

ARTICLE II

Meetings of the Stockholders

Section 2.01 Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Nevada, or by means of remote communication, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.

Section 2.02 Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these bylaws shall be held at such date, time, and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

Section 2.03 Special Meetings.

(a) Purpose. Special meetings of stockholders for any purpose or purposes shall be called only: (i) by the Board of Directors; or (ii) by the Secretary (as defined in Section 4.01), following receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 2.03 from stockholders of record who own, in the aggregate, at least 15% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting.

(b) Notice. A request to the Secretary shall be delivered to him or her at the Corporation’s principal executive offices and signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and setting forth: (i) a brief description of each matter of business desired to be brought before the special meeting; (ii) the reasons for conducting such business at the special meeting; (iii) the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and in the event that such business includes a proposal to amend these bylaws, the language of the proposed amendment); and (iv) the information required in Section 2.12(b) of these bylaws (for stockholder nomination demands) or Section 2.12(c) of these bylaws (for all other stockholder proposal demands), as applicable.

(c) Business. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(d) Time and Date. A special meeting requested by stockholders shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than 120 days after the request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if: (i) the Board of Directors has called or calls for an annual or special meeting of the stockholders to be held within 120 days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such meeting includes (among any other matters properly brought before the meeting) the business specified in the request; (ii) the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law; (iii) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within 120 days prior to the receipt by the Secretary of the request for the special meeting (and, for purposes of this Section 2.03(d)(iii), the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); or (iv) the special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”).

(e) Revocation. A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the Corporation’s principal executive offices, and if, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting.

Section 2.04 Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 2.05 Notice of Meetings. Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the Corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in NRS 78.370. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.06 List of Stockholders. The Corporation shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of capital stock of the Corporation registered in the name of each stockholder at least ten days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days before the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list was provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.07 Quorum. Unless otherwise required by law, the Articles of Incorporation or these bylaws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.08 Organization. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chair of the Board, or in his or her absence or inability to act, the Chief Executive Officer (as defined in Section 4.01), or, in his or her absence or inability to act, the officer or director whom the Board of Directors shall appoint, shall act as chair of, and preside at, the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants.

Section 2.09 Voting; Proxies.

(a) General. Unless otherwise required by law or provided in the Articles of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder.

(b) Election of Directors. Unless otherwise required by the Articles of Incorporation, the election of directors shall be by written ballot. If authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder. Unless otherwise required by law, the Articles of Incorporation, or these bylaws, the election of directors shall be decided by a majority of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election; provided, however, that, if the Secretary determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders held to elect directors and entitled to vote on such election of directors. For purposes of this Section 2.09(b), a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee’s election. If a nominee for director who is not an incumbent director does not receive a majority of the votes cast, the nominee shall not be elected.

(c) Other Matters. Unless otherwise required by law, the Articles of Incorporation, or these bylaws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

(d) Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after six months from its date, unless the proxy provides for a longer period, which in no event may exceed seven years from the date of creation of the proxy. Such authorization may be a document executed by the stockholder or his or her authorized officer, director, employee, or agent. To the extent permitted by law, a stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that the electronic transmission either sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. A copy, facsimile transmission, or other reliable reproduction (including any electronic transmission) of the proxy authorized by this Section 2.09(d) may be substituted for or used in lieu of the original document for any and all purposes for which the original document could be used, provided that such copy, facsimile transmission, or other reproduction shall be a complete reproduction of the entire original document. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.

Section 2.10 Inspectors at Meetings of Stockholders. In advance of any meeting of the stockholders, the Board of Directors shall appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors may appoint or retain other persons or entities to assist the inspector or inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector or inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election. When executing the duties of inspector, the inspector or inspectors shall: (a) ascertain the number of shares outstanding and the voting power of each; (b) determine the shares represented at the meeting and the validity of proxies and ballots; (c) count all votes and ballots; (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

Section 2.11 Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to notice of or to vote at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting: (i) when no prior action by the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery (by hand, or by certified or registered mail, return receipt requested) to its registered office in the State of Nevada, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.12 Advance Notice of Stockholder Nominations and Proposals.

(a) Annual Meetings. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof; (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or (iii) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 2.12. In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder pursuant to Section 2.12(a)(iii), the stockholder or stockholders of record intending to propose the business (the “Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 2.12(a), in writing to the Secretary even if such matter is already the subject of any notice to the stockholders or Public Disclosure from the Board of Directors. To be timely, a Proposing Stockholder’s notice for an annual meeting must be delivered to the Secretary at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the tenth day following the first date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For the purposes of this Section 2.12, “Public Disclosure” shall mean a disclosure made in a press release disseminated by the Corporation via a national news dissemination service or in a document filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(b) Stockholder Nominations. For the nomination of any person or persons for election to the Board of Directors pursuant to Section 2.12(a)(iii) or Section 2.12(d), a Proposing Stockholder’s notice to the Secretary shall set forth or include: (i) the name, age, business address, and residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee or the affiliates (within the meaning of Rule 144 promulgated by the SEC) of such nominee, including any shares of the Corporation owned or controlled via derivatives, synthetic securities, hedged positions and other economic and voting mechanisms (if any); (iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act; (v) a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request) and a written statement and agreement executed by each such nominee acknowledging that such person: (A) consents to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected, and (B) intends to serve as a director for the full term for which such person is standing for election; and (vi) as to the Proposing Stockholder: (A) the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is being made; (B) the class and number of shares of the Corporation which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, and a representation that the Proposing Stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five business days after the record date for such meeting; (C) a description of any agreement, arrangement, or understanding with respect to such nomination between or among the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting; (D) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting; (E) a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (F) a representation whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination.

(c) Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder’s notice to the Secretary shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting; (ii) the reasons for conducting such business at the annual meeting; (iii) the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these bylaws, the language of the proposed amendment); (iv) any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed; (v) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (vi) a description of all agreements, arrangements, or understandings between or among such stockholder, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder, beneficial owner, or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such stockholder, beneficial owner, or their affiliates or associates; and (vii) the information required by Section 2.12(b)(vi) above.

(d) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting: (i) by or at the direction of the Board of Directors or any committee thereof; or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.12(d) is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.12. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such stockholder delivers a stockholder’s notice that complies with the requirements of Section 2.12(b) to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the tenth (10th) day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

(e) Effect of Noncompliance. Only such persons who are nominated in accordance with the procedures set forth in this Section 2.12 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with the procedures set forth in this Section 2.12. If any proposed nomination was not made or proposed in compliance with this Section 2.12, or other business was not made or proposed in compliance with this Section 2.12, then except as otherwise required by law, the chair of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these bylaws to the contrary, unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 2.12 does not provide the information required under this Section 2.12 to the Corporation, including the updated information required by Section 2.12(b)(vi)(B), Section 2.12(b)(vi)(C), and Section 2.12(b)(vi)(D) within five business days after the record date for such meeting or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

(f) Rule 14a-8. This Section 2.12 shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

Section 2.13 Written Consent of Stockholders Without a Meeting. Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of Nevada, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 2.13, written consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

ARTICLE III

Board of Directors

Section 3.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Articles of Incorporation, these bylaws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02 Number; Term of Office; Substitute Nominees. The Board of Directors shall consist of not less than three directors and not more than nine directors as fixed from time to time solely by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification, or removal. In the event that a person is validly designated by the Board of Directors (or committee designated by the Board of Directors) as a nominee to serve as a director and shall thereafter become unable or willing to stand for election to the Board of Directors, the Board of Directors (or committee designated by the Board of Directors) may designate a substitute nominee who meets all applicable standards under these bylaws and any vote cast by a stockholder for the original designee may be cast instead, at the discretion of the stockholder’s proxy, if any, for the substitute designee.

Section 3.03 Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 3.04 Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later effective date or upon the happening of an event or events as is therein specified. A verbal resignation shall not be deemed effective until confirmed by the director in writing or by electronic transmission to the Corporation.

Section 3.05 Removal. Except as prohibited by applicable law or the Articles of Incorporation, the stockholders holding a majority of the shares then entitled to vote at an election of directors may remove any director from office with or without cause. This Section 3.05 is intended to, and does, override the default removal standard of NRS 78.335.

Section 3.06 Fees and Expenses. Directors shall be entitled to receive such reasonable fees for their services on the Board of Directors and any committee thereof and such reimbursement of their actual and reasonable expenses as may be fixed or determined by the Board of Directors or a designated committee thereof.

Section 3.07 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors.

Section 3.08 Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the Chair of the Board or the Chief Executive Officer on at least 24 hours’ notice to each director given by one of the means specified in Section 3.11 hereof other than by mail or on at least three days’ notice if given by mail. Special meetings shall be called by the Chair of the Board or the Chief Executive Officer in like manner and on like notice on the written request of any two or more directors. The notice need not state the purposes of the special meeting and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.09 Telephone and Remote Meetings. Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.

Section 3.10 Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.11 Notices. Subject to Section 3.08, Section 3.10, and Section 3.12 hereof, whenever notice is required to be given to any director by applicable law, the Articles of Incorporation, or these bylaws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, e-mail, or by other means of electronic transmission.

Section 3.12 Waiver of Notice. Whenever notice to directors is required by applicable law, the Articles of Incorporation, or these bylaws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.13 Organization. At each regular or special meeting of the Board of Directors, the Chair of the Board shall preside. Subject to Section 4.04, in the absence of the Chair of the Board, another director selected by the Board of Directors shall preside. The Secretary shall act as secretary at each meeting of the Board of Directors. If the Secretary is absent from any meeting of the Board of Directors, an assistant secretary of the Corporation shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all assistant secretaries of the Corporation, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.14 Quorum of Directors. Except as otherwise provided by these bylaws, the Articles of Incorporation, or required by applicable law, the presence of a majority of the total number of directors on the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 3.15 Action by Majority Vote. Except as otherwise provided by these bylaws, the Articles of Incorporation, or required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.16 Directors’ Action Without Meeting. Unless otherwise restricted by the Articles of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission.

Section 3.17 Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this ARTICLE III.

ARTICLE IV

Officers

Section 4.01 Positions and Election. The officers of the Corporation shall be chosen by the Board of Directors and shall include a Chair of the Board of Directors (the “Chair of the Board”), a Chief Executive Officer (the “Chief Executive Officer”), a Chief Financial Officer (the “Chief Financial Officer”), a Treasurer (the “Treasurer”), and a Secretary (the “Secretary”). The officers of the Corporation may include such other officers and agents (including interim officers) with such titles as the Board of Directors may prescribe, including, without limitation, a President (which may be the president of the Corporation as a whole or one or more divisions or segments of the Corporation’s business), one or more Vice Presidents (any one or more of which may be designated Senior Executive Vice President, Executive Vice President or Senior Vice President), Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers. All officers of the Corporation shall hold their offices for such terms and shall exercise such powers and perform such duties as prescribed by these bylaws, the Board of Directors or, if authorized by the Board of Directors, the Chief Executive Officer or President, as applicable. No officer need be a director or a stockholder of the Corporation. The Board of Directors may delegate to any officer of the Corporation the power to appoint other officers and to prescribe their respective duties and powers. Any two or more offices may be held by the same person.

Section 4.02 Term. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation, or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving notice of his or her resignation in writing, or by electronic transmission, to the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

Section 4.03 Chair of the Board. The Board of Directors shall elect one of its members to be the Chair of the Board, and shall fill any vacancy in the position of Chair of the Board at such time and in such manner as the Board of Directors shall determine. The office of Chair of the Board (which is an officer position) may be held by another officer of the Corporation, subject to the control of the Board of Directors, and shall report directly to the Board of Directors. Except as otherwise provided in these bylaws, the Chair of the Board shall preside at all meetings of the Board of Directors and of stockholders. The Chair of the Board shall perform such other duties and services as shall be required by these bylaws or assigned to or required of the Chair of the Board by the Board of Directors.

Section 4.04 Chief Executive Officer; President. The Chief Executive Officer shall, subject to the provisions of these bylaws and the control of the Board of Directors, have general supervision, direction, and control over the business of the Corporation and over its officers. The Chief Executive Officer shall perform all duties customarily incident to the offices of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Board of Directors, in each case subject to the control of the Board of Directors. If the offices of Chair of the Board and Chief Executive Officer are not held by the same person, and the Chief Executive Officer is also a director, then, in the absence of the Chair of the Board at a regular or special meeting of the Board of Directors, the Chief Executive Officer shall preside. The Board of Directors may also elect a person to serve in the office of President of the Corporation. If the office of Chief Executive Officer is not filled, the President shall perform the duties of Chief Executive Officer as detailed herein. If the office of Chief Executive Officer is filled, the President shall be subordinate to the Chief Executive Officer and shall perform all duties as may be from time to time assigned to the President by the Board of Directors, in each case subject to the control of the Board of Directors and the Chief Executive Officer.

Section 4.05 Vice Presidents. Each vice president of the Corporation (regardless of designation) shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board of Directors or the Chief Executive Officer, or that are customarily incident to the particular office of vice president.

Section 4.06 Secretary. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees of the Board of Directors when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chair of the Board, or the Chief Executive Officer. The Secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

Section 4.07 Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board of Directors or the Chief Executive Officer.

Section 4.08 Treasurer. The treasurer of the Corporation shall have the custody of the Corporation’s funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in records belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 4.09 Duties of Officers May Be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the Chief Executive Officer or the President or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V

Indemnification

Section 5.01 Indemnification. The Corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law, including NRS 78.7502 and NRS 78.751, as they presently exist or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.

Section 5.02 Advancement of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer of the Corporation in defending any Proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Section 5.02 or otherwise. Payment of such expenses actually and reasonably incurred by such person, may be made by the Corporation, subject to such terms and conditions as the general counsel of the Corporation in his or her discretion deems appropriate.

Section 5.03 Non-Exclusivity of Rights. The rights conferred on any person by this ARTICLE V will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances, to the fullest extent not prohibited by NRS 78.7502 and NRS 78.751.

Section 5.04 Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

Section 5.05 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of NRS 78.7502 and NRS 78.751.

Section 5.06 Repeal, Amendment, or Modification. Any amendment, repeal, or modification of this ARTICLE V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VI

Stock Certificates and Their Transfer

Section 6.01 Certificates Representing Shares. Each stockholder of the Corporation shall be entitled to a certificate or certificates showing the number of shares of stock registered in his or her name on the books of the Corporation. In addition, the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent, or registrar who has signed such a certificate ceases to be an officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if the signatory were still such at the date of its issue.

Section 6.02 Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Transfers of stock shall be made on the books administered by or on behalf of the Corporation only by the direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, in the case of certificated shares, upon the surrender to the Corporation or its transfer agent or other designated agent of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued.

Section 6.03 Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 6.04 Lost, Stolen, or Destroyed Certificates. The Board of Directors or the Secretary may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors or the Secretary may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen, or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.

ARTICLE VII

General Provisions

Section 7.01 Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

Section 7.02 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and if not so fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

Section 7.03 Contracts; Checks, Notes, Drafts, Etc. The Board of Directors may authorize any officer, officers, agent or agents of the Corporation to enter into any contract or execute and deliver an instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances. All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 7.04 Conflict with Applicable Law or Articles of Incorporation. These bylaws are adopted subject to any applicable law and the Articles of Incorporation. Whenever these bylaws may conflict with any applicable law or the Articles of Incorporation, such conflict shall be resolved in favor of such law or the Articles of Incorporation.

Section 7.05 Books and Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with NRS 78.0297 and any other applicable provision of the NRS. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 7.06 Forum for Adjudication of Disputes.

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada (Nevada Business Court) (or, if that court lacks jurisdiction, any other state or federal court located in the State of Nevada) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the NRS, the Articles of Incorporation, or these bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine; in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of this Section 7.06 is filed in a court other than a court located within the State of Nevada (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Nevada in connection with any action brought in any such court to enforce this Section 7.06 (an “Enforcement Action”); and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.06(a).

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.06(b).

(c) Notwithstanding any provision of these bylaws to the contrary, this Section 7.06 shall not apply to any suit brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The federal district courts of the United States of America shall remain the exclusive forum for the resolution of any such complaint.

ARTICLE VIII

Amendments

These bylaws may be adopted, amended, or repealed by the stockholders entitled to vote; provided, however, that the Corporation may, in its Articles of Incorporation, confer the power to adopt, amend, or repeal these bylaws upon the Board of Directors; and, provided further, that any proposal by a stockholder to amend these bylaws will be subject to the provisions of ARTICLE II of these bylaws except as otherwise required by law. The fact that such power has been conferred upon the Board of Directors will not divest the stockholders of the power, nor limit their power to adopt, amend, or repeal bylaws.

ANNEX E

COMPARISON OF CERTAIN DIFFERENCES BETWEEN

DELAWARE LAW AND NEVADA LAW

AND BETWEEN THE COMPANY’S CURRENT GOVERNING DOCUMENTS

AND THE NEVADA ARTICLES AND NEVADA BYLAWS

The following discussion and table summarize the differences the Board considers most relevant to Proposal 9. The summary is qualified in its entirety by the DGCL, the NRS, the Company’s existing Certificate of Incorporation and Bylaws, the Nevada Articles attached as Annex C and the Nevada Bylaws described in Annex D. It is not an exhaustive description of either statute. Stockholders should not treat it as legal advice.

The Board believes that the rights of stockholders under the DGCL and the NRS are similar in many respects. The two statutes and the related case law differ in ways that may affect those rights. The Conversion is not being undertaken to classify the Board, to eliminate stockholder written consent, to raise the vote required to remove directors, or to cause the Company to become subject to a combinations or control-share statute. The Nevada Articles and Nevada Bylaws are intended to carry forward the Company’s existing Certificate and Bylaws, with the substitutions Nevada form requires, the exclusive-forum change described in Annex D, and the statutory opt-outs described in Annex C.

Fiduciary duties and director liability

Delaware. Directors and officers of a Delaware corporation owe fiduciary duties of care and loyalty as a matter of common law. DGCL § 102(b)(7) permits a certificate of incorporation to eliminate or limit a director’s personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, unlawful dividends or stock purchases under DGCL § 174, and any transaction from which the director derived an improper personal benefit.

The Company’s Certificate § 6.01 limits the monetary liability of directors, and not officers, to the fullest extent the DGCL permits.

Nevada. NRS 78.138 codifies both the standard of conduct and the standard of liability for directors and officers. Directors and officers are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation. In exercising their powers they may consider all relevant facts, circumstances, contingencies or constituencies, including the interests of employees, suppliers, customers and creditors, the economy of the State and the nation, the interests of the community and of society, and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that those interests may be best served by the continued independence of the corporation. A director or officer is not individually liable to the corporation or its stockholders or creditors for damages as a result of any act or failure to act in that capacity unless the presumption in NRS 78.138(3) has been rebutted and it is proven that the act or failure to act constituted a breach of fiduciary duty and that the breach involved intentional misconduct, fraud or a knowing violation of law. See NRS 78.138(7). NRS 78.139 addresses the application of those standards when directors or officers resist a change or potential change in control.

The Nevada Articles § 6.01 limit the monetary liability of directors to the fullest extent NRS 78.138 permits. They do not impose greater individual liability on directors or officers than NRS 78.138(7) already provides. That is not the same charter choice as Delaware. DGCL § 102(b)(7) is optional and, in the Company’s Certificate, applies to directors only. NRS 78.138 applies by statute to directors and officers. After the Conversion, officers will have the statutory monetary-liability protection of NRS 78.138(7), which they do not have under the current Certificate.

Indemnification and advancement

Both statutes permit, and in some circumstances require, indemnification of directors and officers who acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in a criminal proceeding, with no reasonable cause to believe the conduct was unlawful. Both permit advancement of expenses upon an undertaking to repay if the person is ultimately found not entitled to indemnification. The Company’s Certificate § 6.02 and its Bylaws already mandate indemnification and advancement to the fullest extent permitted by law. The Nevada Articles and Nevada Bylaws carry that mandate forward under NRS 78.7502 and 78.751.

Stockholder inspection of books and records

Delaware. DGCL § 220 gives a stockholder a qualified right to inspect books and records for any proper purpose reasonably related to the person’s interest as a stockholder. Following amendments in recent years, “books and records” is defined with more specificity, and the Court of Chancery remains the forum for disputes.

Nevada. NRS 78.257 gives certain stockholders a right to inspect books of account and financial records and to conduct an audit. That section does not apply to a corporation that furnishes its stockholders a detailed annual financial statement or that has filed during the preceding 12 months all reports required under Section 13 or Section 15(d) of the Exchange Act. The Company expects to remain subject to those reporting requirements and current in its filings, and it furnishes annual financial statements. NRS 78.105 separately requires a Nevada corporation to maintain specified records, including its articles, bylaws and stock ledger, and gives stockholders a more limited right to inspect and copy those records. NRS 78.105 is not turned off by Exchange Act reporting. Stockholders will also continue to have the disclosure rights available under the federal securities laws. Following the Conversion, DGCL § 220 will not apply.

Business combinations and control-share acquisitions

The Company has opted out of DGCL § 203. The Nevada Articles opt out of NRS 78.411 to 78.444 (combinations with interested stockholders) and NRS 78.378 to 78.3793 (acquisition of a controlling interest). Those opt-outs are intended to leave the Company in the same position it occupies today: not subject to a statutory moratorium on combinations with an interested stockholder and not subject to a control-share voting freeze.

Appraisal / dissenters’ rights

Delaware. DGCL § 262 provides appraisal rights in specified mergers, consolidations, conversions, transfers, domestications and continuances, including a conversion under § 266. Under § 262(b), appraisal rights are not available for a class that, at the applicable time, is listed on a national securities exchange or held of record by more than 2,000 holders if the holders are required to accept only shares of the converted or resulting entity, shares listed on a national securities exchange, cash in lieu of fractional shares, or a combination of those. The Common Stock is listed on Nasdaq. In the Conversion each Common share will become one Common share of the Nevada corporation. Accordingly, appraisal rights are not expected to be available for the Common Stock. The Series A, Series B and Series C preferred stock are not listed on a national securities exchange, and holders of those series have appraisal rights in connection with the Conversion, unless validly waived, if they comply with § 262. Beneficial owners of shares for which appraisal rights are available may demand appraisal as provided in § 262(d)(3). The notice of meeting and this proxy statement constitute the notice required by § 262(d)(1). The text of § 262 is set forth in Annex G.

Nevada. NRS 92A.300 to 92A.500 provide dissenters’ rights in specified mergers, conversions and share exchanges, with a market-out for covered securities that is broadly similar. The Nevada Articles and Nevada Bylaws do not grant dissenters’ rights beyond the statute. After the Effective Time, internal-affairs remedies will be those of Nevada law.

Franchise tax and annual fees

As a Delaware corporation with 250,000,000 authorized shares, the Company is subject to an annual Delaware franchise tax that, at authorized-share and assumed-par methods, is a recurring six-figure cost. Following the Conversion the Company would instead pay Nevada’s annual list fee and state business-license fee, which together are a few hundred dollars at current rates, plus ordinary registered-agent charges. The Board views those savings as recurring. Actual amounts depend on the authorized-capital figures and on future changes in either state’s fee schedule.

Forum

The current Bylaws name the Delaware Court of Chancery as the exclusive forum for internal-affairs claims and the federal district courts as the exclusive forum for Securities Act claims, and they carve out Exchange Act claims. After the Conversion, the Company will not be a Delaware corporation, and the Court of Chancery will no longer be the appropriate exclusive forum for internal-affairs claims. The Nevada Bylaws will name the Nevada Business Court (Eighth Judicial District Court, Clark County) for those claims and will carry forward the Securities Act clause and the Exchange Act carve-out. That forum change is a change from the current Bylaws and is described under Proposal 9 and in Annex D.

Summary table

Topic	Delaware today	Nevada after Conversion
Organic statute / principal court	DGCL; Court of Chancery.	NRS Chapter 78; Nevada Business Court.
Authorized capital	200,000,000 Common / 50,000,000 Preferred, $0.0001 par.	Same.
Common Stock voting	One vote per share; no cumulative voting (Certificate § 4.02(a)).	Same (Nevada Articles § 4.02(a)).
Preemptive rights	None (Certificate § 4.02(d)).	Same.
Blank-check preferred	Board may designate series (Certificate § 4.03).	Same, subject to the Series A, Series B and Series C protective provisions, if and as applicable.
Written consent	Permitted at the vote that would be required at a meeting (Certificate Article VII).	Same (Nevada Articles Article VII).
Special meeting	Board, or holders of 15% of the voting power (Bylaws).	Same 15% right carried forward.
Board structure	Unclassified; number fixed by Bylaws; Board fills vacancies (Certificate Article V).	Same.
Director removal	Majority of the voting power, with or without cause (Bylaws).	Same carried-forward bylaw; NRS two-thirds / for-cause default is not used.
Director elections	Uncontested: majority of votes cast. Contested: plurality.	Same.
Bylaw amendments	Board or stockholders (Certificate Article VIII).	Same (Nevada Articles Article VIII).
Charter amendments	As prescribed by the DGCL (Certificate Article X).	As prescribed by the NRS (Nevada Articles Article X).
Business-combination statute	DGCL § 203 opted out (Certificate § 9.01(a)).	NRS 78.411–78.444 and 78.378–78.3793 opted out (Nevada Articles § 9(a)).
Director monetary liability	Certificate § 6.01; DGCL § 102(b)(7); directors only. Care claims for monetary damages may be cut off; loyalty, bad faith, knowing illegal acts and improper personal benefit remain.	Nevada Articles § 6.01; NRS 78.138(7). No damages unless the 78.138(3) presumption is rebutted and it is proven that the breach involved intentional misconduct, fraud or a knowing violation of law. Applies by statute; articles do not impose greater liability.
Officer monetary liability	No DGCL § 102(b)(7) officer provision in the Certificate. Officers remain subject to common-law fiduciary monetary claims.	NRS 78.138(7) applies to officers by statute on the same terms as directors. The Nevada Articles do not impose greater officer liability. This is a change from the current Certificate, not a decision to “omit” officer exculpation.
Indemnification / advancement	Mandatory to the fullest extent permitted by the DGCL.	Mandatory to the fullest extent permitted by NRS 78.7502 / 78.751.
Books and records	DGCL § 220.	NRS 78.257 financial-records inspection generally inapplicable while the Company is current under the Exchange Act or furnishes an annual financial statement. NRS 78.105 inspection of specified records (articles, bylaws, stock ledger) continues. Federal disclosure continues.
Internal-affairs forum	Court of Chancery (Bylaws).	Nevada Business Court (new; described in Annex D).
Securities Act forum	Federal district courts (Bylaws).	Carried forward.
Appraisal / dissenters’ rights on the Conversion	DGCL § 262 applies to a § 266 conversion, subject to the market-out in § 262(b) (listed class or more than 2,000 record holders; consideration limited to stock of the converted or resulting entity, listed stock, and cash in lieu of fractional shares). See Annex G. Common Stock: market-out expected to apply (listed). Series A / Series B / Series C (not listed): appraisal available unless validly waived.	NRS 92A.300-92A.500 after the Effective Time; no extra-statutory grant.
Series A / Series B / Series C economics	Series A COD; Series B COD; Series C COD.	Same economics, restated as Nevada designations.
Name, HQ, CIK, EIN, Nasdaq, ticker	Vivos Therapeutics, Inc.; Littleton, CO; VVOS.	Unchanged by reason of the Conversion.
Annual franchise / list fee	Delaware franchise tax at authorized-share levels (six-figure).	Nevada list fee and business-license fee (a few hundred dollars at current rates).

What is not changing. Authorized capital, par values, one vote per Common share, the absence of cumulative voting and preemptive rights, blank-check preferred, stockholder written consent, the 15% special-meeting right, an unclassified Board, Board-filled vacancies, dual Board/stockholder bylaw amendment authority, the existing opt-out of a combinations statute, the decision not to impose, in the articles, greater director or officer monetary liability than NRS 78.138(7) already provides, mandatory indemnification and advancement to the fullest extent permitted by statute, and the economics of Series A, Series B and Series C.

What is changing. The internal-affairs statute and court; the source of officer monetary-liability protection (NRS 78.138(7) by statute, rather than the absence of a DGCL § 102(b)(7) officer clause); the statutory liability standard applicable to directors and officers (NRS 78.138 rather than DGCL § 102(b)(7) and Delaware common law); the replacement of DGCL § 220 with NRS 78.105 and federal disclosure, and the general inapplicability of NRS 78.257 while the Company remains current under the Exchange Act or furnishes an annual financial statement; the exclusive forum for internal-affairs claims; the registered office and resident agent; and the annual franchise/list fee.

ANNEX F

FORM OF

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

VIVOS THERAPEUTICS, INC.

Vivos Therapeutics, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the Corporation is Vivos Therapeutics, Inc.

2.	The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 12, 2020, and was amended by a Certificate of Amendment filed October 25, 2023 (as so amended, the “Certificate”).

3.	The Board of Directors of the Corporation, acting by resolution, duly adopted a resolution setting forth a proposed amendment to the Certificate, declaring the amendment advisable, and directing that the amendment be submitted to the holders of the Corporation’s common stock, par value $0.0001 per share (“Common Stock”), for approval. The holders of Common Stock approved the amendment at the annual meeting of stockholders held on December 2, 2026.

4.	The amendment has been duly adopted in accordance with Section 242 of the DGCL.

5.	Upon this Certificate of Amendment becoming effective, Article IV of the Certificate is amended by adding at the end of Section 4.02 thereof a new paragraph (f), which states as follows:

“(f) Reverse Stock Split. Upon the effectiveness of this Certificate of Amendment (the “Split Effective Time”), each issued and outstanding share of Common Stock immediately prior to the Split Effective Time shall be automatically changed and reclassified into a smaller number of shares such that each whole number of shares of issued Common Stock immediately prior to the Split Effective Time, which number shall be not less than twenty (20) and not more than forty (40), as determined by the Board of Directors and specified in this Certificate of Amendment as filed with the Secretary of State of the State of Delaware, is reclassified into one (1) share of Common Stock. The par value of the Common Stock shall remain $0.0001 per share. The number of authorized shares of Common Stock shall remain 200,000,000, and the number of authorized shares of Preferred Stock shall remain 50,000,000.

Notwithstanding the immediately preceding paragraph, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock at the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification shall receive a full share of Common Stock. No stockholder will receive cash in lieu of fractional shares. Each stock certificate that, immediately prior to the Split Effective Time, represented shares of pre-split Common Stock shall, from and after the Split Effective Time, represent the number of whole shares of post-split Common Stock into which the shares formerly represented by such certificate shall have been combined (and the right to the additional whole share issued in lieu of any fraction).

Outstanding options, restricted stock units, warrants and convertible preferred conversion ratios shall be adjusted in the manner already provided by their terms and by the applicable plan. Shares of Series A Convertible Preferred Stock convert one-for-one into Common Stock and shall be adjusted so that conversion after the Split Effective Time delivers post-split Common Stock. Shares of Series B Non-Convertible Preferred Stock are not convertible and are not split. The conversion price of the Series C Convertible Preferred Stock shall be adjusted proportionally as provided in the Series C Certificate of Designations.”

6.	This Certificate of Amendment shall become effective at the date and time, as determined by the Board of Directors, specified in this Certificate of Amendment as filed with the Secretary of State of the State of Delaware.

The Board of Directors may abandon this amendment before it becomes effective, without further action by the stockholders.

IN WITNESS WHEREOF, Vivos Therapeutics, Inc. has caused this Certificate to be executed by its duly authorized officer as of the date of its filing with the Secretary of State of the State of Delaware.

VIVOS THERAPEUTICS, INC.

By:
Name:	R. Kirk Huntsman
Title:	Chairman and Chief Executive Officer

ANNEX G

SECTION 262 OF THE

DELAWARE GENERAL CORPORATION LAW

Holders of Common Stock are not expected to be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law in connection with Proposal 9, because the Common Stock is listed on Nasdaq and holders will receive only stock of the converted entity. Holders of Series A Convertible Preferred Stock, Series B Non-Convertible Preferred Stock and Series C Convertible Preferred Stock, which are not listed, have appraisal rights in connection with Proposal 9, unless validly waived, if they comply with Section 262. The notice of meeting and the accompanying proxy statement constitute the notice required by Section 262(d)(1). A vote against Proposal 9, or an abstention, is not a demand for appraisal. A holder of preferred stock who wishes to demand appraisal must deliver a separate written demand for appraisal to the Company before the vote on Proposal 9 is taken, must not vote in favor of, or consent in writing pursuant to Section 228 of the Delaware General Corporation Law to, the Conversion, and must otherwise comply with Section 262, as described under “Proposal 9 — Appraisal Rights” in the proxy statement.

No appraisal rights are available in connection with Proposals 1 through 8 or Proposal 10.

The official text of DGCL § 262, as in effect on the date the definitive proxy statement is first mailed, is set forth below.

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

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VOTE/ATTEND THE ANNUAL MEETING

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Annual Meeting of Stockholders Proxy Card – Vivos Therapeutics, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE IN PROPOSAL 1,

“FOR” PROPOSALS 2, 4, 5, 6, 7, 8, 9 AND 10, AND FOR “3 YEARS” ON PROPOSAL 3.

	FOR	AGAINST	ABSTAIN

Proposal 1 — Election of Directors:

To elect the seven director nominees named in the proxy statement to serve until the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

1a. R. Kirk Huntsman	☐	☐	☐
1b. Ralph E. Green, DDS, MBA	☐	☐	☐
1c. Anja Krammer	☐	☐	☐
1d. Mark F. Lindsay	☐	☐	☐
1e. Leonard J. Sokolow	☐	☐	☐
1f. Matthew Thompson, M.D.	☐	☐	☐
1g. Gregg C. E. Johnson	☐	☐	☐
Proposal 2 — Advisory Vote on Executive Compensation: To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement.	☐	☐	☐

1 YEAR	2 YEARS	3 YEARS	ABSTAIN

Proposal 3 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation:

To recommend, on a non-binding advisory basis, whether future advisory votes on the compensation of the Company’s named executive officers should be held every one, two or three years.

☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
Proposal 4 — Auditor Ratification: To ratify the appointment of Haynie & Company as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐

Proposal 5 — Reverse Stock Split:

To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Common Stock at a ratio in the range of 1-for-20 to 1-for-40, with the exact ratio and the timing to be determined by the Board, and with the Board authorized to abandon the amendment.

	☐	☐	☐

Proposal 6 — Nasdaq Rule 5635(b) and 5635(d) Approval:

To approve, for purposes of Nasdaq Listing Rules 5635(b) and 5635(d), the issuance of up to 18,476,959 shares of Common Stock upon conversion of the Series A Convertible Preferred Stock and exercise of the warrants and pre-funded warrants held by New Seneca Partners Inc. and its affiliates (the V-Co vehicles), including shares issuable under the adjustment provisions of those securities, notwithstanding that any such issuance may be at a price below the Nasdaq Minimum Price and notwithstanding that New Seneca Partners Inc. and its affiliates may beneficially own more than 19.99% of the Common Stock, as described in the proxy statement.

	☐	☐	☐

(PROPOSALS CONTINUED AND TO BE SIGNED ON REVERSE)

VIVOS THERAPEUTICS, INC.

Annual Meeting of Stockholders

December 2, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD VIRTUALLY ON DECEMBER 2, 2026 AT 10:00 A.M. MOUNTAIN TIME

The Notice, the Proxy Statement for our 2026 Annual Meeting and our 2025 Annual Report are available online at:

www.vivos.com/investors/sec-filings/

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▼	DETACH PROXY CARD HERE TO VOTE BY MAIL	▼

VIVOS THERAPEUTICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR	AGAINST	ABSTAIN

Proposal 7 — Nasdaq Rule 5635(a) and 5635(b) Approval (Series C Convertible Preferred Stock):

To approve, for purposes of Nasdaq Listing Rules 5635(a) and 5635(b), the issuance of up to 80,000,000 shares of Common Stock (subject to proportional adjustment for the reverse stock split described in Proposal 5) upon conversion of the 12,000 shares of Series C Convertible Preferred Stock issued to SOD Sciences, Inc., in excess of the 19.99% exchange cap set forth in the Series C Certificate of Designations, including any shares that would cause SOD Sciences, Inc. and its affiliates to beneficially own more than 19.99% of the outstanding Common Stock.

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Proposal 8 — Amendment to the 2024 Omnibus Equity Incentive Plan:

To approve an amendment to the Company’s 2024 Omnibus Equity Incentive Plan increasing the number of shares of Common Stock authorized for issuance thereunder by 4,900,000 shares, from 4,100,000 to 9,000,000 shares.

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Proposal 9 — Conversion to a Nevada Corporation:

To approve the conversion of the Company from a Delaware corporation to a Nevada corporation pursuant to Section 266 of the Delaware General Corporation Law and Sections 92A.195 and 92A.205 of the Nevada Revised Statutes, including the Plan of Conversion, the Nevada Articles of Incorporation and the Nevada Bylaws, each as described in the proxy statement and attached as Annexes B through E thereto.

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Appraisal Rights Notice: Holders of Common Stock are not expected to be entitled to appraisal rights in connection with Proposal 9, because the Common Stock is listed on Nasdaq and holders will receive only stock of the converted entity. A vote against Proposal 9, or an abstention, is not a demand for appraisal. Holders of Series A, Series B and Series C preferred stock, which are not listed, have appraisal rights unless validly waived, as described in the proxy statement and Annex G thereto.

Proposal 10 — Adjournment:

To approve one or more adjournments of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Annual Meeting to approve Proposals 5, 6, 7, 8 or 9.

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NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof will be voted in the discretion of the proxies.

The undersigned stockholder of Vivos Therapeutics, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and proxy statement, each dated October 29, 2026, and hereby appoints R. Kirk Huntsman and Roman Franklin, and each of them, as proxies and attorneys-in-fact, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company held of record by the undersigned at the close of business on October 9, 2026 (the “Record Date”) at the 2026 Annual Meeting of Stockholders to be held virtually, via live webcast at https://vivoslife.zoom.us/j/84829761190?pwd=NUfugfwSw9SXanHLzX2haltaQ2w7OD.1 on December 2, 2026 at 10:00 a.m. Mountain Time, and at any adjournment or postponement thereof (the “Annual Meeting”).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH NOMINEE NAMED IN PROPOSAL 1; “FOR” PROPOSALS 2, 4, 5, 6, 7, 8, 9 AND 10; AND FOR “3 YEARS” ON PROPOSAL 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Date	Signature	Signature, if held jointly

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

To change the address on your account, please check the box at right and indicate your new address.		☐
* SPECIMEN *	AC:ACCT9999	90.00